THIRD AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

dated as of August 15, 2014

among
PBF HOLDING COMPANY LLC,
DELAWARE CITY REFINING COMPANY LLC,
PAULSBORO REFINING COMPANY LLC and
TOLEDO REFINING COMPANY LLC,
as Borrowers,
and
THE OTHER LOAN PARTIES PARTY HERETO,
as Loan Parties,
THE LENDERS PARTY HERETO, and

UBS SECURITIES LLC,
as a Co-Documentation Agent and a Co-Syndication Agent,

UBS SECURITIES LLC, BANK OF AMERICA, N.A.,
WELLS FARGO BANK, N.A., CITIBANK, N.A.,
NATIXIS, DEUTSCHE BANK SECURITIES INC.,
CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Joint Lead Arrangers and Joint Lead Bookmanagers,

UBS AG, STAMFORD BRANCH,
as Administrative Agent, a Co-Collateral Agent,
and as Swingline Lender,

BANK OF AMERICA, N.A.,
as a Co-Collateral Agent and a Co-Syndication Agent,

WELLS FARGO BANK, N.A.,
as a Co-Collateral Agent and a Co-Documentation Agent,

CITIBANK, N.A., as a Co-Syndication Agent,

DEUTSCHE BANK SECURITIES INC. and
CREDIT AGRICOLE CORPORATE & INVESTMENT BANK,
as Co-Documentation Agents

Winston & Strawn LLP
200 Park Avenue
New York, NY 10166

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ANNEXES
Annex I    Applicable Margin
Annex II    Account Debtors
Annex III    Hydrocarbon Inventory Insurance

SCHEDULES
Schedule 1.01(a)    Certain MLP and Railcar Payments
Schedule 1.01(b)    Intercreditor Agreements
Schedule 1.01(c)     MLP Drop Down and Railcar Assets
Schedule 1.01(d)    Subsidiary Guarantors
Schedule 2.22    Blocked Accounts
Schedule 3.03    Governmental Approvals; Compliance with Laws
Schedule 3.06(c)    Violations or Proceedings
Schedule 3.08    Litigation
Schedule 3.18    Environmental Matters
Schedule 3.19    Insurance
Schedule 3.22    Material Inventory
Schedule 5.01    Internet or Website Address
Schedule 6.01(b)    Existing Indebtedness
Schedule 6.02(c)    Existing Liens
Schedule 6.04(b)    Existing Investments
Schedule 6.04(e)    Existing Railcar Financings
Schedule 6.08    Transactions with Affiliates

EXHIBITS
Exhibit A    Form of Administrative Questionnaire
Exhibit B    Form of Assignment and Assumption
Exhibit C    Form of Borrowing Request
Exhibit D    Form of Compliance Certificate
Exhibit E    Form of Interest Election Request
Exhibit F    Form of Joinder Agreement
Exhibit G    Form of Landlord Access Agreement
Exhibit H    Form of LC Request
Exhibit I    Form of Lender Addendum
Exhibit J    [Reserved]
Exhibit K-1    Form of Revolving Note
Exhibit K-2    Form of Swingline Note
Exhibit L-2    Form of Perfection Certificate Supplement
Exhibit M    [Reserved]
Exhibit N    Form of Opinion of Company Counsel
Exhibit O    Form of Solvency Certificate
Exhibit P    Form of Intercompany Note

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Exhibit Q    Form of Non-Bank Certificate
Exhibit R    Form of Borrowing Base Certificate
Exhibit S    Form of Letter of Credit

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THIRD AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
This THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of August 15, 2014, among PBF Holding Company LLC, a Delaware limited liability company (“Holdings”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City”), Paulsboro Refining Company LLC (f/k/a Valero Refining Company – New Jersey, a Delaware corporation), a Delaware limited liability company (“Paulsboro”) and Toledo Refining Company LLC, a Delaware limited liability company (“Toledo”, and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, UBS SECURITIES LLC, as a Co-Documentation Agent (the “UBS Co-Documentation Agent”) and a Co-Syndication Agent (the “UBS Co-Syndication Agent”), UBS SECURITIES LLC, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A., CITIBANK, N.A., NATIXIS, DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Joint Lead Arrangers (in such capacities, the “Joint Lead Arrangers”) and Joint Lead Bookmanagers, UBS AG, STAMFORD BRANCH, as an Issuing Bank, Administrative Agent, a Co-Collateral Agent and as Swingline Lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as a Co-Collateral Agent and as a Co-Syndication Agent (the “BAML Co-Syndication Agent”), CITIBANK, N.A., as a Co-Syndication Agent (the “Citibank Co-Syndication Agent”, and together with the UBS Co-Syndication Agent and the BAML Co-Syndication Agent, the “Co-Syndication Agents”), WELLS FARGO BANK, N.A., as a Co-Collateral Agent and a Co-Documentation Agent (the “WF Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent (the “DB Co-Documentation Agent”) and CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Co-Documentation Agent (the “CA Co-Documentation Agent”, and together with the UBS Co-Documentation Agent, the WF Co-Documentation Agent and the DB Co-Documentation Agent, the “Co-Documentation Agents”).
WITNESSETH:

WHEREAS, Holdings, Delaware City, Paulsboro and Toledo, as Borrowers, the Lenders party thereto, the Administrative Agent and the other Agents party thereto are parties to that certain Second Amended and Restated Revolving Credit Agreement, dated as of October 26, 2012 (as amended, supplemented or otherwise modified to date, the “Existing Revolving Credit Agreement”), which amended and restated that certain Amended and Restated Revolving Credit Agreement, dated as of May 31, 2011, by and among Holdings, Delaware City, Paulsboro and Toledo, as Borrowers, the Lenders party thereto, the Administrative Agent and the other Agents party thereto, which in turn amended and restated that certain Revolving Credit Agreement, dated as of December 17, 2010, by and among Holdings, Delaware City and Paulsboro, as Borrowers, the Lenders party thereto, the Administrative Agent and the other Agents party thereto.
WHEREAS, the parties hereto wish to amend and restate the Existing Revolving Credit Agreement in its entirety, as and to the extent set forth herein .

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrowers and the Issuing Bank is willing to issue letters of credit for the account of Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings specified below:
“A&R Effective Date” mean October 26, 2012.
“A&R Security Agreement” shall mean that certain Amended and Restated Security Agreement dated as of the Third A&R Effective Date among the Loan Parties party thereto and the Administrative Agent for the benefit of the Secured Parties, as amended, restated, supplemented, reaffirmed or otherwise modified from time to time, which such A&R Security Agreement amends and restates the Existing Security Agreements in their entirety.
“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any ABR Revolving Loan.
“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
“Accepting Lenders” shall have the meaning provided in Section 10.19(a).
“Account Debtor” shall mean any person who may become obligated to another person under, with respect to, or on account of, an Account.
“Accounts” shall mean all “accounts,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which such Person now or hereafter has rights.
“Acquisition Documents” shall mean the Toledo Acquisition Documents and the Paulsboro Acquisition Documents.
“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Subsidiary, as applicable.
“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Activation Notice” shall have the meaning assigned to such term in Section 2.22.
“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.
“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.
“Administrative Borrower” shall mean Holdings or any successor entity serving in that role pursuant to Section 2.03.
“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).
“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified. In no event shall any Agent or Lender be deemed to be an Affiliate of any Borrower or any of its Subsidiaries.
“Agents” shall mean the Administrative Agent and the Co-Collateral Agents; and “Agent” shall mean any of them.
“Agreement” shall have the meaning assigned to such term in the preamble hereto.
“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points. If the Administrative Agent shall have determined (which determination shall be prima facie evidence thereof absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
“Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.) and any other similar U.S. federal laws.
“Anti-Terrorism Laws” shall mean any Requirement of Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing

Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).
“Applicable Fee” shall mean, for any day, with respect to the aggregate Commitments, the applicable percentage set forth in Annex I under the appropriate caption.
“Applicable Letter of Credit Fee” shall mean, for any day, with respect to the aggregate outstanding Letters of Credit, the applicable percentage set forth in Annex I under the appropriate caption.
“Applicable Margin” shall mean, for any day, with respect to any Revolving Loan the applicable percentage set forth in Annex I under the appropriate caption.
“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Loans and Commitments represented by such Lender’s Loans and Commitments.
“Applicable Senior Secured Indebtedness” shall have the meaning assigned to such term in Annex I.
“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Acquisition Agreement” shall mean any purchase, merger, acquisition or other similar agreement for purposes of documenting a Permitted Acquisition or other Investment or acquisition not prohibited by this Agreement.
“Asset Sale” shall mean, in each case to the extent in excess of $30,000,000 in respect of a transaction or a series of related transactions: (a) any conveyance, sale, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property (but excluding in any event sales of inventory, transactions pursuant to the Off-Take Agreements and/or the Oil Supply Agreements), dispositions of cash and cash equivalents (including Cash Equivalents but excluding payments made in cash or Cash Equivalents to the extent such payments are not prohibited by the terms of this Agreement) and licenses of any Intellectual Property by Holdings or any of its Subsidiaries in the ordinary course of business) and (b) any issuance or sale of any Equity Interests of any Subsidiary of Holdings, in each case, to any person other than (x) Borrowers, (y) any Subsidiary Guarantor or (z) other than for purposes of Section 6.06, any other Subsidiary. For the avoidance of doubt, the granting of a Permitted Lien shall not constitute an “Asset Sale.”
“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.
“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Holdings’ and its Subsidiaries’ then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.18(c)(iii).
“Available Amount Basket” shall mean in each case, as determined from the first day after the Closing Date (i) the sum of (without duplication) (A) $40,000,000, plus (B) fifty percent (50%) of Consolidated Net Income (to the extent zero or positive) for the most recent date of determination, plus (C) the proceeds of any issuance of Equity Interests (other than Disqualified Capital Stock) by Holdings, plus (D) capital contributions to Holdings, plus (E) unsecured debt issued by Holdings and the Subsidiary Guarantors which is permitted to be issued under Section 6.01(bb), plus (F) Disqualified Capital Stock issued that has been exchanged or converted into Equity Interests not constituting Disqualified Capital Stock, together with the fair value of any property received upon such exchange or conversion, plus (G) the net proceeds of sales of Investments made under Section 6.04(n), plus (H) returns, profits, distributions and similar amounts received on Investments made under Section 6.04(n) (up to, but not in excess of, the amount of the original Investment), plus (I) the Investments of Holdings and its Subsidiaries in any Excluded Subsidiary that has been re-designated as a Subsidiary Guarantor or that has been merged or consolidated into Holdings, another Borrower, or any of their respective Subsidiaries (other than an Excluded Subsidiary) that is a Subsidiary Guarantor or the fair market value of the assets of any Excluded Subsidiary that have been transferred to Holdings, another Borrower, or any of their respective Subsidiaries (other than an Excluded Subsidiary) that is a Subsidiary Guarantor, in the case of each of the foregoing clauses to the extent not used or otherwise applied to consummate Investments, Dividends and junior debt repayments, in the case of any such Investments, Dividends or junior debt repayments to the extent permitted under the terms of this Agreement and made pursuant to Sections 6.04(n) and 6.10(a)(iv), respectively, plus (J) the aggregate amount of all cash dividends and other cash distributions received by any Borrower or any Subsidiary Guarantor from any minority interest, Excluded Subsidiary or other Subsidiary (other than a Subsidiary Guarantor) after the Closing Date and on or prior to the relevant determination date, plus (K) the amounts set forth on Schedule 1.01(a) hereto, as described on such Schedule 1.01(a), minus (ii) 100% of Consolidated Net Income (to the extent negative) of Holdings and its Subsidiaries for the relevant period of determination.
“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.
“Blocked Accounts” shall have the meaning assigned to such term in Section 2.22.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” and “Borrowers” shall have the meanings assigned to such terms in the preamble hereto and shall include any Eligible Subsidiary which becomes a Borrower pursuant to Section 2.20(b)(iv), Section 5.18(a) and Section 4.04 from time to time.
“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
“Borrowing Availability” shall mean at any time the lesser of (a) the Borrowing Base at such time and (b) the aggregate amount of the Lenders' Revolving Commitments at such time, in each case, less the aggregate Revolving Exposure of all Lenders at such time.
“Borrowing Base” shall mean at any time, subject to adjustment as provided in Section 2.21, an amount equal to the sum of, without duplication:
(a)    the book value of Eligible Accounts of the Borrowers with respect to investment grade obligors multiplied by the advance rate of 90%, plus,
(b)    the book value of Eligible Accounts of the Borrowers with respect to non-investment grade obligors multiplied by the advance rate of 85%, plus,
(c)    the Cost of Eligible Hydrocarbon Inventory of the Borrowers multiplied by the advance rate of 80%, plus
(d)    100% of the cash and Cash Equivalents in deposit accounts subject to Control Agreements under Section 2.22, minus
(e)    the sum of (i) any Reserves established from time to time by the Co-Collateral Agents in accordance with the terms and conditions of this Agreement, and (ii) Hedging Reserves.
The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent so long as the Borrowing Base is calculated in accordance with the terms of this Agreement.
“Borrowing Base Certificate” shall mean an Officers' Certificate from Administrative Borrower, substantially in the form of, and containing the information prescribed by, Exhibit R, delivered to the Administrative Agent setting forth Borrowers' calculation of the Borrowing Base.
“Borrowing Request” shall mean a request by Administrative Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.
“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Borrowers and their Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability) as determined in accordance with GAAP, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(d), (ii) any portion of such increase attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions, and (iii) except for purposes of the definition of “Excluded Issuance,” any leases that as of the date hereof qualify as operating leases under GAAP (whether or not such leases are required to be accounted for as capital leases under GAAP after the date hereof). For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.
“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Equivalents” shall mean, as to any person,
(1)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;
(2)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank in the United States having capital and surplus of not less than $500,000,000;
(3)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1), (2) entered into with any financial institution meeting the qualifications specified in clause (2) above;
(4)    commercial paper rated at least P-1 by Moody’s Investors Service Inc. or at least A-1 by Standard & Poor’s Ratings Group and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from Standard & Poor’s Ratings Group or “A2” or higher from Moody’s Investors Service Inc. with maturities of 24 months or less from the date of acquisition;

(5)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having a rating of “BBB+” or higher from Standard & Poor’s Ratings Group or “Baa1” or higher from Moody’s Investors Service Inc. with maturities of 24 months or less from the date of acquisition;
(6)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by Standard & Poor’s Ratings Group or Moody’s Investors Service Inc.; and
(7)     investment funds investing substantially all of their assets in securities and/or instruments of the types described in clauses (1) through (6) above.
“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period paid or payable in cash, and excluding in any event the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind or otherwise paid other than in cash, (b) items described in clause (c) or, other than to the extent paid in cash, clause (g) of the definition of “Consolidated Interest Expense” and (c) an amount equal to the gross interest income of Holdings and its Subsidiaries for such period.
“Cash Management System” shall have the meaning assigned to such term in Section 2.22.
“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries (other than Excluded Subsidiaries). “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of Holdings or any Subsidiary (other than an Excluded Subsidiary) or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof. For the avoidance of doubt, to the extent an event results in the right of Holdings and/or any of its Subsidiaries to receive business interruption insurance, such event will to such extent not constitute a Casualty Event.
“Catalyst Assets” shall mean all existing and hereafter acquired catalyst assets and inventory, precious metals assets and precious metals inventory and all additions and accessions thereto, all proceeds resulting therefrom, including insurance proceeds, and all rights and privileges incident thereto.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.
“Certain Hydrocarbon Assets” shall mean crude oil, feedstock, indigenous feedstock and other hydrocarbon inventory of the same type supplied and sold to the Loan Parties by Statoil, J. Aron & Company, a New York general partnership, MSCG and other Persons designated by the Borrowers for purposes of this definition from time to time and/or any of their respective Affiliates (or any permitted successor of the foregoing designated by the Borrowers for such purposes) (collectively, “Certain Hydrocarbon Asset Suppliers”), as applicable, in each instance, other than to the extent owned by Toledo, Paulsboro, Delaware City and/or any other Loan Party, respectively, and all proceeds of such crude oil, feedstock, indigenous feedstock or other hydrocarbon inventory of the same type (it being understood and agreed that immediately upon any payment in cash to the Loan Parties in respect of such crude oil, feedstock or other hydrocarbon inventory of the same type, such proceeds shall cease to be “Certain Hydrocarbon Assets”). For the avoidance of doubt, Certain Hydrocarbon Assets shall not include Intermediate Products.
“Certain Hydrocarbon Asset Suppliers” shall have the meaning assigned to such term in the definition of “Certain Hydrocarbon Assets”.
A “Change in Control” shall be deemed to have occurred upon:

(a)
Holdings at any time ceases to own, directly or indirectly, 100% of the Equity Interests of Delaware City, Paulsboro or Toledo, other than pursuant to a sale expressly permitted pursuant to Section 6.06(a);

(b)
the consummation of the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person or Persons other than one or more Permitted Holders;

(c)
the occurrence of both (A) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more of the Permitted Holders, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of Holdings or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of Holdings and (B) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings; or

(d)	the consummation of a change of control under any Material Indebtedness;

provided, however, that a transaction in which Holdings becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change in Control if (i) the shareholders of Holdings immediately prior to such transaction become the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of Holdings or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of Holdings.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” shall have the meaning assigned to such term in Section 10.14.
“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Swingline Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.20, of which such Loan, Borrowing or Commitment shall be a part.
“Closing Date” shall mean December 17, 2010.
“Code” shall mean the Internal Revenue Code of 1986.
“Collateral” shall mean, collectively, all of the Security Agreement Collateral and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document. For the avoidance of doubt, “Collateral” does not include any assets of and any Equity Interests issued by any Excluded Subsidiary.
“Co-Collateral Agents” shall mean UBS AG, Stamford Branch, Bank of America, N.A. and Wells Fargo Bank, N.A., each in their capacities as co-collateral agents under this Agreement.
“Co-Documentation Agents” shall have the meaning assigned to such term in the preamble hereto.
“Co-Syndication Agents” shall have the meaning assigned to such term in the preamble hereto.
“Collection Account” shall have the meaning assigned to such term in Section 2.22.
“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by, and/or other general corporate purpose of, Borrowers or any of their Subsidiaries.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment or Swingline Commitment, and any Commitment to make Revolving Loans extended by such Lender as provided in Section 2.20.
“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
“Commodity Hedging Agreement” shall mean any agreement (including any master agreement or master netting agreement) that evidences or provides for a swap, cap, collar, floor, put, call, option, future, other derivative, spot purchase or sale, forward purchase or sale, supply or off-take, transportation agreement, storage agreement or other commercial or trading agreement in or involving crude oil, natural gas, any feedstock, blendstock, intermediate product, finished product, refined product or other hydrocarbons product, carbon credit, pollution credits and/or any other “cap and trade” assets or any other energy, weather or emissions related commodity (including any crack spread), or any prices or price indices relating to any of the foregoing commodities, or any economic index or measure of economic risk or value, or other benchmark against which payments or deliveries are to be made (including any combination of such transactions).
“Companies” shall mean Holdings and its Subsidiaries (other than Excluded Subsidiaries); and “Company” shall mean any one of them.
“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.
“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted (without duplication) by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (other than with respect to clauses (p) or (n), which shall be added in any event) and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary that is an Excluded Subsidiary of Holdings only if a corresponding amount would be permitted at the date of determination to be distributed to Holdings by such Subsidiary that is an Excluded Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements, instruments and Requirements of Law applicable to such Subsidiary):
(a)    Consolidated Interest Expense for such period, plus
(b)    Consolidated Amortization Expense for such period, plus
(c)    Consolidated Depreciation Expense for such period, plus
(d)    Consolidated Tax Expense for such period, plus

(e)    fees, costs, liabilities and expenses incurred in connection with the Transactions , plus
(f)    the aggregate amount of all other non-cash charges, expenses or losses reducing Consolidated Net Income (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory) for such period, plus
(g)    any accruals, fees, charges and expenses (including rationalization, financing, legal, tax, structuring, advising and other similar items) incurred during such period (other than Consolidated Depreciation Expense or Consolidated Amortization Expense), in connection with any acquisition, merger, consolidation, Investment, Asset Sale, other disposition of assets, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Third A&R Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction (including, without limitation, any non-cash expenses or charges recorded in accordance with GAAP relating to equity interests issued to non-employees in exchange for services provided in connection with the Transactions), plus
(h)    the amount of any restructuring charges, integration costs, retention charges, stock option and any other equity-based compensation expenses or other business optimization expenses, including, without limitation, costs associated with improvements to IT and accounting functions, costs associated with establishing new facilities, costs or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions and costs related to the closure and/or consolidation of facilities, plus
(i)    any extraordinary, non-recurring or unusual gains or losses or expenses, severance, relocation costs or payments and curtailments or modifications to pension and post-retirement employee benefit plans, plus
(j)    any other non-cash charges, expenses or losses including any write offs or write downs reducing Consolidated Net Income for such period and any non-cash expense relating to the vesting of warrants (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus
(k)    the amount of customary indemnities and expenses paid or accrued in such period and deducted (and not added back) in such period in computing Consolidated Net Income, plus
(l)    any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds by third Persons that are not Loan Parties contributed to the capital of Holdings or any Subsidiary, plus
(m)    any net loss from disposed or discontinued operations, plus
(n)    to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include the amount of cash proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, plus
(o)    retention, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, stay bonuses, transaction fees and expenses and management fees and expenses, any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a public company,, integration costs, transition costs, consolidation and closing costs for facilities, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), project start-up costs and other restructuring charges, and accruals or reserves (including restructuring costs related to acquisitions and to closure/consolidation of facilities, retention charges, and systems establishment costs), plus
(p)    (i) the Consolidated EBITDA during the relevant Test Period of any Person acquired as a result of a Specified Transaction determined on a Pro Forma Basis, and (ii) the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrowers in good faith to be realized in connection with the Transactions or any Specified Transaction or the implementation of an operational initiative or operational change (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) a duly completed certificate signed by a Responsible Officer of the Borrowers shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 5.01(d), certifying that (i) such cost savings, operating expense reductions, other operating improvements and synergies are factually supportable and reasonably anticipated to be realizable in the good faith judgment of the Borrowers, within 24 months after the consummation of the Specified Transaction or the implementation of an initiative or operational change, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies and (y) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (p) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, that in no event shall amounts included in the calculation of Consolidated EBITDA in reliance upon this clause (p) (ii) comprise more than 15% of Consolidated EBITDA, plus

(q)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (y) below for any previous period and not added back, plus
(r)    any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, or (B) due to purchase accounting adjustments, plus
(s)    the amount of payments by any of the Borrowers or any of their Restricted Subsidiaries for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors or a majority of the disinterested members of the board of directors of such Borrower in good faith and fees and expenses paid to directors of any of the Borrowers or their direct or indirect parent entities, plus
(t)    any net loss from disposed, abandoned or discontinued operations or product lines, plus
(u)    costs related to implementation of operational and reporting systems and technology initiatives in an amount not to exceed $10,000,000 during any twelve month period, plus
(v)    the non-cash portion of straight line rent expense, plus
(w)    earn-out obligations with respect to any Permitted Acquisitions or other investment and paid or accrued during the applicable period to the extent such earn-out obligations are deducted from the calculation of such Consolidated Net Income.
(y) subtracting therefrom (A) any net gain from disposed or discontinued operations and (B) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.
There shall be included in determining Consolidated EBITDA for any period, without duplication of clause (p) above or any other clause above, (A) the Acquired EBITDA of any Person, property, business or asset acquired by a Borrower or any Subsidiary (other than if acquired by an Excluded Subsidiary) during such period to the extent not subsequently sold, transferred or otherwise disposed of by a Borrower or such Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Excluded Subsidiary that is converted into a Subsidiary Guarantor during such period (each a “Converted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate prepared in good faith and executed by a Responsible Officer and delivered to the Administrative Agent.
For purposes of the covenants set forth in Article VI, Consolidated EBITDA shall not include any Consolidated Net Income or, without duplication, any other amounts attributable to an Excluded Subsidiary, except to the extent actually distributed in cash to, and actually received by, a Loan Party.
“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period. For the avoidance of doubt, Consolidated EBITDA shall not include any Consolidated Net Income or, without duplication, any other amounts attributable to an Excluded Subsidiary, except to the extent actually distributed in cash to, and actually received by, a Loan Party.
“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of
(a)    Consolidated Interest Expense for such period;
(b)    the aggregate amount of Unfinanced Capital Expenditures of Holdings and its Subsidiaries (other than Excluded Subsidiaries) for such period;
(c)    all cash payments in respect of income taxes of Holdings and its Subsidiaries (other than Excluded Subsidiaries which are not part of the consolidated tax group of Holdings) made during such period (net of any cash refund in respect of income taxes actually received during such period);
(d)    the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) of Holdings and its Subsidiaries (other than Excluded Subsidiaries) for such period (as determined on the first day of the respective period);
(e)    all cash dividend payments on any series of Disqualified Capital Stock of Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) (other than dividend payments to Borrowers or any of their Subsidiaries that are Subsidiary Guarantors); and
(f)    all cash dividend payments on any Preferred Stock (other than Disqualified Capital Stock) of Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) (other than dividend payments to Borrowers or any of their Subsidiaries that are Subsidiary Guarantors).
“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Interest Expense for such Test Period.
“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Holdings and its Subsidiaries (other than Excluded Subsidiaries) for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)    imputed interest on Capital Lease Obligations and Attributable Indebtedness of Holdings and its Subsidiaries (other than Excluded Subsidiaries) for such period;
(b)    commissions, discounts and other fees and charges owed by Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;
(c)    amortization of debt issuance costs, debt discount or premium, unused line fees, commitment fees, prepayment premiums, upfront fees, administrative agency costs and other financing fees and expenses incurred by Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) for such period;
(d)    cash contributions to any employee stock ownership plan or similar trust made by Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Delaware City, Paulsboro, Toledo or any of their respective Wholly Owned Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;
(e)    all interest paid or payable with respect to discontinued operations of Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) for such period;
(f)    the interest portion of any deferred payment obligations of Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) for such period;
(g)    all interest on any Indebtedness of Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period;
(h)    minus the total consolidated interest income of Holdings and its Subsidiaries (other than Excluded Subsidiaries) for such period;
provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees, costs and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.
Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with any Permitted Acquisitions and Asset Sales and other dispositions of assets (in each case, other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.
“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries (except for Excluded Subsidiaries unless distributed in cash to, and actually received by, a Loan Party) determined on a consolidated basis in accordance with GAAP;

provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
(a)    the net income (or loss) of any person (other than a Borrower or a Subsidiary Guarantor) in which any person other than Holdings, the other Borrowers and the Subsidiary Guarantors has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrowers or Subsidiary Guarantors;
(b)    the net income of any Subsidiary of Holdings (other than a Subsidiary Guarantor) during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary (other than a Subsidiary Guarantor) of that income is not permitted as of the relevant date of determination by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary (other than a Subsidiary Guarantor) during such period, except that Holdings’ equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;
(c)    the after-tax effect of any extraordinary gain (or loss) realized during such period by Holdings or any of its Subsidiaries upon any Asset Sale or other dispositions of assets by Holdings or any of its Subsidiaries;
(d)    the after-tax effect of gains and losses due solely to fluctuations in currency values determined in accordance with GAAP for such period;
(e)    earnings resulting from any reappraisal, revaluation or write-up of assets;
(f)    unrealized gains and losses with respect to Hedging Obligations for such period;
(g)    the after-tax effect of any extraordinary or nonrecurring gain (or extraordinary or non-recurring loss) recorded or recognized by Holdings or any of its Subsidiaries during such period;
(h)    the cumulative effect of changes in accounting principles during such period;
(i)    the after-tax effects of adjustments (including the effects of such adjustments pushed down to Holdings and Subsidiaries) in the property and equipment, inventory and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof,
(j)    the after-tax effect of income (or loss) from the early extinguishment of Indebtedness or swap obligations under Hedging Agreements or other derivative instruments;
(k)    any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,
(l)    any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded, and

(m)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Asset Sale, other disposition of assets, recapitalization, Investment, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Third A&R Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction.
“Consolidated Tax Expense” shall mean, for any period, the tax expense (including taxes based on income, profits, capital gains, property excise, franchise, capital, stamp, value-added and similar federal, state, local or foreign taxes, and including penalties and interest thereon), of Holdings and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.
“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (e) and (f) of Section 6.02, the following conditions:
(a)    Borrowers shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien; and
(b)    at the option and at the reasonable request of the Administrative Agent, to the extent such Lien is in an amount in excess of $15,000,000, the appropriate Loan Party shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and the Administrative Borrower’s reasonable estimate of all interest and penalties related thereto.
“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises; or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties and other customary contractual indemnities. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.
“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or other portfolio companies.
“Cost” shall mean, as determined by the Co-Collateral Agents acting reasonably and in good faith consistent with customary industry practice for asset-based financings in the refining industry, with respect to hydrocarbon Inventory, the market value; provided, that for purposes of the calculation of the Borrowing Base, (a) the Cost of the hydrocarbon Inventory shall not include: (i) the portion of the cost of hydrocarbon Inventory equal to the profit earned by any Affiliate on the sale thereof to a Loan Party or (ii) write-ups or write-downs in cost with respect to currency exchange rates, and (b) notwithstanding anything to the contrary contained herein, the cost of the hydrocarbon Inventory shall be computed in the same manner and consistent with the most recent Inventory Appraisal which has been received and approved by the Co-Collateral Agents acting reasonably consistent with customary industry practice for asset-based financings in the refining industry.
“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit to the effect of increasing its face amount or extending its expiration date, by the Issuing Bank.
“DCR Facility” shall mean Delaware City’s petroleum refinery and all related assets and properties located in New Castle County, Delaware City, Delaware.
“DEDA” shall mean The Delaware Economic Development Authority, a body corporate and politic constituted as an instrumentality of the State of Delaware.
“DEDA Loan and Security Agreement” shall mean that certain Loan and Security Agreement entered into as of June 1, 2010 by and among Delaware City, as borrower and DEDA, as lender under which DEDA agreed to make a loan to Paulsboro in the amount of $20,000,000, which loan is evidenced by a promissory note dated June 1, 2010 and has a maturity date of March 1, 2017.
“DEDA Specified Collateral” shall mean all equipment or fixtures of Delaware City of every kind and nature, wherever located, whether now owned or hereafter acquired, and any accessions thereto, and including all property rights owned by Delaware City in all such equipment or fixtures or in which Delaware City has or may acquire any interest, wherever located, together with all substitutions therefor, and all replacements and renewals thereof, and all accessions, additions, replacement parts, manuals, warranties and packaging relating thereto, including, all proceeds (including, without limitation, insurance proceeds) of such equipment and fixtures and supporting obligations in respect of such equipment and fixtures and any and all proceeds of the foregoing.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.
“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).
“Defaulting Lender” means any Lender whose act or failure to act, whether directly or indirectly, causes it to meet any part of the definition of Lender Default.
“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part (other than in Equity Interests that are otherwise not Disqualified Capital Stock), on or prior to the ninety-first (91st) day after the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above (other than in Equity Interests that are otherwise not Disqualified Capital Stock), in each case at any time on or prior to the ninety-first (91st) day after Final Maturity Date, or (c) contains any repurchase obligation for cash purchase which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the ninety-first (91) day after the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations (other than Unasserted Contingent Obligations).
“Distressed Person” shall have the meaning assigned to such term in “Lender-Related Distress Event”.
“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests in each case, in their capacity as such, or redeemed, retired, purchased or otherwise acquired, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds in a sinking or other similar fund for any of the foregoing purposes, or shall have permitted any of its Subsidiaries (other than an Excluded Subsidiary) to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside in a sinking or other similar fund of any funds for the foregoing purposes.
“dollars” or “$” shall mean lawful money of the United States.
“Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Accounts” shall have the meaning assigned to such term in Section 2.21(a).
“Eligible Assignee” shall mean any person to whom it is permitted to assign Loans and Commitments pursuant to Section 10.04(b)(i); provided that “Eligible Assignee” shall not include Sponsor, Parent, Borrowers or any of their respective Affiliates or Subsidiaries or any natural person.
“Eligible Hydrocarbon Inventory” shall have the meaning assigned to such term in Section 2.21(b).
“Eligible Subsidiary” shall mean any Wholly Owned Subsidiary of a Borrower that is (i) a Domestic Subsidiary and (ii) owns Accounts and/or hydrocarbon Inventory, in each case, other than an Excluded Subsidiary.
“Embargoed Person” shall mean any party that is, or is owned or controlled by an entity that, (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), is subject to sanctions by the U.S. State Department, the United Nations or the European Union such that a U.S. Person cannot deal or otherwise engage in a business transaction with such Person, or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.
“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.
“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.
“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements of Governmental Authorities, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.
“Environmental and Necessary Capex” shall mean capital expenditures to the extent deemed reasonably necessary, as determined by the Companies, in good faith and pursuant to prudent judgment, that are required by Applicable Law (including to comply with Environmental Laws) or are undertaken for health and safety reasons.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.
“Equipment” shall have the meaning assigned to such term in the Security Agreement.
“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Third A&R Effective Date, but excluding debt securities convertible or exchangeable into such equity.
“Equity Investors” shall mean Sponsor, its Controlled Investment Affiliates (other than Holdings and its Subsidiaries) and one or more other investors (which other investors are reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers).
“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Holdings after the Closing Date of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Holdings; provided, however, that an Equity Issuance shall not include any Excluded Issuance.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 303(d) of ERISA (or after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.
“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
“Eurodollar Loan” shall mean any Eurodollar Revolving Loan.
“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.
“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.
“Event of Default” shall have the meaning assigned to such term in Section 8.01.
“Excess Amount” shall have the meaning assigned to such term in Section 2.10(e).
“Excess Availability” shall mean, at any time, an amount equal to (A) the then effective Borrowing Availability, plus (B) Suppressed Availability.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Account” means any Deposit Account, Securities Account or Commodities Account (i) for which all or substantially all of the funds on deposit therein are used solely to fund payroll, 401(k) and other retirement plans and employee benefits or health care benefits, and any trust accounts, tax accounts or accounts holding funds of third parties, (ii) holding at all times less than $500,000 individually or $2,000,000 in the aggregate, together with all such other Deposit Accounts, Securities Accounts and Commodities Accounts excluded pursuant to this clause (ii), (iii) holding assets subject to Liens permitted by Section 6.02(f), (o), (r), (w), (y), (ff) or (hh) or (iv) which are segregated Deposit Accounts, Securities Accounts or Commodities Accounts and contain only the proceeds of assets that do not constitute Revolving Credit Priority Collateral.
“Excluded Issuance” shall mean an issuance and sale of Qualified Capital Stock of Holdings to the Equity Investors, to the extent such Qualified Capital Stock is used, or the Net Cash Proceeds thereof shall be, within 90 days of the consummation of such issuance and sale, used, by Holdings or one of its Subsidiaries without duplication, to finance Capital Expenditures, one or more Permitted Acquisitions or a Specified Equity Contribution.
“Excluded Subsidiary” shall mean each Domestic Subsidiary formed or acquired after the Closing Date that is designated as an Excluded Subsidiary pursuant to Section 5.18(b). For the avoidance of doubt, each Excluded Subsidiary shall not be a Subsidiary Guarantor, and to the extent that an Excluded Subsidiary’s net income would otherwise be included in the definition of Consolidated Net Income or Consolidated EBITDA or any component thereof such Excluded Subsidiary’s net income shall not be included for purposes of calculating Consolidated Net Income or Consolidated EBITDA unless actually distributed in cash to, and actually received by, a Loan Party.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder: (a) taxes imposed on or measured by its overall income or profits or franchise taxes (including any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction) imposed on it (in lieu of income taxes), however denominated, by a jurisdiction (i) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) as a result of a trade or business, a permanent establishment, or a present or former connection between the Administrative Agent, any Lender, the Issuing Bank or other recipient and the jurisdiction of the taxing authority imposing such tax (other than any connection resulting solely from being a Lender hereunder); (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Administrative Borrower under Section 2.16), any U.S. federal withholding tax that is imposed on payments hereunder pursuant to any Requirements of Law that are in effect at the time such Foreign Lender becomes a party hereto, except to the extent that such Foreign Lender’s assignor, if any, was entitled, immediately prior to such assignment, to receive additional amounts or indemnity payments from Borrowers with respect to such withholding tax pursuant to Section 2.15; (c) in the case of a Foreign Lender who designates a new lending office, any U.S. federal withholding tax that is imposed on payments hereunder pursuant to any Requirements of Law that are in effect at the time of such change in lending office, except to the extent that such Foreign Lender was entitled, immediately prior to such change in lending office, to receive additional amounts or indemnity payments from Borrowers with respect to such withholding tax pursuant to Section 2.15; (d) any U.S. federal withholding tax that is attributable to such Lender’s failure to comply with Section 2.15(e); and (e) U.S. federal withholding Taxes imposed under FATCA.
“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).
“Existing Securities Collateral” shall mean “Securities Collateral” as defined in the Existing Security Agreements.
“Existing Security Agreements” shall mean (i) that certain ABL Security Agreement, dated as of December 17, 2010, among Holdings, Delaware City and Paulsboro, as Borrowers, the other Loan Parties party thereto and the Administrative Agent for the benefit of the Secured Parties, as amended, restated, supplemented, reaffirmed or otherwise modified from time to time and (ii) that certain Security Agreement, dated as of May 31, 2011, by and between Toledo and the Administrative Agent for the benefit of the Secured Parties, as amended, restated, supplemented, reaffirmed or otherwise modified from time to time.
“Existing Security Documents” shall mean each security document or pledge agreement delivered prior to the Third A&R Effective Date in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Existing Security Agreements or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Existing Security Agreements and any other document or instrument utilized prior to the Third A&R Effective Date to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations (in each case, other than to the Existing Security Agreements (which shall be amended and restated on the Third A&R Effective Date pursuant to the A&R Security Agreement) and any other such documents, agreements, financing statements or instruments to the extent terminated, released or replaced on or prior to the Third A&R Effective Date).
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Loan Party’s failure to constitute an “eligible contract participant” at such time.
“FATCA” shall mean Sections 1471 through 1474 of the Code (or any amended or successor version that is substantially comparable thereto) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements that implement the foregoing.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Fee Letter” shall mean the confidential fee letter, dated as of August 15, 2014, by and among UBS AG, Stamford Branch, UBS Securities LLC and the Borrowers.
“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and any other fees which are provided for in the Fee Letter.
“Final Maturity Date” shall mean the Revolving Maturity Date.
“Financial Covenant Testing Amount” shall mean (as of any date of determination) an amount equal to 10.0% of the lesser of (i) the then existing Borrowing Base and (ii) the then current aggregate Revolving Commitments of the Lenders at such time.
“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.
“Financing Off-Take Agreements” shall mean any Off-Take Agreements that finance (i.e., a financing transaction rather than a commercial trading transaction) the acquisition, replacement, production or improvement of hydrocarbon products. “Financing Off-Take Agreements” does not include Off-Take Agreements that are not in the nature of a financing transaction (i.e., excludes Off-Take Agreements that are in the nature of a commercial trading transaction).

“Financing Oil Supply Agreements” shall mean any Oil Supply Agreements that finance (i.e., a financing transaction rather than a commercial trading transaction) the acquisition, replacement, production or improvement of hydrocarbons, including, without limitation, the Morgan Stanley-Toledo Oil Supply Agreement. “Financing Oil Supply Agreements” does not include Oil Supply Agreements that are not in the nature of a financing transaction (i.e., excludes Oil Supply Agreements that are in the nature of a commercial trading transaction).

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. In addition, solely for purposes of clauses (b) and (c) of the definition of Excluded Taxes, a Foreign Lender shall include a partnership or other entity treated as a partnership created or organized in or under the laws of the United States, or any political subdivision thereof , but only to the extent the partners of such partnership (including indirect partners if the direct partners are partnerships or other entities treated as partnerships for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof ) are treated as Foreign Lenders under the preceding sentence (in which event, the determination of whether a U.S. federal withholding tax on interest payments was imposed pursuant to any Requirements of Law in effect at the time such Foreign Lender became a party hereto will be made by reference to the time when the applicable direct or indirect partner became a direct or indirect partner of such Foreign Lender, but only if such date is later than the date on which such Foreign Lender became a party hereto).
“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.
“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).
“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” subject to Section 1.04, shall mean generally accepted accounting principles in the United States applied on a consistent basis.
“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the Organisation for Economic Co-operation and Development).
“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.
“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Loan Parties.
“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.
“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates or currency exchange rates, either generally or under specific contingencies and any Commodity Hedging Agreement.
“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.
“Hedging Reserves” shall mean the determination by the Co-Collateral Agents, in consultation with any Lender or any of its Affiliates that enters into a Hedging Agreement in respect of interest rates or commodity prices with any of the Loan Parties, reasonably and in good faith from the perspective of an asset-based lender, of an appropriate reserve against the Borrowing Base with respect to the exposures of the Loan Parties in respect of such Hedging Agreement relating to interest rates or commodity prices; provided, that, the maximum amount of “Hedging Reserves” shall in no event exceed $35.0 million.
“High Risk Area” shall mean (i) the Persian Gulf, and (ii) areas which are war zones or subject to material terrorism, piracy or other similar risks as reasonably determined by the Administrative Agent in consultation with the Borrowers from time to time.
“High Yield Indebtedness” shall mean collectively, (i) the Indebtedness incurred pursuant to that certain Indenture dated as of February 9, 2012 by and among Holdings, PBF Finance Corporation, a Delaware corporation, the guarantors listed on the signature pages thereto, Wilmington

Trust, National Association, as trustee and Deutsche Bank Trust Company Americas, as paying agent, registrar, transfer agent, authenticating agent and collateral agent, with respect to the issuers 8.25% senior secured notes due 2020, as amended, restated, supplemented, reaffirmed or otherwise modified or refinanced from time to time, (ii) senior secured notes, that if secured by the Revolving Credit Priority Collateral, are subordinated in right of priority only with respect to the Revolving Credit Priority Collateral and are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, or, in the case of secured notes which do not have any Liens on any of the Revolving Credit Priority Collateral, either (A) such secured notes are subject to a collateral access agreement in form and substance reasonably satisfactory to the Administrative Agent and Co-Collateral Agents (it being understood and agreed that the form and substance of the Revolving Credit Collateral Access Letter Agreement dated as of February 9, 2012 is acceptable) or (B) the Co-Collateral Agents shall have established Reserves in connection with the issuance of such secured notes, and (iii) senior unsecured notes or other similar high yield indebtedness and/or other unsecured Indebtedness.
“Holdings” shall have the meaning assigned to such term in the preamble hereto.
“Holdings-MSCG Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of March 1, 2012, by and among MSCG and UBS AG, Stamford Branch, as Revolving Agent and Holdings, as replaced, superseded amended (included as to change of counterparty) modified, supplemented or terminated from time to time.
“Immaterial Subsidiary” shall mean, at any time, any Subsidiary that is designated by the Borrowers as an “Immaterial Subsidiary” if and for so long as such Subsidiary, together with all other Immaterial Subsidiaries, has (a) total assets at such time not exceeding 2.50% of Total Assets as of the most recent fiscal quarter for which balance sheet information is available and (b) total revenues and operating income for the most recent 12-month period for which income statement information is available not exceeding 2.50% of Holdings’ consolidated revenues and operating income, respectively; provided that such Subsidiary shall be an Immaterial Subsidiary only to the extent that and for so long as all of the above requirements are satisfied.
“Increase Effective Date” shall have the meaning assigned to such term in Section 2.20(a).
“Increase Joinder” shall have the meaning assigned to such term in Section 2.20(c).
“Incremental Facility Amount” shall have the meaning assigned to such term in Section 2.20(a).
“Incremental Revolving Commitments” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Loan” shall have the meaning assigned to such term in Section 2.20(c).
“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) [Reserved]; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and not overdue by more than 120 days); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations (other than those constituting Indebtedness pursuant to clause (e) above) and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.
“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).
“Information” shall have the meaning assigned to such term in Section 10.12.
“Initial Revolving Loans” shall have the meaning assigned to such term in the definition of “Revolving Commitments”.
“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).
“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit P.
“Intercreditor Agreements” shall mean the agreements listed on Schedule 1.01(b) and any other agreement either (i) reasonably requested by the Administrative Agent under the terms and conditions of this Agreement or (ii) reasonably designated by the Administrative Borrower and the Administrative Agent as an “Intercreditor Agreement” in each instance from time to time.
“Interest Election Request” shall mean a request by Administrative Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.
“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period,

(c) with respect to any Revolving Loan, Incremental Revolving Loan or Swingline Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated.
“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or nine or twelve months if agreed to by all affected Lenders) thereafter, as Administrative Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided, however, that an Interest Period shall be limited to the extent required under Section 2.03(d).
“Intermediate Products” shall mean hydrocarbons intermediate products and blendstocks. For the avoidance of doubt, Intermediate Products shall not include Certain Hydrocarbon Assets.
“Inventory” shall mean all “inventory,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, wherever located, in which any Person now or hereafter has rights.
“Inventory Appraisal” shall mean an inventory appraisal conducted by an independent appraisal firm selected by Administrative Agent (i) in consultation with the Administrative Borrower (except during the existence and during the continuance thereof of an Event of Default) or (ii) in its sole discretion (during the existence and during the continuance thereof of an Event of Default).
“Investment Grade” shall mean, with respect to Account Debtors, Account Debtors having ratings of BBB- or higher from Moody’s Investors Service Inc. or Baa3 or higher from Standard & Poor’s Ratings Group.
“Investments” shall mean, as to any person, any direct or indirect acquisition or investment by such person, whether by means of (i) the purchase or other acquisition of Equity Interests or debt or other securities of another person, (ii) a loan, advance or capital contribution to, guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another person, including any partnership or joint venture interest in such other person, (iii) the purchase or ownership of a futures contract, or becoming liable for the sale or purchase of currency or commodities at a future date in the nature of a futures contract, or (iv) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another person or assets constituting a business unit, line of business or division of such person. Except as otherwise expressly provided in this Agreement, the amount of an Investment will be its fair market value as determined at the time the Investment is made and without giving effect to subsequent changes in value. To the extent the giving of a Guarantee or other credit support or similar liability results in an Investment, the value of such Investment outstanding at any time of determination will be reduced upon the expiration, reduction, termination or cancellation of such Guarantee, credit support or liability in an amount equal to the Guarantee, credit support or liability expired, reduced, terminated or cancelled. Notwithstanding anything to the contrary herein, in the case of any Investment made by any Company in a Person substantially concurrently with a cash distribution by such Person to the any Company (a “Concurrent Cash Distribution”), then the amount of such Investment shall be deemed to be the fair market value of the Investment, less the amount of the Concurrent Cash Distribution.
“Issuing Bank” shall mean, as the context may require, (a) UBS AG, Stamford Branch, and each Lender or Affiliate of a Lender that has agreed with the Borrowers and the Administrative Agent to be an Issuing Bank hereunder (including, by way of example, but not of limitation, in connection with a Lender Addendum), in its capacity as an issuer of Letters of Credit issued by it; (b) any other Lender or Affiliate of a Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) in its capacity as issuer of Letters of Credit issued by such Lender, and/or (c) collectively, all of the foregoing. For the avoidance of doubt, there may be one or more Issuing Banks and each Issuing Bank shall be an “Issuing Bank” hereunder from the date such Person becomes an Issuing Bank through the Maturity Date (unless otherwise consented to by the Borrowers in writing).
“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.
“Joint Lead Arrangers” shall have the meaning assigned to such term in the preamble hereto.
“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit G, or such other form as may reasonably be acceptable to the Administrative Agent.
“Last-Out Portion” shall mean, from time to time, the excess of Hedging Obligations incurred pursuant to Hedging Agreements entered into with Lenders or any of their Affiliates over the Hedging Reserves.
“Latest Maturity Date” shall mean, as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Revolving Loan, Incremental Revolving Commitment, Refinancing Revolving Loan or Refinancing Loan Commitment.

“LC Commitment” shall mean the commitment of an Issuing Bank to issue Letters of Credit pursuant to Section 2.18. The aggregate amount of the LC Commitments of all Issuing Banks in the aggregate shall be $1,500,000,000 plus the amount of any additional LC Commitments agreed to by the Borrowers and any existing or future Issuing Banks from time to time, but in no event shall (i) the aggregate amount of the LC Commitments of all Issuing Banks exceed the Revolving Commitment or (ii) the LC Commitment of any one Issuing Bank exceed the amount agreed to by such Issuing Bank with the Borrowers and the Administrative Agent, except as provided in Section 2.18(a).
“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.
“LC Exposure” shall mean at any time the sum (without duplication) of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.
“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).
“LC Request” shall mean a request by Administrative Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agent.
“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other similar agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.
“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Revolving Loans, which refusal or failure is not cured within two Business Days after the date of such refusal or failure unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing); (ii) the failure of any Lender to pay over to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including the funding of any participation in any Letter of Credit) within two Business Days of the date when due; (iii) the notification by a Lender to the Borrowers or the Administrative Agent that such Lender does not intend or expect to comply with any of its funding obligations hereunder or a public statement by a Lender to that effect with respect to such Lender’s funding obligations hereunder; (iv) the failure by a Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that such Lender will comply with such Lender’s obligations hereunder; or (v) the admission in writing by a Distressed Person that it is insolvent or such Distressed Person becoming subject to a Lender-Related Distress Event.
“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.
“Lender Addendum” shall mean with respect to any Lender on the Third A&R Effective Date, a lender addendum in the form of Exhibit I, to be executed and delivered by such Lender on the Third A&R Effective Date as provided in Section 10.15.

“Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.
“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of a Borrower pursuant to Section 2.18.
“Letter of Credit Expiration Date” shall mean the date which is five (5) Business Days prior to the Revolving Maturity Date.
“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the rate per annum equal to the offered rate that appears on the Reuters Screen LIBOR01 (or any successor thereto) as set by the ICE Benchmark Administration for deposits in Dollars (for delivery on the first day of such Interest Period); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which Dollar deposits are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, collateral assignment, hypothecation, security interest or encumbrance of any kind or any arrangement effective to provide priority or preference, or any filing of any financing statement under the UCC, in each case, effective to provide priority or preference over unsecured creditors or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” shall mean this Agreement, the Letters of Credit, the Intercreditor Agreements, the Notes (if any), and the Security Documents and the Fee Letter.
“Loan Parties” shall mean the Borrowers and the Subsidiary Guarantors.
“Loans” shall mean, as the context may require, a Revolving Loan or a Swingline Loan (and shall include any Loans contemplated by Section 2.20).
“London Business Day” shall mean any day on which banks are generally open for dealings in dollar deposits in the London interbank market.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Market Disruption Loans” shall mean Loans the rate of interest applicable to which is based upon the Market Disruption Rate, and the Applicable Margin with respect thereto shall be the same as the Applicable Margin then applicable to Eurodollar Loans; provided that, other than with respect to the rate of interest and Applicable Margin applicable thereto, Market Disruption Loans shall for all purposes hereunder and under the other Loan Documents be treated as ABR Loans.
“Market Disruption Rate” shall mean, for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to (as determined by in the reasonable discretion of the Administrative Agent in good faith pursuant to its reasonable judgment in consultation with Administrative Borrower), either (i) the Alternate Base Rate for such day or (ii) the rate for such day reasonably determined by the Administrative Agent to be the cost of funds of representative participating members in the interbank eurodollar market selected by the Administrative Agent (which may include Lenders) for maintaining loans similar to the relevant Market Disruption Loans. Any change in the Market Disruption Rate shall be effective as of the opening of business on the effective day of any change in the relevant component of the Market Disruption Rate.
“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or financial condition of Borrowers and their Subsidiaries, taken as a whole; (b) a material adverse effect on the ability of the Loan Parties to fully perform their respective payment obligations under any Loan Document; or (c) a material adverse effect on the rights of or benefits or remedies available to the Lenders, the Co-Collateral Agents or the Administrative Agent under any Loan Document; provided, however, that in no event shall any effect that results from any of the following be deemed to constitute a Material Adverse Effect: (i) this Agreement, the Loan Documents or any actions taken in compliance with this Agreement or the Loan Documents, or the pendency or announcement thereof; (ii) changes or conditions generally affecting the industry in which the Borrowers and their Subsidiaries operate; (iii) changes in general economic, regulatory or political conditions (including interest rate, commodities and currency fluctuations); (iv) changes in law or Environmental Laws; (v) changes in accounting principles; or (vi) acts of war, insurrection, sabotage or terrorism, unless, in the case of each of the clauses (iii)-(vi) above, such change has a disproportionate effect on the Borrowers and their Subsidiaries or their assets as compared to the effect on other participants in the industry or their assets, as the case may be.
“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) or Hedging Obligations of Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) in an aggregate outstanding principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting or set-off agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.
“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.
“MLP Drop Down and Railcar Assets” means (i) the assets of Holdings, the Borrowers and/or their Subsidiaries identified on Schedule 1.01(c) and (ii) the additional assets relating to gathering, transporting and storing crude oil and to distributing, transporting and storing refined products of

Holdings, the Borrowers and/or their Subsidiaries identified by the Administrative Borrower from time to time in writing to the Administrative Agent as “MLP Drop Down and Railcar Assets”.
“MNPI” shall have the meaning assigned to such term in Section 10.01(d).
“Morgan Stanley Off-Take Agreements” shall mean collectively (i) the Delaware City Morgan Stanley Off-Take Agreement and (ii) the Paulsboro Morgan Stanley Off-Take Agreement; as such agreements may be replaced, superseded, amended (including as to changes of counterparty) modified, supplemented or terminiated from time to time, to the extent not prohibited by the terms and provisions of this Agreement; provided, that any agreement with a third party that is not a Loan Party which replaces or supersedes a Morgan Stanley Off-Take Agreement in effect as of the Third A&R Effective Date shall be subject, to the extent reasonably requested by the Administrative Agent to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, it being understood that an intercreditor agreement in the form of the MSCG Intercreditor Agreement is acceptable to the Administrative Agent.
“Morgan Stanley-Toledo Oil Supply Agreement” shall mean that certain oil supply and financing agreement, dated as of May 31, 2011, pursuant to which MSCG finances the purchase by Toledo of crude oil for the Toledo refinery.
“MSCG” shall mean Morgan Stanley Capital Group Inc. or any successor or assign thereof (including as a result of a changed counterparty) to the extent not prohibited by this Agreement.
“MSCG Intercreditor Agreement” shall mean that certain Amended and Restated Intercreditor Agreement, dated as of April 6, 2011, by and among Morgan Stanley Capital Group Inc., UBS AG, Stamford Branch, as Revolving Agent, UBS AG, Stamford Branch, as Term Loan Agent, Holdings, Delaware City, Paulsboro and the other Loan Parties party thereto, as such agreement may be amended, amended and restated, replaced, superseded, modified, supplemented (including as to changes of counterparties) or terminated from time to time in accordance with its terms.
“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.
“Net Cash Proceeds” shall mean:
(a)    with respect to any Asset Sale (other than any issuance or sale of Equity Interests) or Casualty Event, the cash proceeds actually received by Holdings or any of its Subsidiaries (other than an Excluded Subsidiary) (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries (other than an Excluded Subsidiary)) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional, advisory, consulting, investment banking and transactional fees, transfer and similar taxes and Borrowers’ good faith estimate of income taxes actually paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall then constitute Net Cash Proceeds); (iii) Borrowers’ good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 180 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall then constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or indebtedness which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness or indebtedness assumed by the purchaser of such properties); (v) any survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees in respect of any such Asset Sale; and (vi) taxes paid or reasonably estimated to be actually payable in connection therewith; and
(b)    with respect to any Equity Issuance or any other issuance or sale of Equity Interests by Parent, Holdings or any of Holdings’ Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.
“Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Subsidiary Guarantor (including any Excluded Subsidiary).
“Notes” shall mean any notes evidencing the Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit K-1, or K-2.
“Obligations” shall mean (a) obligations of Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrowers and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrowers and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.
“OFAC” shall have the meaning set forth in the definition of “Embargoed Person.”
“Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president and one of the Financial Officers and, with respect to certificates other than as to financial, borrowing base and/or other collateral matters, any other officer of a Loan Party, in each case in his or her official (and not individual) capacity.

“Off-Take Agreements” shall mean (i) any off-take agreement with respect to hydrocarbon inventory or products and (ii) other similar hydrocarbon inventory or products agreements or arrangements.
“Oil Supply Agreements” shall mean any oil supply or other similar hydrocarbons supply agreements or arrangements, including, without limitation, the Morgan Stanley-Toledo Oil Supply Agreement.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.
“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (and any interest, additions to tax or penalties applicable thereto).
“Overadvance” shall have the meaning assigned to such term in Section 2.02(f).
“Parent” shall mean PBF Energy Company LLC, a Delaware limited liability company.
“Participant” shall have the meaning assigned to such term in Section 10.04(d).
“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).
“Paulsboro Acquisition Agreement” shall mean that certain Stock Purchase Agreement, dated as of September 24, 2010 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof), with Valero Refining and Marketing Company, a Delaware corporation, with respect to the acquisition of Paulsboro.
“Paulsboro Acquisition Documents” shall mean the collective reference to the Paulsboro Acquisition Agreement and each other document entered into in connection therewith.
“Paulsboro Facility” shall mean Paulsboro’s petroleum refinery and all related assets and properties located in Paulsboro, New Jersey.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Certificates” shall mean (i) that certain Perfection Certificate delivered by the Borrowers (other than Toledo) to the Administrative Agent in connection with the closing of initial Revolving Credit Agreement, dated December 17, 2010 and (ii) that certain Perfection Certificate delivered by Toledo to the Administrative Agent on the closing date of the Existing Revolving Credit Agreement, in each case, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
“Perfection Certificate Supplement” shall mean a certificate supplement substantially in the form of Exhibit L-2 or any other form approved by the Administrative Agent.
“Permitted Acquisition” shall mean any transaction for the (a) acquisition of all or substantially all of the property of any person, or of any business or division, or business line or unit of any person; or (b) acquisition (including by merger or consolidation) of the Equity Interests of any person that becomes a Subsidiary after giving effect to such transaction; provided that each of the following conditions shall be met:
(i)    no Specified Event of Default then exists or would result therefrom (and at the time of signing of the relevant Acquisition Agreement no Event of Default then exists or would result therefrom);
(ii)    after giving effect to such transaction Pro Forma Excess Availability is greater than the Threshold Amount;
(iii)    [Reserved];
(iv)    the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrowers and the Subsidiaries are permitted to be engaged in under Section 6.12 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents (in each case, except to the extent the equivalent assets of a Loan Party (such Loan Party as of the date hereof) are not required to be subject to the Lien of the Security Documents) to the extent required by Section 5.10 hereof and shall be free and clear of any Liens, other than Permitted Liens (in each case, to the extent, and within the time period set forth in Article V of this Agreement and only to the extent the Administrative Borrower has not made an election under Section 5.18(b));
(v)    the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (unless such opposition has been publicly withdrawn);
(vi)    all transactions in connection therewith shall be consummated without violation of any material applicable Requirements of Law, except, in each case, as would not constitute a breach or violation of the terms and conditions of the underlying Acquisition Agreement as in effect from time to time;
(vii)    [Reserved];
(viii)    No later than upon consummation of the transaction, Administrative Borrower shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance); and

(ix)    the business to be acquired and its Subsidiaries, shall, subject to an election by Administrative Borrower under Section 5.18(b), become Subsidiary Guarantors in accordance with Section 5.10.
“Permitted Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, setting forth the terms and conditions of Permitted Amendment Loans and/or Commitments made in accordance with and pursuant to Section 10.19 of this Agreement.
“Permitted Holders” shall mean each of the Equity Investors and members of management of Holdings (or its direct or indirect parent companies) on the Third A&R Effective Date who are holders of Equity Interests of Holdings (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Equity Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings or any of its direct or indirect parent companies.
“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
“Permitted Refinancing Indebtedness” means any Indebtedness of any Loan Party issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness of such Person (other than intercompany Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness and the amount of all expenses and premiums, underwriting, issuance, commitment, syndication and other similar fees, costs and expenses incurred in connection therewith); (b) such Permitted Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (d)(i) if the stated maturity of the Indebtedness being refinanced is earlier than the Latest Maturity Date, the Permitted Refinancing Indebtedness has a stated maturity no earlier than the stated maturity of the Indebtedness being refinanced or (ii) if the stated maturity of the Indebtedness being refinanced is on or later than the Latest Maturity Date, the Permitted Refinancing Indebtedness has a stated maturity at least 91 days later than the Latest Maturity Date; and (e) (i) if such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is secured, the terms of the security documents of such Permitted Refinancing Indebtedness shall be (taken as a whole) no more favorable to the secured parties in respect of such Permitted Refinancing Indebtedness than the terms of the security documents of such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; or (ii) if such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is unsecured, the obligations in respect of such Permitted Refinancing Debt shall be unsecured.
“Permitted Tax Distributions” shall mean payments, dividends or distributions by Borrowers, Subsidiary Guarantors and their respective Subsidiaries in order for any of their owners

(direct or indirect) or any Loan Party to pay federal, state or local income and franchise taxes attributable to the income of Holdings or any of its Subsidiaries in an amount not to exceed the income and franchise tax liabilities that are attributable to them based upon the income of Holdings and its Subsidiaries, reduced by any such income taxes paid or to be paid directly by Holdings or its Subsidiaries.
“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).
“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Excluded Subsidiary into a Subsidiary Guarantor, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.
“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Third A&R Effective Date.
“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(d).
“Private Siders” shall have the meaning assigned to such term in Section 10.01(d).
“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Subsidiary or the Consolidated EBITDA of the Borrowers, (a) the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that is factually supportable and is expected to have a continuing impact and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Subsidiary with the operations of the Borrower and its Subsidiaries, in each case being given pro forma effect, that (i) have been realized or (ii) will be implemented following such transaction and are supportable and quantifiable and expected to be realized within the succeeding twenty-four (24) months and, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead) taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Subsidiary and the consolidated financial statements of the Borrower and its Subsidiaries, assuming such Permitted Acquisition or conversion, and all other Permitted Acquisitions or conversions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that in no event shall such amounts calculated in reliance upon clause (b) above comprise more than 15% of Consolidated EBITDA.
“Pro Forma Basis” and “Pro Forma Effect” shall mean, with respect to compliance with any test hereunder for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of an Asset Sale or other disposition of all or substantially all Equity Interests in any Subsidiary of the Borrowers (other than an Excluded Subsidiary) or any division, product line, or facility used for operations of the Borrowers or any of its Subsidiary Guarantors (other than an Excluded Subsidiary), shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries (other than Excluded Subsidiaries) in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Subsidiaries (other than an Excluded Subsidiary and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.
“Pro Forma Excess Availability” shall mean, for any date of determination, the average Excess Availability for 90 days prior to, and including, such date, after giving effect to the transactions occurring on such date, based on assumptions and calculations reasonably acceptable to the Administrative Agent; it being agreed that, for purposes of calculating Pro Forma Excess Availability, unless the Administrative Agent shall otherwise agree in its reasonable discretion, no Accounts or hydrocarbon Inventory to be acquired in an Investment otherwise permitted under Section 6.04 shall be included in the Borrowing Base until the Administrative Agent shall have completed a preliminary field audit and Inventory Appraisal in scope and with results reasonably satisfactory to Administrative Agent and Co-Collateral Agents.
“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment; provided that for purposes of Section 2.19(b) and (c), “Pro Rata Percentage” shall mean the percentage of the total Revolving Commitments (disregarding the Revolving Commitment of any Defaulting Lender to the extent its Swingline Exposure or LC Exposure is reallocated to the non-

Defaulting Lenders) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Pro Rata Percentage shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments.
“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.
“Public Siders” shall have the meaning assigned to such term in Section 10.01(d).
“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction, development or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement plus any costs, fees, expenses and other liabilities related thereto, as the case may be.
“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.
“Railcar Financing” shall have the meaning assigned to such term in Section 6.01.
“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Register” shall have the meaning assigned to such term in Section 10.04(c).
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrowers’ obligations under Section 2.18(e) to reimburse LC Disbursements.
“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding, LC Exposure and unused Commitments; provided that the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.
“Reserves” shall be determined by the Co-Collateral Agents from time to time, acting reasonably and in good faith, pursuant to standards and practices generally applied by the Co-Collateral Agents (from the standpoint of an asset-based lender) to borrowing base debtors in the refining markets, and shall not limit Borrowing Availability on account of conditions or circumstances already addressed in the eligibility criteria for the assets in the Borrowing Base and/or otherwise result in a duplicative adverse impact on Borrowing Availability under the Borrowing Base and shall not include Hedging Reserves. Once the Reserves have been so determined by the Co-Collateral Agents, the Reserves will not be changed in a manner adverse to the Borrowers except to address circumstances, conditions, events or contingencies underlying the determination of the Reserves that adversely impact the value of the Borrowing Base, and then only in a manner and to an extent that bears a reasonable relationship to changes in circumstances, conditions, events or contingencies; provided that circumstances, conditions, events or contingencies arising prior to the Third A&R Effective Date of which the Co-Collateral Agents have actual knowledge prior to the Third A&R Effective Date shall not be the basis for any establishment or modification of any Reserve unless such circumstances, conditions, events or contingencies shall have changed since the Third A&R Effective Date.
“Response” shall mean (a) ”response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.
“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Revolving Availability Period” shall mean the period from and including the Third A&R Effective Date to but excluding the earlier of (A) the Business Day preceding the Revolving Maturity Date and (B) the date of termination of the Revolving Commitments.
“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.
“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or by an Increase Joinder, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Revolving Commitments on the Third A&R Effective Date is $2,500,000,000 (the Loans thereunder, the “Initial Revolving Loans”).
“Revolving Credit Priority Collateral” shall mean (i) all deposit accounts of any Loan Party (other than Excluded Accounts) as well as all funds on deposit therein, (ii) all accounts receivable of any Loan Party, (iii) all hydrocarbon inventory of any Loan Party, (iv) all related instruments, letters of credit, letter of credit rights, credit support, insurance, chattel paper, documents, supporting obligations, related payment intangibles, cash, cash equivalents, other related rights, claims, causes of action, books and records, accounting systems and other similar personal property of any Loan Party and (v) any proceeds or products of any of the foregoing. For the avoidance of doubt, “Revolving Credit Priority Collateral” shall not include any plant, property or equipment of any Loan Party.
“Revolving Exposure” shall mean, with respect to any Lender at any time (without duplication), the aggregate principal amount at such time of all then outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.
“Revolving Lender” shall mean a Lender with a Revolving Commitment.
“Revolving Loan” shall mean a Loan made by the Lenders to Borrowers pursuant to Section 2.01(b). Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.
“Revolving Maturity Date” shall mean with respect to the (i) Revolving Commitments outstanding as of the Third A&R Effective Date and the Revolving Loans thereunder (and any Incremental Revolving Commitments and the Incremental Revolving Loans thereunder), the date which is five (5) years after the Third A&R Effective Date and (ii) Refinancing Loan Commitments and the Refinancing Loans thereunder, the date set forth in the amendment giving effect thereto.
“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.
“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“Secured Obligations” shall mean (a) the Obligations, (b) other than to the extent prohibited by applicable law (including, without limitation, the Dodd Frank Wall Street Reform and Consumer Protection Act), the due and punctual payment and performance of all obligations of Borrowers and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party; provided, however, that such obligations shall have been designated as Secured Obligations in a writing from the Borrowers to the Administrative Agent and (c) the due and punctual payment and performance of all obligations of Borrowers and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any counterparty that is a Secured Party.
“Secured Parties” shall mean, collectively, the Administrative Agent, the Co-Collateral Agents, each other Agent, each Issuing Bank, the Lenders and each counterparty to a (a) Treasury Services Agreement if at the time of entering into such Treasury Services Agreement such person was an Agent or a Lender or an Affiliate of an Agent or a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints each Co-Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.03, 10.03 and 10.09 as if it were a Lender or (b) Hedging Agreement if at the time of entering into such Hedging Agreement such Person has been designated as a Secured Party in a writing from the Borrowers to the Administrative Agent and such Person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints each Co-Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.03, 10.03 and 10.09 as if it were a Lender.
“Securities Act” shall mean the Securities Act of 1933.
“Securities Collateral” shall mean the Existing Securities Collateral.
“Security Agreement” shall mean the A&R Security Agreement.
“Security Agreement Collateral” shall mean all property pledged, granted or reaffirmed as collateral pursuant to the A&R Security Agreement (a) on the Third A&R Effective Date or (b) thereafter pursuant to Section 5.10 (it being agreed and understood that such Security Agreement Collateral shall be limited in any event to Revolving Credit Priority Collateral).
“Security Documents” shall mean the Existing Security Documents, the A&R Security Agreement, and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Existing Security Documents, the A&R Security Agreement or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the A&R Security Agreement and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.
“Specified Event of Default” shall mean an Event of Default existing pursuant to Section 8.01(a), (b), (g) or (h) of this Agreement.

“Specified Transaction” means any Investment, Asset Sale or other disposition outside of the ordinary course of business, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation as an Excluded Subsidiary or as a Subsidiary Guarantor (as applicable), or Incremental Revolving Commitments that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $25,000,000 shall not be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”
“Sponsor” shall mean First Reserve Corporation, the Blackstone Group, and each of their respective Affiliates.
“Standby Letter of Credit” shall mean any standby letter of credit.
“Statoil” shall mean Statoil Marketing & Trading (US) Inc. or any successor or assign thereof (including as a result of a changed counterparty) to the extent not prohibited by this Agreement.
“Statoil Intercreditor Agreement” shall mean that certain Amended and Restated Intercreditor Agreement, dated as of March 1, 2011, by and among Statoil Marketing & Trading (US) Inc., UBS AG, Stamford Branch, as Revolving Agent, UBS AG, Stamford Branch, as Term Loan Agent, Holdings, Delaware City, Paulsboro and the other Loan Parties party thereto.
“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing in dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
“Subordinated Debt Payment” shall have the meaning assigned to such term in Section 6.10(a).
“Subordinated Indebtedness” shall mean Indebtedness of any Loan Party that is by its terms subordinated in right of payment to the Obligations of Borrowers and the Subsidiary Guarantors, as applicable, on terms reasonably acceptable to the Administrative Agent.
“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of a Borrower.
“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(d), and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.10 and that has not been designated by the Administrative Borrower, in accordance with Section 5.18(b), as an Excluded Subsidiary and in any event, excluding any Foreign Subsidiary.
“Supermajority Lenders” shall mean Lenders having more than 66 2/3 % of the sum of all Loans outstanding, LC Exposure and unused Commitments; provided that the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.
“Suppressed Availability” shall mean as of any date of determination the amount, if any, by which the Borrowing Base on such date exceeds the aggregate Commitments of all Lenders then outstanding.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17. As of the Third A&R Effective Date, the amount of the Swingline Commitment shall be $100,000,000 but shall in no event exceed the Revolving Commitments.
“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.
“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.
“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
A “Test Period” at any time shall mean the period of four consecutive fiscal quarters of Borrowers ended on or prior to such time (taken as one accounting period).

“Third A&R Effective Date” shall mean the date on which the conditions set forth in Section 4.01 of this Agreement are satisfied and this Agreement becomes effective pursuant to Section 10.06.
“Threshold Amount” shall mean (as of any date of determination) an amount equal to 12.5% of the lesser of the then existing Borrowing Base and the then current aggregate Revolving Commitments of the Lenders at such time.
“Threshold Basket Amount” shall mean (as of any date of determination) an amount equal to 17.5% of the lesser of the then existing Borrowing Base and the then current aggregate Revolving Commitments of the Lenders at such time.
“Toledo Acquisition Agreement” shall mean that certain Asset Sale and Purchase Agreement, dated as of December 2, 2010, by and between Toledo, as the Buyer and Sunoco, Inc. (R&M), as the Seller.
“Toledo Acquisition Documents” shall mean the collective reference to the Toledo Acquisition Agreement and each other document entered into in connection therewith.
“Toledo Facility” shall mean Toledo’s petroleum refinery and all related assets and properties located in Toledo, Ohio.
“Toledo-MSCG Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of May 31, 2011, by and among MSCG and UBS AG, Stamford Branch, as Revolving Agent, and acknowledged by Toledo, as replaced, superseded amended (included as to change of counterparty), modified, supplemented or terminated from time to time.
“Total Assets” shall mean the total assets of Holdings and its Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of Holdings and its Subsidiaries.
“Transactions” shall mean, collectively, the transactions to occur on or prior to the Third A&R Effective Date pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and the borrowings hereunder; and (b) the payment of any and all fees, costs and expenses to be paid on or prior to the Third A&R Effective Date and owing in connection with the foregoing.
“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.
“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary, credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), credit card processing services, debit cards, stored value cards, and cash management services or automated clearinghouse transfer of funds.
“Trigger Event” shall mean either (i) an Event of Default has occurred and is continuing or (ii) Excess Availability is less than (A) the Threshold Amount for a period of time greater than five (5) consecutive Business Days or (B) $100.0 million at any time; provided that such Trigger Event shall continue until (i) no Event of Default exists and (ii) Excess Availability shall have exceeded the Threshold Amount and $100.0 million for a period of at least thirty (30) consecutive days.
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.
“Unasserted Contingent Obligations” means taxes, costs, indemnifications, reimbursements, damages and other claims or liabilities in respect of which no written assertion of liability or no claim or demand for payment has been made at such time.
“Unfinanced Capital Expenditures” shall mean, with respect to any Person and for any period, Capital Expenditures made by such Person during such period and not financed from the proceeds of Indebtedness, Equity Issuances, Casualty Events or Asset Sales or other dispositions of assets.
“United States” shall mean the United States of America.
“USA PATRIOT Act” shall have the meaning set forth in the definition of “Anti-Terrorism Laws.”
“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.
“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, an interest rate floor or otherwise, in each case incurred or payable by the Borrowers generally to the Lenders with respect to such Indebtedness including any such original issue discount or upfront fees (with original issue discount being equated to interest based on an assumed four-year life to maturity or, if shorter, the actual weighted average life to maturity) payable to all Lenders providing such Indebtedness (but excluding structuring, arrangement, commitment or similar fees not shared with all such Lenders).

SECTION 1.02    Classification of Loans and Borrowings.
For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
SECTION 1.03    Terms Generally.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified or in effect (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04    Accounting Terms; GAAP.
Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrowers and the Required Lenders. Lenders and Administrative Agent acknowledge and agree that Borrowers may, at their sole option and in their sole discretion, switch from a GAAP method of accounting to a method of accounting based on the Internal Financial Reporting Standards (“IFRS”) as promulgated from time to time by the International Accounting Standards Board (the “IASB”).  From and after the date the Borrowers adopt IFRS, references herein and in any other Loan Document shall mean and refer to IFRS.  If at any time any such change from GAAP to IFRS would affect the computation of any financial covenant or other covenant set forth in any Loan Document, and the Administrative Borrower shall so request, the Administrative Agent and the Administrative Borrower shall negotiate in good faith to amend any such financial covenant or other such covenant or requirement to preserve the original intent thereof in light of such change in accounting principles; provided, that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change. Notwithstanding any other provision of this Agreement to the contrary, for all purposes during the term of this Agreement and any other Loan Document, each lease that pursuant to GAAP as in effect on the Third A&R Effective Date would be classified as a capital lease or an operating lease will continue to be so classified, notwithstanding any change in characterization of that lease subsequent to the Third A&R Effective Date based on changes to GAAP or interpretation of GAAP.
SECTION 1.05    Resolution of Drafting Ambiguities.
Each party hereto acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against any party shall not be employed in the interpretation hereof or thereof.
SECTION 1.06    Pro Forma Calculations.
(a)    Whenever a financial ratio or test is to be calculated on a Pro Forma Basis, or giving “Pro Forma Effect” the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrowers are available (as determined in good faith by the Borrowers); provided that, the provisions of this sentence shall not apply for purposes of determining actual compliance with Section 6.09 (other than for the purpose of determining Pro Forma Compliance with Section 6.09), which actual shall be based on the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period.
(b)    For purposes of calculating any financial ratio or test, or basket that is based on a percentage of Consolidated EBITDA (including any Consolidated Interest Coverage Ratio), Specified Transactions that have been made (i) during the applicable Test Period and (ii) if applicable as described in Section 1.06(a), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became (other than an Excluded Subsidiary) a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries (other than an Excluded Subsidiary) since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then such financial ratio or test shall be calculated to give pro forma effect thereto in accordance with this Section 1.06.
(c)    In the event that the Borrowers or any Subsidiary (other than an Excluded Subsidiary) incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Test Period or (ii) subject to Section 1.06(a) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable Test Period.

ARTICLE II
THE CREDITS

SECTION 2.01    Commitments.
Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly to make Revolving Loans to Borrowers, at any time and from time to time on or after the commencement of the Revolving Availability Period until the earlier of the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment and provided that after making a Revolving Loan, the sum of the total Revolving Exposures shall not exceed the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base then in effect.
Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, Borrowers may borrow, pay or prepay and reborrow Revolving Loans from time to time.
SECTION 2.02    Loans.
(a)    Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.18(e)(i) and (ii), (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Commitments.
(b)    Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Administrative Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrowers to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Administrative Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(c)    Except with respect to Loans deemed made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Administrative Borrower in the applicable Borrowing

Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
(d)    Unless the Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurodollar Borrowing), and at least 2 hours prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent at the time of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each such Lender and the Borrowers severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrowers’ obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease and be discharged thereby.
(e)    Notwithstanding any other provision of this Agreement, Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.
(f)    The Administrative Agent shall not, without the prior consent of Required Lenders, make (and shall prohibit the Issuing Bank and Swingline Lender, as applicable, from making) any Revolving Loans or provide any Letters of Credit to the Borrowers intentionally and with actual knowledge that such Revolving Loans, Swingline Loans, or Letters of Credit would be made when one or more of the conditions precedent to the making of the Loans hereunder cannot be satisfied except, that, the Administrative Agent may make (or cause to be made) such additional Revolving Loans or Swingline Loans or provide such additional Letters of Credit on behalf of the Lenders (each an “Overadvance” and collectively, the “Overadvances”), intentionally and with actual knowledge that such Loans or Letters of Credit will be made without the satisfaction of the foregoing conditions precedent, if the Administrative Agent deems it necessary or advisable in its discretion to do so, provided, that: (A) the total principal amount of the Overadvances to the Borrowers which the Administrative Agent may make or provide (or cause to be made or provided) after obtaining such actual knowledge that the conditions precedent have not been satisfied, shall not exceed, $25,000,000 at any time and shall not cause the aggregate Revolving Exposures to exceed the Revolving Commitments of all of the Lenders or the Revolving Exposure of a Lender to exceed such Lender's Revolving Commitment, (B) without the consent of the Required Lenders, no Overadvance shall be outstanding for more than sixty (60) days and (C) Administrative Agent shall be entitled to recover such funds, on demand from the Borrowers together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the interest rate provided for in Section 2.06(c); provided further that upon written notice by the

Required Lenders, no further Overadvances shall be made. Each Lender shall be obligated to pay Administrative Agent the amount of its Pro Rata Percentage of any such Overadvance.
SECTION 2.03    Borrowing Procedure.
To request Loans, Administrative Borrower shall deliver, by hand delivery, telecopier or email attachment, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of Eurodollar Loans in dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of ABR Loans, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(a)    the aggregate amount of such borrowing;
(b)    the date of such borrowing, which shall be a Business Day;
(c)    whether such borrowing is to be for ABR Loans or Eurodollar Loans;
(d)    in the case of Eurodollar Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(e)    the location and number of Borrowers’ account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and
(f)    that the conditions set forth in Sections 4.03(b)-(e) have been satisfied as of the date of the notice.
If no election as to the Type of Loans is specified, then the requested borrowing shall be for ABR Loans. If no Interest Period is specified with respect to any requested Eurodollar Loan, then Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Each Borrower hereby irrevocably appoints and constitutes Holdings, in its capacity as Administrative Borrower, as its agent to request and receive Loans and Letters of Credit pursuant to this Agreement in the name or on behalf of such Borrower. The Administrative Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Loan Party. Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent of Borrowers and agrees to ensure that the disbursement of any Loans to a Borrower requested by or paid to or for the account of such Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower. Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from the Agents and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower. No termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days' prior written notice to Administrative Agent.
SECTION 2.04    Evidence of Debt; Repayment of Loans.
(a)    Promise to Repay. Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (ii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrowers shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.
(b)    Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain records including (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the records maintained by the Administrative Agent and each Lender pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrowers to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall be prima facie evidence of the information therein in the absence of manifest error.
(c)    Promissory Notes. Any Lender by written notice to Administrative Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit K-1, or K-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.05    Fees.
(a)    Commitment Fee. Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to the Applicable Fee per annum on the average daily unused amount of each Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued

Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).
(b)    Administrative Agent Fees and Other Fees. Borrowers agree to pay (i) to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrowers and the Administrative Agent (the “Administrative Agent Fees”) and (ii) any other fees otherwise payable under the Fee Letter in the amounts, at the times and in the manner separately agreed to therein.
(c)    LC and Fronting Fees. Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Letter of Credit Fee on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at a rate not to exceed 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Third A&R Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Third A&R Effective Date, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year)  and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(d)    All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrowers shall pay the Fronting Fees directly to the Issuing Bank and Borrowers shall pay any other fees payable under the Fee Letter at the times and in the manner separately agreed to therein. Once paid, none of the Fees shall be refundable under any circumstances.
SECTION 2.06    Interest on Loans.
(a)    ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)    Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
(c)    Default Rate. Notwithstanding the foregoing, if there is a Specified Event of Default, any such amount of principal of or interest on any Loan or any fee or other amount payable by Borrowers hereunder that is past due shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue amounts constituting principal or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other outstanding and overdue amount, 2% plus (other than with respect to interest) the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).
(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be prima facie evidence thereof absent manifest error.
SECTION 2.07    Termination and Reduction of Commitments.
(a)    Termination of Commitments. The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Revolving Maturity Date.
(b)    Optional Terminations and Reductions. At their option, Borrowers may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1.0 million and not less than $2.0 million and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.
(c)    Borrower Notice. Administrative Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Administrative Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Administrative Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or other transaction which will result in the repayment of the Obligations in full in cash (other than Unasserted Contingent Obligations) and the termination of all of the Commitments, in which case such notice may be revoked by Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
SECTION 2.08    Interest Elections.
(a)    Generally. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrowers shall not be entitled to request any conversion or continuation that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    Interest Election Notice. To make an election pursuant to this Section, Administrative Borrower shall deliver, by hand delivery, telecopier or email attachment, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrowers were requesting Loans of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(c)    Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Administrative Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09    [Intentionally Omitted].
SECTION 2.10    Optional and Mandatory Prepayments of Loans.
(a)    Optional Prepayments. Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of Section 2.10 and Section 2.13; provided that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $1.0 million or, if less, the outstanding principal amount of such Borrowing.
(b)    Revolving Loan Prepayments.
(i)    In the event of the termination of all the Revolving Commitments, Borrowers shall, on the date of such termination, repay or prepay all their outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).
(ii)    In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrowers and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrowers shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.
(iii)    In the event that the sum of all Lenders’ Revolving Exposures exceeds either (A) the Borrowing Base then in effect or (B) the Revolving Commitments then in effect, Borrowers shall, without notice or demand, promptly first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.
(iv)    Except as provided in Section 2.18(a), in the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrowers shall, without notice or demand, promptly replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.
(v)    In the event that the aggregate Swingline Exposure exceeds the Swingline Commitment then in effect Borrowers shall, without notice or demand, promptly repay or prepay Swingline Loans in an aggregate amount sufficient to eliminate such excess.
(c)    Asset Sales. Subject to the terms and conditions of the applicable Intercreditor Agreement, not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale of Revolving Credit Priority Collateral by Holdings or any of its Subsidiaries, Borrowers shall make prepayments in accordance with Section 2.10(e) in an aggregate amount equal to the lesser of (i) the then outstanding Loans and (ii) 100% of such Net Cash Proceeds.
(d)    Casualty Events. Subject to the terms and conditions of the applicable Intercreditor Agreement, not later than five Business Days following the receipt of any Net Cash Proceeds from a Casualty Event involving Revolving Credit Priority Collateral (other than Certain Hydrocarbon Assets and Intermediate Products), by Holdings or any of its Subsidiaries, Borrowers shall make prepayments in accordance with Section 2.10(e) in an aggregate amount equal to the lesser of (i) the then outstanding Loans and (ii) 100% of such Net Cash Proceeds.
(e)    Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(f), subject to the provisions of this Section 2.10 (e). Subject to Section 8.02, and so long as no Event of Default shall then exist and be continuing, all mandatory prepayments shall be applied as follows: first, to the Swingline Loans until the same has been reduced to zero (0); second, to the Revolving Loans until the same has been reduced to zero (0); and third, to cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i). Such mandatory prepayments of the Swingline Loans and Revolving Loans shall not cause a corresponding reduction in the Swingline Commitment or Revolving Commitments.
Amounts to be applied pursuant to this Section 2.10 to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Revolving Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Revolving Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrowers, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Administrative Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.
(f)    Notice of Prepayment. Administrative Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable; provided that a notice of prepayment delivered by Administrative Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, in which case such notice may be revoked by Administrative Borrower (by notice to the Administrative Agent on or prior to the specified payment date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
SECTION 2.11    Alternate Rate of Interest.
If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent reasonably determines (which determination shall be prima facie evidence of the facts so determined absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or
(b)    the Administrative Agent reasonably determines or is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give written notice thereof to Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Eurodollar Borrowing requested to be made on the first day of such Interest Period shall be made as a Market Disruption Loan, (ii) any Borrowing that were to have been converted on the first day of such Interest Period to a Eurodollar Borrowing shall be continued as a Market Disruption Loan and (iii) any outstanding Eurodollar Borrowing shall be converted, on the last day of the then-current Interest Period, to a Market Disruption Loan; in each case, except to the extent the Borrowers in their sole discretion elect to have any such Borrowing to be made as an, or converted into an, ABR Loan.

SECTION 2.12    Yield Protection.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;
(ii)    subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or
(iii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting into or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the Issuing Bank determines (in good faith) that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital and liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrowers shall be prima facie evidence of the facts determined therein absent manifest error. Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof) .
SECTION 2.13    Breakage Payments.
In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Administrative Borrower pursuant to Section 2.16(b), then, in any such event, Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably equal to the actual loss or expense arising from the liquidation or reemployment of funds obtained by such Lender to maintain such Loss. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrowers (with a copy to the Administrative Agent) and shall be prima facie evidence of the facts determined therein absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.
SECTION 2.14    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)    Payments Generally. Borrowers shall make each payment required to be made by them hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13, 2.15, 2.16, 10.03 or 10.19, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Stamford, Connecticut, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15, 2.16, 10.03 or 10.19 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.
(b)    Pro Rata Treatment.
(i)    Each payment by Borrowers of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
(ii)    Each payment on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders, except as expressly provided in Section 2.20(d).
(c)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).
(d)    Sharing of Set-Off. If any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Holdings or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.
(e)    Borrower Default. Unless the Administrative Agent shall have received notice from Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrowers will not make such payment, the Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
SECTION 2.15    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased by the Loan Parties as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.
(b)    Payment of Other Taxes by Borrowers. Without limiting the provisions of paragraph (a) above or (c) below, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.
(c)    Indemnification by Borrowers. Without duplication of amounts paid by the Borrowers pursuant to Section 2.15(a), or (b), Borrowers shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other

Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, setting forth in reasonable detail the basis for the calculations of such payment or liability and including reasonable supporting evidence shall be prima facie evidence thereof absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, Administrative Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders. On or prior to the date on which such Foreign Lender becomes a Lender under this Agreement, including by assignment, any Foreign Lender that is entitled to an exemption from or reduction of any withholding tax with respect to any payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to Administrative Borrower and to the Administrative Agent, at the time or times reasonably requested by Administrative Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Administrative Borrower or the Administrative Agent as will enable Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the above two sentences, in the case of any taxes that are not U.S. federal withholding taxes, the completion, execution and submission of non-U.S. federal forms shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would be disadvantageous to such Lender in any material respect.
Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall, to the extent it may lawfully do so, deliver to Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement including by assignment (and from time to time thereafter upon the request of Administrative Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i)    duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(ii)    duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit Q, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),
(iv)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), duly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms), accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, a certificate in substantially the form of Exhibit Q, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate, in substantially the form of Exhibit Q, on behalf of such beneficial owner(s),
(v)    if a payment made to a Lender hereunder or pursuant to any Notes would be subject to U.S. federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Administrative Agent and Administrative Borrower (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation reasonably requested by the Administrative Agent and Administrative Borrower sufficient for Administrative Agent and Administrative Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements, or
(vi)    any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrowers and the Administrative Agent to determine the withholding or deduction required to be made.
Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time or change in such Foreign Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and Borrowers of its inability to deliver any such forms, certificates or other evidence.

Any Lender that is not a Foreign Lender shall deliver to Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Administrative Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 certifying that it is not subject to backup withholding.
(f)    Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to a Loan Party the payment of which would place the Administrative Agent or such Lender in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been imposed in the first instance.
(g)    Payments. For purposes of this Section 2.15, (i) any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from Borrowers on behalf of such Lender shall be treated as a payment from Borrowers to such Lender and (ii) if a Lender is treated as a partnership by a jurisdiction imposing an Indemnified Tax, any withholding or payment of such Indemnified Tax by the Lender in respect of any of such Lender’s partners shall be considered a withholding or payment of such Indemnified Tax by the Borrowers.
(h)    Issuing Bank. For all purposes of this Section 2.15, the term Lender shall include the Issuing Bank.
(i)    No Longer “Grandfathered Obligations”. The Borrowers intend to treat the Revolving Commitments (including advances already outstanding) as not being “grandfathered obligations” for purposes of FATCA.
SECTION 2.16    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrowers to indemnify or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Administrative Borrower, setting forth in reasonable detail the basis for the calculations of such costs and expenses and including reasonable supporting evidence, shall be prima facie evidence thereof absent manifest error.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrowers are required to indemnify or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, or if Borrowers exercise their replacement rights under Section 10.02(d), then Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(iii)    Borrowers shall have paid (or shall have caused to be paid) to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);
(iv)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) (other than indemnities and other Contingent Obligations not then due and payable), assuming for this purpose (in the case of a Lender being replaced pursuant to Section 2.12, 2.15 or 10.02(d)) that the Loans of such Lender were being prepaid) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts)
(v)    in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and
(vi)    such assignment does not conflict with applicable Requirements of Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.
Each Lender agrees that, if Borrowers elect to replace such Lender in accordance with this Section 2.16(b), they shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

SECTION 2.17    Swingline Loans.
(a)    Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.17 and in its discretion, to make Swingline Loans to Borrowers from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the sum of the total Revolving Exposures exceeding the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base; provided that the Borrowers shall not use the proceeds of any Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrowers may borrow, repay and reborrow Swingline Loans.
(b)    Swingline Loans. To request a Swingline Loan, Administrative Borrower shall deliver, by hand delivery, telecopier or email attachment, a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Loan. The Swingline Lender shall make each Swingline Loan available to Borrowers to an account as directed by Administrative Borrower in the applicable Borrowing Request maintained with the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Administrative Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Extension of Credit contemplated by such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $1.0 million and integral multiples of $100,000 above such amount.
(c)    Prepayment. Borrowers shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 2:00 p.m., New York City time, on the proposed date of prepayment.
(d)    Participations. The Swingline Lender may at any time in its discretion, and shall, at least once each week, by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Administrative Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrowers (or other party on behalf of Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrowers of any default in the payment thereof.
SECTION 2.18    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, Administrative Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for a Borrower’s own account or the account of a Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank (provided, however, that the form attached as Exhibit S hereto shall be acceptable in any event to the Administrative Agent and the Issuing Bank), at any time and from time to time during the Revolving Availability Period (provided that the applicable Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). The Issuing Bank shall have no obligation to issue, and Administrative Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the lesser of (A) total Revolving Commitments and (B) the Borrowing Base. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Administrative Borrower to, or entered into by Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. To the extent that an Issuing Bank has LC Exposure on the Third A&R Effective Date that is higher than its individual LC Commitment separately agreed to with the Borrowers and the Administrative Agent then such Issuing Bank’s individual LC Commitment shall be reduced over time to at or below their agreed-upon level as existing Letters of Credit expire over time.
(b)    Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Administrative Borrower shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. on the second Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).
A request for an initial issuance of a Letter of Credit shall be provided and delivered by the Administrative Borrower and shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i)    the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);
(ii)    the amount thereof;
(iii)    the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);
(iv)    the name and address of the beneficiary thereof;
(v)    whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that such Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);
(vi)    the documents to be presented by such beneficiary in connection with any drawing thereunder;
(vii)    the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and
(viii)    such other matters as the Issuing Bank may require.
A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:
(i)    the Letter of Credit to be amended, renewed or extended;
(ii)    the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);
(iii)    the nature of the proposed amendment, renewal or extension; and
(iv)    such other matters as the Issuing Bank may reasonably require.
If requested by the Issuing Bank, Administrative Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Administrative Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank and the Administrative Agent shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, in the case of a Commercial Letter of Credit, or $100,000, in the case of a Standby Letter of Credit.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each Revolving Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.18(d). If the Issuing Bank is not the same person as the Administrative Agent, on the first Business Day of each calendar month, the Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Revolving Lender.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date, and (ii) if Administrative Borrower so requests in any Letter of Credit Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, Borrowers shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time prior to an expiry date but not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.18(k) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (1) from the Administrative Agent that any Revolving Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or Borrowers that one or more of the applicable conditions specified in Section 4.03 are not then satisfied.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement.
(i)    If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrowers shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if Administrative Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Administrative Borrower receives such notice; provided that Administrative Borrower may request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans or Swingline Loans (which ABR Revolving Loans or Swingline Loans, as the case may be, will not be subject to the conditions to borrowing set forth herein) in an equivalent amount and, to the extent so financed, Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans or Swingline Loans.
(ii)    If Borrowers elects not to make such payment when due for any reason, then the Borrowers will be deemed to have requested a Revolving Loan to the Revolving Lenders, and which request will be automatic and not be subject to the conditions precedent set forth in Article IV. Upon delivery of written notice of such election by the Administrative Borrower to the Issuing Bank, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrowers in respect thereof (including, without limitation, any amounts under Section 2.18(e)(iii) or 2.18(h)) and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall then fund its Pro Rata Percentage of such repeated Revolving Loans and shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. If for whatever reason it is not possible for a Revolving Loan to be made as provided herein, the Administrative Agent shall notify the Issuing Bank and each Revolving Lender of such event and the Issuing Bank shall then within one (1) Business Day notify the Administrative Agent and each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrowers in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on the date it is notified by the Issuing Bank (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. To the extent of any payments made by a Revolving Lender pursuant to this Section 2.18(e)(ii), no Default or Event of Default will result from the failure of the Borrowers to make reimbursement in respect of the relevant LC Disbursement, which reimbursement obligations will be satisfied by the funding of the relevant Revolving Loans. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrowers pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrowers thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.
(iii)    If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Revolving Lender and Borrowers severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrowers, the rate per annum set forth in Section 2.18(g) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.
(f)    Obligations Absolute. The Reimbursement Obligation of Borrowers as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing (other than payment), that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrowers hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Borrowers and their Subsidiaries. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrowers to the extent permitted by applicable Requirements of Law) suffered by Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or actions that are the result of relevant Issuing Bank’s gross negligence, bad faith or willful misconduct. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent and Administrative Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrowers of their Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrowers shall reimburse such LC Disbursement or such LC Disbursement is repaid with Revolving Loans as set forth in clause (c) above in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to and including the date that Borrowers are required to reimburse such LC Disbursement under Section 2.18(e)(i), at the interest rate then in effect for ABR Loans, and thereafter, at the rate per annum determined pursuant to Section 2.06(c) until (but excluding) the date that Borrowers reimburse such LC Disbursement or such LC Disbursement is repaid with Revolving Loans as set forth in clause (e) above. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Administrative Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrowers shall deposit on terms and in accounts reasonably satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrowers described in Section 8.01(g) or (h). Funds so deposited shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrowers under this Agreement. If Borrowers are required to provide an amount of cash collateral under this Section 2.18(i) as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrowers within three Business Days after all Events of Default have been cured or waived.
(j)    Additional Issuing Banks. Borrowers may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank and such Revolving Lender(s). Any Revolving Lender designated as an issuing bank pursuant to this paragraph (j) shall have all the rights and obligations of the Issuing Bank under the Loan Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as the Issuing Bank, as the context shall require. The Administrative Agent shall notify the Lenders of any such additional Issuing Bank. If at any time there is more than one Issuing Bank hereunder, Borrowers may, in their discretion, select which Issuing Bank is to issue any particular Letter of Credit.
(k)    Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Administrative Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrowers, each Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such resignation of the Issuing Bank shall become effective, Borrowers shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.
(l)    Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Third A&R Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or
(ii)    the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. For the avoidance of doubt, any Letter of Credit issued and outstanding under the Existing Revolving Credit Agreement as of the Third A&R Effective Date immediately prior to giving effect to this Agreement shall automatically be deemed issued as a Letter of Credit under this Agreement from and after the Third A&R Effective Date.
SECTION 2.19    Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    the Commitment Fee shall cease to accrue on the Commitment of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to the Issuing Bank pursuant to clause (c)(v) below);
(b)    if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding;
(iii)    if any portion of such Defaulting Lender’s LC Exposure is cash collateralized pursuant to clause (ii) above, Borrowers shall not be required to pay the LC Participation Fee with respect to such portion of such Defaulting Lender’s LC Exposure so long as it is cash collateralized;
(iv)    if any portion of such Defaulting Lender’s LC Exposure is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the LC Participation Fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Pro Rata Percentages; or
(v)    if any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.19(b), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, the Commitment Fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such

Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and the LC Participation Fee payable with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;
(c)    so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with Section 2.19(b), and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (and Defaulting Lenders shall not participate therein); and
(d)    any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.14(d) but excluding Section 2.16(b)) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and Administrative Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrowers or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.03 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.
In the event that the Administrative Agent, Administrative Borrower, the Issuing Bank or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.19 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 2.20    Increase in Commitments.
(a)    Borrower Request. Administrative Borrower may from time to time by written notice to the Administrative Agent elect (which election may be exercised by the Administrative Borrower one or more times) to request after the commencement of the Revolving Availability Period and prior to the Revolving Maturity Date, increases to the existing Revolving Commitments (“Incremental Revolving Commitments”) by an amount determined by the Administrative Borrower not in excess of an aggregate amount equal to the sum of (1) $250,000,000, plus (2) an amount equal to all voluntary prepayments that have resulted in permanent reductions of the Revolving Commitments (the “Incremental Facility Amount”). Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Administrative Borrower proposes that the increased or new Revolving Commitments shall be effective, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom Administrative Borrower proposes any portion of such increased or new Revolving Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Revolving Commitments may elect or decline, in its sole discretion, to provide such increased or new Revolving Commitment.
(b)    Conditions. The Incremental Revolving Commitments shall become effective and the Borrowers may draw upon such Incremental Revolving Commitments, as of such Increase Effective Date; provided that:
(i)    each of the conditions set forth in Section 4.03 (d) and (e) shall be satisfied on or prior to the Increase Effective Date;
(ii)    no Event of Default shall have occurred and be continuing or would result after giving effect thereto (or, if the Incremental Revolving Commitments are incurred in connection with a Permitted Acquisition, at the election of the Administrative Borrower, at the time of signing of the relevant Acquisition Agreement);
(iii)    Borrowers shall make any payments required pursuant to Section 2.13 in connection with any adjustment of Revolving Loans pursuant to Section 2.20(d);
(iv)    Administrative Agent and Co-Collateral Agents shall have received audits and an Inventory Appraisal, in each case, reasonably satisfactory to Administrative Agent and Co-Collateral Agents with respect to any new Accounts or hydrocarbon Inventory being added to the Borrowing Base, if any, in connection with the Incremental Revolving Loans prior to such Accounts or hydrocarbon Inventory being included for purposes of calculating the Borrowing Base; provided, that this requirement to obtain such audits and Inventory Appraisals shall only be required to the extent the new Accounts and/or hydrocarbon Inventory being added to the Borrowing Base equals or exceeds 10% of the then-existing Borrowing Base;
(v)    [Reserved];
(vi)    each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Increase Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case they shall be true and correct in all material respects as of such earlier date, and except the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.01(a) and (b), respectively; provided that to the extent that such Incremental Revolving Commitment or the Incremental Revolving Loans thereunder will be used concurrently with the initial provision of such commitment to finance any Permitted Acquisition or Investment permitted pursuant to Section 6.04(h), 6.04(n), 6.04(r) or 6.04(s) of this Agreement, then such representations and warranties shall be limited to customary “SunGard” representations and warranties (including those with respect to the target contained in the acquisition or merger agreement to the extent failure of such representations and warranties to be true and correct permits the Borrowers or relevant Affiliate thereof not to consummate the transactions contemplated thereby);
(vii)    Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction; provided, however, that any or all of the requirements of this subsection 2.20(b) (other than the requirements in clause (i) with respect to Section 4.03(d), clause (iii) (except for any waiver of payments under Section 2.13 by the Lenders providing the Incremental Revolving Commitments or clause (iv)) may be modified and/or waived by the Borrowers, the Administrative Agent and the Lenders providing the Incremental Revolving Commitments.
(c)    Terms of New Loans and Commitments. The terms and provisions, including, without limitation, interest, commitment fees and letter of credit participation fees, of Loans made pursuant to the new Revolving Commitments (“Incremental Revolving Loans”) (other than as provided below) shall be identical from and after the date of effectiveness of the relevant Increase Joinder in all respects to the Revolving Loans; provided, however, the rate of interest, commitment fees and letter of credit participation fees, original issue discount, upfront fees and closing fees shall be determined by the Borrowers and the applicable Lenders providing such new Revolving Commitments and shall be set forth in the applicable Increase Joinder (and any such new Revolving Commitments and Incremental Revolving Loans may be designated a Class of Loans and Commitments for all purposes of this Agreement); provided, further, in the event the Yield for any of the Incremental Revolving Loans is higher than the Yield on the Initial Revolving Loans by more than 25 basis points, then the Applicable Margin for such Initial Revolving Loans shall be increased to the extent necessary so that the Yield for such Initial Revolving Loans is equal to the Yield for such Incremental Revolving Loans minus 25 basis points.
The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrowers, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance reasonably satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.20. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to new Revolving Commitments as set forth in this Section 2.20.

(d)    Adjustment of Revolving Loans. Each Revolving Lender that is acquiring a new or additional Revolving Commitment on the Increase Effective Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Revolving Lenders that did not acquire or agree to provide new or additional Revolving Commitments on such Increase Effective Date immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Revolving Lenders pro rata based on their Revolving Commitments after giving effect to such Increase Effective Date. If there is a new borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.01.
(e)    In addition to increased Revolving Commitments pursuant to Section 2.20(a), the Borrowers may by written notice to the Administrative Agent elect to request the establishment of one or more new tranches of Revolving Commitments (the “Refinancing Loan Commitments”), the proceeds of which shall be used solely to permanently replace then existing Revolving Commitments and voluntarily repay outstanding Revolving Loans thereunder (it being agreed and understood that notwithstanding anything herein to the contrary, any such voluntary repayment shall be applied solely to repay the Revolving Loans being so refinanced and interest, fees, costs and expenses in connection therewith), and to pay fees, costs and expenses in connection therewith. Each such notice shall specify the date (each, a “Refinancing Amount Date”) on which the Borrowers propose that the Refinancing Loan Commitments shall be effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent. Such Refinancing Loan Commitments shall become effective as of such Refinancing Amount Date; provided, that: (i) no Event of Default shall exist on such Refinancing Amount Date immediately before or immediately after giving effect to any such Refinancing Loan Commitments; (ii) any such Refinancing Loan Commitments shall be made effective pursuant to one or more joinder agreements, in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrowers, the Lenders providing such Refinancing Loan Commitments and the Administrative Agent (each such joinder agreement, a “Refinancing Joinder Agreement”) (for the avoidance of doubt, no Lender shall be required to deliver a Refinancing Loan Commitment), each of which Refinancing Joinder Agreements shall be recorded in the Register; (iii) the Borrowers shall pay all fees and expenses due and payable to the Administrative Agent and the Lenders in connection with any such Refinancing Loan Commitments; and (iv) the Borrowers shall deliver or cause to be delivered any and all customary and appropriate legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.
(i)    The terms and provisions of any Refinancing Revolving Loans and Refinancing Loan Commitments shall be such that, except as otherwise set forth herein or in the applicable Refinancing Joinder Agreement, they shall be identical to those of the Revolving Loans and the Revolving Commitments as in effect on the Refinancing Amount Date with respect to such Refinancing Revolving Loans and Refinancing Loan Commitments, in each case, from and after the Refinancing Amount Date; provided, however, that: (i) the applicable maturity date of any such Refinancing Revolving Loans shall be no sooner than the relevant Revolving Maturity Date of the Revolving Loans so refinanced; (ii) the Liens securing any such Refinancing Revolving Loans and Refinancing Loan Commitments shall be secured on a pari passu basis with (or on a junior basis to) the Liens granted pursuant to the Security Documents to secure the then existing Secured Obligations; (iii) the rate of interest, original issue discount, upfront fees and similar fees payable to the Lenders providing such Refinancing Loan Commitments applicable to such Refinancing Revolving Loans shall be determined by the Borrowers and the applicable new

Lenders and shall be set forth in each applicable Refinancing Joinder Agreement and (iv) any other terms and provisions may differ from those applicable to the Revolving Commitments and Revolving Loans being so refinanced as long as such terms and provisions apply solely to any period after the latest stated final maturity of the Loans in effect on the Refinancing Amount Date immediately prior to the effectiveness of such Refinancing Loan Commitments or are otherwise added for the benefit of the other Lenders hereunder.
(ii)    On any Refinancing Amount Date on which any Refinancing Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (A) each Lender with a Refinancing Loan Commitment (each, a “Refinancing Revolving Credit Lender”) shall commit to make Revolving Loans available to the Borrowers (“Refinancing Revolving Loans”) in an amount equal to its Refinancing Loan Commitment, and (B) each Refinancing Revolving Credit Lender shall become a Lender hereunder with respect to the Refinancing Loan Commitment.
(iii)    Any Refinancing Revolving Loans and Refinancing Loan Commitments with the same terms made on any Refinancing Amount Date shall be designated a Class of Loans and Commitments for all purposes of this Agreement; provided that any Refinancing Revolving Loans and any Refinancing Loan Commitments may, to the extent provided in the applicable Refinancing Joinder Agreement, be designated as an increase in any previously established Class of Loans and/or Commitments if it has the same terms as such previously established Class of Loans and/or Commitments in all respects.
(iv)    Each Refinancing Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20(e) and the Lenders hereby irrevocably authorize the Administrative Agent to enter into such Refinancing Joinder Agreements and amendments to the other Loan Documents with the applicable Loan Parties as may be necessary or advisable in order to effectuate the transactions contemplated by this Section 2.20(e). Each Refinancing Joinder Agreement shall be binding on the Lenders, the Loan Parties and the other parties hereto.
(f)    Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Loans or any such new Commitments.
SECTION 2.21    Determination of Borrowing Base.
(a)    Eligible Accounts. On any date of determination of the Borrowing Base, all of the Accounts owned by Borrowers and reflected in the most recent Borrowing Base Certificate delivered by the Borrowers to the Administrative Agent and Co-Collateral Agents shall be “Eligible Accounts” for the purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. In addition, the Co-Collateral Agents shall have the right from time to time to establish, modify or eliminate Reserves and Hedging Reserves (without duplication) against Eligible Accounts. Eligible Accounts shall not include any of the following Accounts:
(i)    any Account in which the Administrative Agent, on behalf of the Secured Parties does not have a perfected, first priority Lien (subject to Permitted Liens);
(ii)    any Account that is not owned by a Borrower;
(iii)    [Reserved];
(iv)    [Reserved];
(v)    any Account due from an Account Debtor that is not domiciled in the United States or any political subdivision thereof or Canada or any province or territory thereof and (if not a natural Person) organized under the laws of the United States or any political subdivision thereof or Canada or any province or territory thereof unless supported by an irrevocable letter of credit (up to the face amount of such letter of credit); provided, that notwithstanding the foregoing, this clause (v) shall not exclude (i) Account Debtors specified on Part A of Annex II attached hereto so long as the relevant Account Debtor set forth on Part A of Annex II remains Investment Grade (or the relevant obligations of such Account Debtor are guaranteed on terms reasonably acceptable to the Co-Collateral Agents from a Person that is Investment Grade) and (ii) Account Debtors specified on Part B of Annex II or otherwise agreed to by the Co-Collateral Agents which are not domiciled or organized in the United States or any political subdivision thereof or Canada or any province or territory thereof to the extent such Account Debtor’s parent entity is domiciled or organized in the United States or any political subdivision thereof or Canada or any province or territory thereof;
(vi)    any Account that is payable in any currency other than in dollars or Canadian dollars; provided, that notwithstanding the foregoing, this clause (vi) shall not exclude any Account that is payable in any currency other than dollars or Canadian dollars to the extent such Account is directly or indirectly subject to a foreign currency or foreign exchange hedge protecting the Borrowers from foreign currency or exchange risk;
(vii)    any Account that does not arise from the sale of goods or the performance of services by the Borrowers in the ordinary course of their business;
(viii)    any Account that does not comply in all material respects with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority;
(xi)    any Account (a) to the extent that the applicable Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (b) as to which a Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or (c) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to such Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer; in each case set forth in (a), (b) or (c), to the extent such Account is subject to such condition, inability to bring suit or subject to progress billing or lien;

(x)    to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, it being understood that the remaining balance of the Account shall be eligible;
(xi)    any Account that is not bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;
(xii)    any Account with respect to which an invoice or other electronic transmission (reasonably acceptable to the Co-Collateral Agents in form and substance) constituting a request for payment, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of the applicable Borrower;
(xiii)    any Account that arises from a sale to any director, officer or Affiliate of a Loan Party;
(xiv)    to the extent a Borrower is liable for goods sold or services rendered by the applicable Account Debtor to a Borrower but only to the extent of the potential offset, except to the extent any waivers of offset rights, which are in form and substance reasonably satisfactory to the Co-Collateral Agents, are in effect in respect of such Account; provided, that notwithstanding the foregoing, this clause (xiv) shall not result in the ineligibility of any Accounts that are the obligation of any Account Debtor specified on Part C of Annex II or any of their respective Affiliates in an amount not to exceed $25,000,000 in the aggregate for all such Accounts on any date of determination;
(xv)    any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;
(xvi)    any Account that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:
(A)    any Account not paid within 90 days following its original invoice date; or
(B)    the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or
(C)    in respect of which a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;
(xvii)    any Account that is the obligation of an Account Debtor if 50% or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 2.21(a) (other than clauses (i), (v) and (vi)); provided, that notwithstanding the foregoing, this clause (xvii) shall not exclude any Accounts that are the obligation of any Account Debtor specified on Part C of Annex II or any of their respective Affiliates in an amount not to exceed $25,000,000 in the aggregate for all such Accounts on any date of determination as long as such Accounts otherwise meet each of the other criteria set forth in this Section 2.21(a);

(xviii)    any Account as to which any of the representations or warranties in the Loan Documents in respect of Accounts are untrue;
(xix)    to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;
(xx)    to the extent such Account exceeds any credit limit established by the Co-Collateral Agents, in their reasonable credit judgment exercised in good faith; or
(xxi)    any Account on which the Account Debtor is a Governmental Authority, unless (a) if the Account Debtor is the United States of America, any State or political subdivision thereof or any department, agency or instrumentality of the United States of America or any State or political subdivision thereof, the applicable Borrower has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of any such federal Governmental Authority, and pursuant to any requirements of applicable law, if any, in the case of any such other Governmental Authority, and (b) if the Account Debtor is any other Governmental Authority, the applicable Borrower has, if required by any applicable law, assigned its rights to payment of such Account to the Administrative Agent pursuant to applicable law, if any, and, in each such case where such acceptance and acknowledgment is required by applicable law, such assignment has been accepted and acknowledged by the appropriate government officers to the extent so required.
(b)    Eligible Hydrocarbon Inventory. On any date of determination of the Borrowing Base, all of the hydrocarbon Inventory owned by the Borrowers and reflected in the most recent Borrowing Base Certificate delivered by Administrative Borrower to the Administrative Agent and Co-Collateral Agents shall be “Eligible Hydrocarbon Inventory” for the purposes of this Agreement, except any hydrocarbon Inventory to which any of the exclusionary criteria set forth below applies. In addition, the Co-Collateral Agents shall have the right from time to time to establish, modify or eliminate Reserves and Hedging Reserves (without duplication) against hydrocarbon Inventory. Eligible Hydrocarbon Inventory shall not include any hydrocarbon Inventory that:
(i)    the Administrative Agent, on behalf of Secured Parties, does not have a perfected, first priority Lien upon (subject to Permitted Liens);
(ii)    any Inventory that is not owned by a Borrower;
(iii)     (a) is stored at a leased location where the aggregate value of hydrocarbon Inventory exceeds $10,000,000 (unless the Administrative Agent shall have given its prior consent to a higher amount and unless either (x) a reasonably satisfactory Landlord Access Agreement has been delivered to the Co-Collateral Agents, or (y) Reserves reasonably satisfactory to the Co-Collateral Agents (not to exceed three (3) months of periodic rent) have been established with respect thereto), or (b) is stored with a bailee or warehouseman where the aggregate value of hydrocarbon Inventory exceeds $10,000,000 unless either (x) a reasonably satisfactory, acknowledged bailee waiver letter has been received by the Co-Collateral Agents or (y) Reserves reasonably satisfactory to the Co-Collateral Agents (not to exceed three (3) months of periodic rent) have been established with respect thereto, or (c) is stored at a location where the aggregate value of hydrocarbon Inventory is less than $1,000,000;

(iv)    is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Administrative Agent is in place with respect to such hydrocarbon Inventory;
(v)    is (a) not located in the United States or Canada or (b) in transit outside the United States or Canada on the high seas; provided, that any such hydrocarbon Inventory in transit on the high seas outside the United States or Canada shall constitute Eligible Hydrocarbon Inventory in an amount on any date of determination not to exceed 50.0% of the total amount of the Borrowing Base as of such time only if such hydrocarbon Inventory is not within a High Risk Area (as determined on the date of the relevant Borrowing Base Certificate delivered pursuant to Section 5.15(a)) and so long as (I) such hydrocarbon Inventory does not constitute an Account (except to the extent the Administrative Agent holds a perfected Lien on such Account at such time), (II) if purchased with a letter of credit such letter of credit shall be issued by an Issuing Bank hereunder, (III) such hydrocarbon Inventory is covered by insurance in form and substance reasonably acceptable to the Administrative Agent, provided, it being understood and agreed that the insurance described on Annex III shall be acceptable to the Administrative Agent and (IV) all applicable documents of title (including electronic copies thereof) relating to such hydrocarbon Inventory shall have been delivered to the Administrative Agent (or a designee (including, if so designated by the Administrative Agent, a Borrower or other Loan Party) of the Administrative Agent within five (5) Business Days (or two (2) Business Day in the case of electronic copies) of receipt by the Borrowers thereof;
(vi)    is covered by a negotiable document of title, unless such document has been delivered to the Administrative Agent with all necessary endorsements, free and clear of all Liens except those in favor of the Administrative Agent and landlords, carriers, bailees and warehousemen if clause (iii) above has been complied with;
(vii)    is to be returned to suppliers;
(viii)    is unsalable, damaged or unfit for sale;
(ix)    consists of display items or packing or shipping materials or manufacturing supplies;
(x)    is not of a type held for sale in the ordinary course of a Borrower’s business;
(xi)    breaches any of the representations or warranties pertaining to hydrocarbon Inventory set forth in the Loan Documents;
(xii)    is subject to any licensing arrangement the effect of which would prohibit or materially restrict Administrative Agent, or any Person selling the hydrocarbon Inventory on behalf of Administrative Agent from selling such hydrocarbon Inventory in enforcement of the Administrative Agent's Liens, without further consent or payment (other than ordinary course royalty payments or other similar payments) to the licensor or other Person, unless such consent has been obtained; or
(xiii)    is not covered by casualty insurance maintained as required by Section 5.04.
For the avoidance of doubt, “Eligible Hydrocarbon Inventory” (A) shall not include Intermediate Products that are not owned by a Loan Party or that are subject to any Lien or ownership interest of a Person that is not a Loan Party (other than Liens permitted under Section 6.02(a) or (l)); (B) shall include all other Intermediate Products; and (C) shall not include Certain Hydrocarbon Assets.
SECTION 2.22    Accounts; Cash Management
Borrowers and each Subsidiary Guarantor shall, prior to the commencement of the Revolving Availability Period, maintain a cash management system (the “Cash Management System”), which shall operate as follows:
(a)    All proceeds of Collateral held by Borrowers or any other Loan Party (other than funds being collected pursuant to the provisions stated below) shall be deposited in one or more bank accounts, as set forth on Schedule 2.22 or other accounts in form and substance reasonably satisfactory to Administrative Agent subject to the terms of the Security Agreement and applicable Control Agreements.
(b)    Borrowers shall establish and maintain, at their sole expense, and shall cause each Subsidiary Guarantor to establish and maintain, at its sole expense accounts subject to Control Agreements, which, on and after the commencement of the Revolving Availability Period, shall consist of accounts maintained by the financial institutions as described on Schedule 2.22 hereto (in each case, except for Excluded Accounts, the “Blocked Accounts”), or with such other banks as are acceptable to the Administrative Agent into which Borrowers and Subsidiary Guarantors shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of hydrocarbon Inventory or other Revolving Credit Priority Collateral in the identical form in which such payments are made, whether by cash, check or other manner and shall be identified and segregated from all other funds of the Loan Parties. On or prior to the commencement of the Revolving Availability Period (or such later time as permitted hereunder), Borrowers and Subsidiary Guarantors shall deliver, or cause to be delivered, to the Administrative Agent a Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of Borrowers or any Subsidiary Guarantor is maintained; provided, however, notwithstanding anything set forth herein or in any other Loan Document to the contrary, the Borrowers and Subsidiary Guarantors, as applicable, shall deliver. or cause to be delivered, to the Administrative Agent a Control Agreement duly authorized, executed and delivered by each applicable bank where the accounts identified on Schedule 2.22 as not being subject to a Control Agreement are maintained within sixty (60) days of the Third A&R Effective Date (or such later date as the Administrative Agent may agree to in its sole discretion). Borrowers shall further execute and deliver, and shall cause each Subsidiary Guarantor to execute and deliver, such agreements and documents as the Administrative Agent may reasonably require in connection with such Blocked Accounts and such Control Agreements. Borrowers and Subsidiary Guarantors shall not establish any deposit accounts after the commencement of the Revolving Availability Period into which proceeds of Revolving Credit Priority Collateral are deposited, unless the applicable Borrower or Subsidiary Guarantor has complied in full with the provisions of this Section 2.22(b) with respect to such deposit accounts. Each Borrower agrees that from and after the delivery of an Activation Notice all payments made to such Blocked Accounts or other funds received and collected by the Administrative Agent or any Lender, whether in respect of the Accounts or as proceeds of hydrocarbon Inventory shall be treated as payments to the Administrative Agent and Lenders in respect of the Obligations and therefore, after giving effect to such payments shall constitute the property of Administrative Agent and Lenders to the extent of the then outstanding applicable Obligations.
(c)    The applicable bank at which any Blocked Accounts are maintained shall agree from and after the receipt of a notice (an “Activation Notice”) from Administrative Agent (which Activation Notice may, or upon instruction of the Required Lenders, as applicable, shall, be given by Administrative

Agent at any time and after the occurrence of a Trigger Event which is continuing at the time of such notice) pursuant to the applicable Control Agreement, to forward, daily, all amounts in each Blocked Account to the account designated as collection account (the “Collection Account”) which shall be under the exclusive dominion and control of Administrative Agent.
(d)    From and after the delivery of an Activation Notice, Administrative Agent shall apply all such funds in the Collection Account on a daily basis to the repayment of the Obligations in accordance with Section 8.02. Notwithstanding the foregoing sentence, after payment in full has been made of the amounts required under Subsections 8.02(a) through (d), upon Borrowers' request and as long as no Event of Default has occurred and is continuing and all other conditions precedent to a Borrowing have been satisfied, any additional funds deposited in the Collection Account shall be released to Borrowers.
(e)    Subject to the Intercreditor Agreements, Borrowers shall promptly deposit or cause the same to be deposited, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or hydrocarbon Inventory or other Revolving Credit Priority Collateral which come into their possession or under their control in the applicable Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to the Administrative Agent. Borrowers agree to reimburse Administrative Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Administrative Agent's payments to or indemnification of such bank or person.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Co-Collateral Agents, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:
SECTION 3.01    Organization; Powers.
Each Company (other than any Immaterial Subsidiary) (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing material default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a material default by any Company thereunder.
SECTION 3.02    Authorization; Enforceability.
The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary limited liability company action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03    No Conflicts.
Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, except for any such violation which could not reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.
SECTION 3.04    Financial Statements; Projections.
(a)    Financial Statements. The financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP consistently applied and present fairly and accurately in all material respects the financial condition and results of operations and cash flows of Holdings and its Subsidiaries as of the dates and for the periods to which they relate, except for, in the case of the statements provided under clause (ii) and statements delivered pursuant to Sections 5.01(b) and(c), the absence of footnote disclosures and normal year-end adjustments.
(b)    No Material Adverse Effect. Since December 31, 2013, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
(c)    Forecasts. The forecasts of financial performance of Holdings and its Subsidiaries furnished to Agents and the Lenders have been prepared in good faith by Borrowers and based on assumptions believed by Borrowers to reasonable at the time of preparation of such forecasts, it being understood that actual results may differ from such forecasts and such differences may be material.
SECTION 3.05    Properties
(a)    Generally. Each Company has good title to, a license to or valid leasehold interests in, all its property material to its business constituting Collateral, free and clear of all Liens except for, in the case of Collateral, Permitted Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose and except where the failure to have such title or other interest is not reasonably expected to have individually or in the aggregate, a Material Adverse Effect. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.
(b)    Real Property. Schedules 8(a) and 8(b) to the Perfection Certificates contain a true and complete list of each interest in Real Property (i) owned by any Company as of the date hereof and describes the type of interest therein held by such Company and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Company and, in each of the cases described in clauses (i) and (ii) of this Section 3.05(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.
(c)    No Casualty Event. No Company has received any written notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property, which Casualty Event could reasonably be expected to have a Material Adverse Effect.
(d)    Collateral. Each Loan Party owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Loan Party of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Loan Party’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06    [Reserved]
SECTION 3.07    Equity Interests and Subsidiaries.
(a)    Equity Interests. Schedules 1(a) and 10(a) to the Perfection Certificates set forth a list of all the Subsidiaries of Holdings and their jurisdictions of organization as of the Third A&R Effective Date. All Equity Interests of each Subsidiary (other than an Excluded Subsidiary) are duly and validly issued and are fully paid and non-assessable (if applicable), and, other than the Equity Interests of Holdings, are owned by Holdings, directly or indirectly through Wholly Owned Subsidiaries. All Equity Interests of Delaware City, Toledo and Paulsboro are owned directly by Holdings (except to the extent the disposition thereof is not prohibited pursuant to Section 6.06(a)).
(b)    No Consent of Third Parties Required. Except for any consent which has been obtained or made and is in full force and effect, no consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary from the perspective of a secured party in connection with the creation, perfection or priority (subject to, and as described in, the Intercreditor Agreements) status of the security interest of the Administrative Agent in any Equity Interests pledged to the Administrative Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Administrative Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.
SECTION 3.08    Litigation; Compliance with Laws
Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened in writing against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.09    [Reserved].
SECTION 3.10    Federal Reserve Regulations.
No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Documents does not violate such regulations.
SECTION 3.11    Investment Company Act.
No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in and subject to registration under, or is subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 3.12    Use of Proceeds.
Borrowers will use the proceeds of the Revolving Loans and Swingline Loans made during the Revolving Availability Period, on the Third A&R Effective Date and thereafter, for working capital and general corporate purposes (including providing credit support (i.e. supporting letters of credit or cash collateral) in respect of Commodity Hedging Agreements and payments to counterparties thereunder, entered into consistent with prudent industry practice).
SECTION 3.13    Taxes.
Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct, (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP or (ii) which in each case in (a) or (b) could not, individually or in the aggregate, have a Material Adverse Effect and (c) satisfied all of its withholding tax obligations except for failures that could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, no Company has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.
SECTION 3.14    No Material Misstatements.
No written information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, (in each case, as modified, updated or supplemented by other information so furnished), taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading in any material respect as of the date such information is dated or certified; provided that to the extent any such written information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection (including pro forma financial information), each Company represents only that it acted in good faith and utilized assumptions believed to be reasonable at the time of such preparation and due care in the preparation of such information, report, financial statement, exhibit or schedule, it being understood that such projections or forecasts may vary from actual results and that such variances may be material.
SECTION 3.15    Labor Matters.
As of the Third A&R Effective Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened in writing. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters, in each case in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.
SECTION 3.16    Solvency.
Immediately after the consummation of the Transactions to occur on the Third A&R Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the sum of the present fair saleable value of the assets of the Loan Parties on a consolidated basis, on a going concern basis, is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of the Loan Parties on a consolidated basis as they become absolute and matured, the amount of contingent or unliquidated liabilities having been computed at an amount that, in light of all of the facts and circumstances existing at the Third A&R Effective Date, represents the amount that can reasonably be expected to become an actual or matured liability; (b) the Loan Parties do not, on a consolidated basis, have unreasonably small capital in relation to their business; and (c) the Loan Parties, on a consolidated basis, have not incurred, do not intend to incur, and do not believe they will incur, debts beyond their ability to pay such debts as such debts mature in the ordinary course of business.
SECTION 3.17    Employee Benefit Plans.
(a)    Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (i) each Company and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in any liability of any Company or the imposition of a Lien on any of the property of any Company; (iii) the present value of all accumulated benefit obligations (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) of each Plan did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the property of such Plan; (iv) and using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, no Company would have liability to any Multiemployer Plan in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of such Multiemployer Plan.
(b)    Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and to the extent applicable, (i) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) no Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan; (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan; and (iv) for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.
SECTION 3.18    Environmental Matters.
(a)    Except as set forth in Schedule 3.18 or except in the event of (i) through (v) below, inclusive, as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
(i)        The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law;
(ii)        The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing;

(iii)        There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or, to the knowledge of the Companies, formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under any applicable Environmental Law;
(iv)        There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or, to the knowledge of the Companies, relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies; and
(v)        No Person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.
(b)    Except as set forth in Schedule 3.18 or except, in the case of (i) through (v) below, inclusive, as individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
(i)    No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;
(ii)    No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;
(iii)    No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;
(iv)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and
(v)    The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance by the Companies with or liability of the Companies under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.19    Insurance.
Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Third A&R Effective Date. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, and no Company has received notice of any material violation or cancellation thereof. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.
SECTION 3.20    Security Documents.
(a)    Security Agreement. The Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) Liens on, and security interests in, the Security Agreement Collateral to the extent that a legal, valid and enforceable Lien in such Security Agreement Collateral may be created under any applicable law of the United States or any state thereof , including, without limitation, the applicable UCC and, except as set forth in clauses (b) and (c) of this Section 3.20(a), when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificates with payment of any associated filing fee and (ii) upon the taking of possession or control by the Administrative Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
(b)    Valid Liens. Each Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, to the extent that a legal, valid and enforceable Lien in such Collateral may be created under any applicable law of the United States or any state thereof , including, without limitation, the applicable UCC, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than the applicable Permitted Liens.

SECTION 3.21    Anti-Terrorism Laws.
(a)    No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its controlled Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or controlled Affiliate (i) has violated or is in violation of Anti-Terrorism Laws or Anti-Bribery Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.
(b)    No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its controlled Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.
(c)    No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its controlled Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Anti-Bribery Law.
For purposes of determining whether or not a representation is true under this Section 3.21, no Loan Party shall be required to make any investigation into the identity of any owner or controlling Persons of any party, including, without limitation, any investigation into (i) ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial ownership of any collective investment funds.

SECTION 3.22    Location of Material Inventory.
Schedule 3.22 sets forth, as of the Third A&R Effective Date, all locations in the United States and Canada where the aggregate value of hydrocarbon Inventory owned by the Borrowers exceeds $10,000,000.
SECTION 3.23    Accuracy of Borrowing Base.
At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, the Accounts and the items of hydrocarbon Inventory (with respect to hydrocarbon Inventory, taken as a whole) included in the calculation of the Borrowing Base satisfy in all material respects the criteria for Eligible Accounts and Eligible Hydrocarbon Inventory.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01    Conditions to Closing.
This Agreement shall become effective, subject to satisfaction or waiver of the following conditions:
(a)    Loan Documents. All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent with respect to each applicable Loan Party an executed counterpart of (A) the A&R Security Agreement, (B) a reaffirmation of each Existing Security Document, and (C) each other applicable Loan Document.
(b)    Corporate Documents. The Administrative Agent shall have received:
(i)    a certificate of the secretary or assistant secretary of each Loan Party dated the Third A&R Effective Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)); and
(ii)    a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and
(c)    Opinion of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Joint Lead Arrangers, the Lenders and the Issuing Bank, a favorable written opinion of Kirkland & Ellis LLP, special counsel for the Loan Parties (i) dated the Third A&R Effective Date, (ii) addressed to the Agents, the Issuing Bank and the Lenders and (iii) covering the matters set forth in Exhibit N and such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request.
(d)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit O, dated the Third A&R Effective Date and signed by the chief financial officer or chief executive officer of Borrowers.
(e)    Fees. The Joint Lead Arrangers and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Third A&R Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable and documented out-of-pocket legal fees and expenses of Winston & Strawn LLP, special counsel to the Administrative Agent, and the reasonable and documented out-of-pocket fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrowers hereunder or under any other Loan Document.
(f)    Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Third A&R Effective Date and signed by the chief executive officer and the chief financial officer of Administrative Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01.
SECTION 4.02    Conditions to Initial Credit Extension.
The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension on and after the commencement of the Revolving Availability Period requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.02:
(a)    Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the date of the initial Credit Extension and signed by the chief executive officer and the chief financial officer of Administrative Borrower, confirming compliance with the conditions precedent set forth in this Section 4.02 and Sections 4.03(b), (d) and (e).
SECTION 4.03    Conditions to All Credit Extensions.
The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension, but excluding, in any event any Revolving Loan made pursuant to Section 2.18(e) and except as otherwise set forth in Section 2.20(b) with respect to Credit Extensions made on account of Incremental Revolving Commitments relating to Permitted Acquisitions) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
(a)    Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).
(b)    No Default. No Default shall have occurred and be continuing on such date or would result from the making of any such Credit Extension.
(c)    Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; provided, however, that this condition shall not apply to any request for the amendment of a Letter of Credit for purposes of decreasing its face amount.

(d)    Borrowing Base. After giving effect to such Credit Extension the sum of the total Revolving Exposures shall not exceed the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base then in effect.
(e)    No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.
(f)    USA PATRIOT Act. With respect to Letters of Credit issued for the account of a Subsidiary only, the Lenders and the Administrative Agent shall have timely received the information required under Section 10.13.
Each of the delivery of a Borrowing Request or an LC Request and the acceptance by Borrowers of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrowers and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.03(b)-(e) have been satisfied.
SECTION 4.04    Conditions to Initial Credit Extension to an Eligible Subsidiary.
The obligation of each Lender and each Issuing Bank to make the initial Credit Extension to an Eligible Subsidiary shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below and thereupon, such Eligible Subsidiary shall become a “Borrower” for purposes of this Agreement and the Loan Documents.
(a)    Opinion of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Joint Lead Arrangers, the Lenders and the Issuing Bank, a favorable written opinion of (i) a special counsel for such Eligible Subsidiary reasonably acceptable to Administrative Agent (it being acknowledged and agreed that Kirkland & Ellis LLP shall be reasonably acceptable to Administrative Agent), (A) dated the date of the proposed initial Credit Extension to such Eligible Subsidiary (each, an “Initial Borrowing Date”), (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering the matters set forth in Section 4.01(c) and such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.
(b)    Corporate Documents. The Administrative Agent shall have received:
(i) a certificate of the secretary or assistant secretary of such Eligible Subsidiary dated the Initial Borrowing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Eligible Subsidiary certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Eligible Subsidiary authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Eligible Subsidiary (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));
(ii)    a certificate as to the good standing of such Eligible Subsidiary (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and
(iii)    such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.
(c)    USA PATRIOT Act. The Lenders and the Administrative Agent shall have timely received the information required under Section 10.13.
(d)    To the extent that such Eligible Subsidiary was not a Loan Party prior to becoming a Borrower under this Agreement, the conditions of Section 5.10 shall have been satisfied with respect to such Eligible Subsidiary.

ARTICLE V
AFFIRMATIVE COVENANTS
Each Loan Party covenants and agrees that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than Unasserted Contingent Obligations) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full (or been cash collateralized or backstopped in a manner reasonably satisfactory to the Administrative Agent and the Issuing Bank), unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries (other than Excluded Subsidiaries) to:
SECTION 5.01    Financial Statements, Reports, etc.
Furnish to the Administrative Agent for prompt distribution to each Lender:
(a)    Annual Reports. As soon as available and in any event within 120 days after the end of each fiscal year (or such earlier date on which Holdings is required to file a Form 10-K under the Exchange Act): (i) the consolidated balance sheet of Holdings as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, accompanied by an opinion of Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification, other than any going concern or other qualification with respect to the regularly scheduled maturity date of the Revolving Commitments or other Indebtedness permitted by this Agreement), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the dates and for the periods specified in accordance with GAAP consistently applied; (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth (A) statement of income items and Consolidated EBITDA of Holdings for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such fiscal year consistent with internal and industry-wide reporting standards; and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Holdings for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-K);
(b)    Quarterly Reports. As soon as available and in any event within 45 days (or such earlier date on which Holdings is required to file a Form 10-Q under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending  September 30, 2012, (i) the consolidated balance sheet of Holdings as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year (provided that with respect to any fiscal quarter that ends on or prior to December 17, 2011, the foregoing requirement that such financial statements be presented in comparative form shall only apply to the extent financial statements of Holdings or Paulsboro exist for such comparable periods in the previous fiscal year), and notes thereto, and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the date and for the periods specified therein in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments and the absence of footnote disclosures and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-Q);
(c)    Monthly Reports. Within 30 days after the end of each of the first two months of each fiscal quarter, beginning with October 31, 2012,  the consolidated balance sheet of Holdings as of the end of each such month and the related consolidated statements of income and cash flows of Holdings for such month and for the then elapsed portion of the fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of Holdings as of the date and for the periods specified therein in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnote disclosures;
(d)    Financial Officer’s Certificate. Concurrently with any delivery of financial statements under Section 5.01(a), (b) or (c), a Compliance Certificate certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and which Compliance Certificate shall, in the case of any Compliance Certificate delivered in connection with financial statements delivered under

Section 5.01(a) or Section 5.01(b), include a calculation of the Consolidated Fixed Charge Coverage Ratio;
(e)    Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 5.01(a), a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the dates of the Perfection Certificates or latest Perfection Certificate Supplement;
(f)    Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;
(g)    Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;
(h)    Budgets. Within 90 days after the beginning of each fiscal year, a budget for Holdings in form reasonably satisfactory to the Administrative Agent, but to include a balance sheet, statement of income and sources and uses of cash, for such fiscal year prepared in detail with appropriate presentation and discussion of the principal assumptions upon which such budget is based, accompanied by the statement of a Financial Officer of Holdings to the effect that the budget of Holdings is a reasonable estimate for the periods covered thereby and has been prepared in good faith on the basis of assumptions stated therein, which such assumptions were believed to be reasonable at the time of preparation of such budget, it being understood that actual results may vary from the budget and such variances may be material;
(i)    Organization. Concurrently with any delivery of financial statements under Section 5.01(a), confirmation that there are no changes to Schedule 10(a) to the Perfection Certificates;
(j)    Organizational Documents. Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice; and
(k)    Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; provided, however, that the Administrative Agent will not be allowed to receive information the provision or disclosure of which is prohibited pursuant to Applicable Law or contractual obligations or that is protected by attorney-client privilege.
Any documents required to be delivered pursuant to Section 5.01(a), (b) or (f) may be delivered electronically (including by having been publicly filed with the SEC) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers (or PBF Energy Inc. or any parent entity thereof) post such documents or provide a link thereto on Borrowers’ (or PBF Energy Inc.’s or any parent entity thereof) website on the Internet at the website address listed on Schedule 5.01 (or such other website address provided to the Administrative Agent in writing from time to time); (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) if publicly filed with the SEC (including by PBF Energy, Inc. or any parent entity thereof) as of the date of such filing. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
SECTION 5.02    Litigation and Other Notices.
Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within five (5) Business Days of the occurrence thereof):
(a)    any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
(b)    the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;
(c)    any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect; and
(d)    the occurrence of a Casualty Event (i) to any portion of Revolving Credit Priority Collateral in excess of $20,000,000 or (ii) to any assets of any Loan Party not constituting Revolving Credit Priority Collateral in excess of $35,000,000.
SECTION 5.03    Existence; Businesses and Properties.
(a)    Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises and authorizations material to the conduct of its business; maintain and renew patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its material obligations under all Leases, Transaction Documents, the Toledo Acquisition Documents and the Paulsboro Acquisition Documents; and at all

times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business and casualty and condemnation) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company or Excluded Subsidiary in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company or Excluded Subsidiary of its qualification as a foreign legal entity in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.
SECTION 5.04    Insurance.
(a)    Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.
(b)    Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof or as otherwise reasonably acceptable to the Administrative Agent, (ii) name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by the Administrative Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.
(c)    Notice to Agents. Notify the Administrative Agent and the Co-Collateral Agents promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent and the Co-Collateral Agents a duplicate original copy of such policy or policies.
(d)    [Reserved].
(e)    Broker’s Report. Deliver to the Administrative Agent and the Co-Collateral Agents a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Co-Collateral Agents may from time to time reasonably request; provided, that absent an Event of Default that has occurred and is continuing, the Administrative Agent and the Co-Collateral Agents shall not make such request more than once per calendar year.

SECTION 5.05    Obligations and Taxes.
(a)    Payment of Obligations. Pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) in the case of Collateral, the applicable Company shall have otherwise complied with the Contested Collateral Lien Conditions or (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.
(b)    Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it. Withhold, collect and remit all material Taxes that it is required to collect, withhold or remit.
SECTION 5.06    Employee Benefits.
(a)    Comply in all material respects with the applicable provisions of ERISA and the Code (except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect), and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 5 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $1,000,000 or the imposition of a Lien on the assets of any Loan Party, a statement of a Financial Officer of Administrative Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto; (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request and (z) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if any Company or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Company or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

SECTION 5.07    Maintaining Records; Access to Properties and Inspections; Annual Meetings.
(a)    Keep proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied and all Requirements of Law are made of all material dealings and transactions in relation to its business and activities. Upon at least two (2) Business Days prior written notice, each Loan Party will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records (other than the records of the Board of Directors) and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Loan Party with the officers and employees thereof and advisors therefor (including independent accountants); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.07(a) and the Administrative Agent shall not exercise such rights more often than three times during any calendar year absent the existence of an Event of Default that is continuing, each time to be at the Borrowers’ expense; provided, further that when an Event of Default exists and is continuing, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Loan Parties the opportunity to participate in any discussions with the Borrowers’ advisors (including independent public accountants). Notwithstanding anything to the contrary in this Section 5.07(a), none of the Loan Parties will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or binding agreement or (ii) that is subject to attorney-client privilege or constitutes attorney work product;
(b)    Within 150 days after the end of each fiscal year of the Companies, at the written request of the Administrative Agent or Required Lenders, hold a meeting which, at Borrowers’ option, may be by conference call (the costs of any such call to be paid by Borrowers), with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.
SECTION 5.08    Use of Proceeds.
Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.
SECTION 5.09    Compliance with Environmental Laws; Environmental Reports.
(a)    Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) comply, cause all Affiliates of the Loan Parties occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property;

and (ii) obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required of the Companies by, and in accordance with, Environmental Laws; provided, further that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
(b)    If an Event of Default, if any, caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 30 days without the Companies commencing activities reasonably likely to cure such Event of Default, if any, in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 60 days after such request, at the expense of Borrowers, an environmental assessment report regarding the matters which are the subject of such Event of Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.
SECTION 5.10    Additional Collateral; Additional Guarantors.
(a)    Subject to the terms of the Intercreditor Agreements and this Section 5.10, with respect to any property acquired after the Third A&R Effective Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof (or such longer period of time not to exceed an additional 30 days as may be permitted by written consent by Administrative Agent)) (i) execute and deliver to the Administrative Agent and the Co-Collateral Agents such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Co-Collateral Agents shall deem reasonably necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent; provided, however, that notwithstanding anything to the contrary in any Loan Document, to the extent resulting from a Permitted Acquisition or an Investment permitted by Section 6.04(n), 6.04(r) or 6.04(s), at the election of the Administrative Borrower, the only action required to be consummated contemporaneously with the consummation of such transaction will be the filing of financing statements on form UCC-1, and any other action (if any) required in connection therewith pursuant to this Section 5.10 and any analogous provision in the Loan Documents may be consummated within a reasonable period of time after such consummation as agreed to by the Administrative Borrower and the Administrative Agent. Borrowers shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent or the Co-Collateral Agents shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.
(b)    Subject to the terms of the Intercreditor Agreements and the Administrative Borrower’s election under Section 5.18, with respect to any person that is or becomes a Subsidiary (other than an Excluded Subsidiary or Immaterial Subsidiary) after the Third A&R Effective Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) (or such longer period of time not to exceed an additional 30 days as may be permitted by written consent by Administrative Agent)

cause such new Domestic Subsidiary (other than an Excluded Subsidiary or Immaterial Subsidiary) (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor (or Borrower, in the case of Eligible Subsidiaries) and a joinder agreement to the Security Agreement, substantially in the form annexed thereto, and (B) to take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Co-Collateral Agents to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Co-Collateral Agents; provided, however, that notwithstanding anything to the contrary in any Loan Document, to the extent resulting from a Permitted Acquisition or an Investment permitted by Section 6.04(n), 6.04(r) or 6.04(s), at the election of the Administrative Borrower, the only action required to be consummated contemporaneously with the consummation of such transaction will be the filing of financing statements on form UCC-1, and any other action (if any) required in connection therewith pursuant to this Section 5.10 and any analogous provision in the Loan Documents may be consummated within a reasonable period of time after such consummation as agreed to by the Administrative Borrower and the Administrative Agent. Notwithstanding the foregoing, no Foreign Subsidiary or any Domestic Subsidiary which holds as its only material assets the Equity Interests of one or more Foreign Subsidiaries shall be required to take the actions specified in this Section 5.10(b).
(c)    Notwithstanding anything in this Agreement or any Security Document to the contrary, this Section 5.10 applies to the Loan Parties and their assets, in each case, solely as to the Revolving Credit Priority Collateral.
SECTION 5.11    Security Interests; Further Assurances.
Subject to the terms of the Intercreditor Agreements, promptly, upon the reasonable request of the Administrative Agent or the Co-Collateral Agents, at Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Co-Collateral Agents reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent and the Co-Collateral Agents from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Co-Collateral Agents as the Administrative Agent and the Co-Collateral Agents shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Co-Collateral Agents or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Co-Collateral Agents or such Lender may reasonably require.
SECTION 5.12    Information Regarding Collateral.
(a)    Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Co-Collateral Agents and the Administrative Agent not less than five (5) Business Days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Co-Collateral Agents or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent upon its request with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a leased property subject to a Landlord Access Agreement.
(b)    Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and the Co-Collateral Agents a Perfection Certificate Supplement.
SECTION 5.13    [Reserved].
SECTION 5.14    Affirmative Covenants with Respect to Leases.
With respect to each Lease, the respective Loan Party shall perform all the obligations required of it under such Lease and enforce all of the tenant’s obligations thereunder, except where the failure to so perform or enforce could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.15    Borrowing Base-Related Reports.
Borrowers shall deliver or cause to be delivered (at the expense of Borrowers) to the Administrative Agent the following:
(a)    in no event later than 21 days after the end of each month (or the succeeding Business Day if such 21st day is not a Business Day) for the month most recently ended, a Borrowing Base Certificate from Borrowers accompanied by such supporting detail and documentation as shall be reasonably requested by the Co-Collateral Agents in their reasonable credit judgment; provided, that if Excess Availability is less than or equal to 20% of the Borrowing Base for a period in excess of three (3) continuing Business Days, then Borrowing Base Certificates shall be delivered on a weekly basis, for each calendar week, no later than Friday of the following calendar week, until Excess Availability shall have exceeded 20% of the Borrowing Base for at least ten (10) consecutive Business Days.
(b)    upon request by the Co-Collateral Agents, and in no event later than 30 days after the end of (i) each month, a monthly trial balance showing Accounts outstanding aged from statement date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a comparison to the prior month's trial balance and such supporting detail and documentation as shall be requested by the Administrative Agent or Co-Collateral Agents in their reasonable credit judgment and (ii) each month, a summary of hydrocarbon Inventory by location and type accompanied by such supporting detail and documentation as shall be reasonably requested by the Co-Collateral Agents in their reasonable credit judgment;
(c)    at the time of delivery of each of the financial statements delivered pursuant to Sections 5.01(a) and (b) upon the request of the Administrative Agent, a reconciliation of the Accounts trial balance and quarter-end hydrocarbon Inventory reports of Borrowers to the general ledger of Borrowers, accompanied by such supporting detail and documentation as shall be reasonably requested by the Co-Collateral Agents in their reasonable credit judgment; and
(d)    such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Loan Parties as the Administrative Agent or the Co-Collateral Agents shall from time to time request in their reasonable credit judgment.
The delivery of each certificate and report or any other information delivered pursuant to this Section 5.15 shall constitute a representation and warranty by Borrowers that the statements and information contained therein are true and correct in all material respects on and as of such date.
SECTION 5.16    Inventory Appraisals.
Any of the Co-Collateral Agents’ officers, designated employees or agents shall have the right, at any reasonable time or times subject to the following limitations on prior written notice to Borrowers to conduct field audits of the financial affairs and Collateral of the Loan Parties. The Loan Parties shall cooperate fully with the Administrative Agent or the Co-Collateral Agents and its agents during all (x) Collateral field audits, which shall be at Borrowers' expense and shall be conducted, at the request of the Administrative Agent or the Co-Collateral Agents, not more than one (1) time during any twelve month period, absent an Event of Default that has occurred and is continuing, (y) Inventory Appraisals, which shall be at Borrowers' expense and shall be conducted, at the request of the Administrative Agent or the Co-Collateral Agents, not more than one (1) time, during any twelve month period, absent an Event of Default that has occurred and is continuing, or (z) in the case of both Collateral field audits and Inventory Appraisals, following the occurrence and during the continuation of an Event of Default, more frequently at the Administrative Agent's or the Co-Collateral Agents' request; provided, that: (a) if Excess Availability is less than 40% of the lesser of (i) the Borrowing Base or (ii) the then current aggregate Revolving Commitments of the Lenders for a period in excess of five consecutive Business Days, Agents shall be entitled to request two Collateral field audits and Inventory Appraisals annually; and (b) if Excess Availability is less than 12.5% of the lesser of (i) the Borrowing Base or (ii) the then current aggregate Revolving Commitments of the Lenders for a period in excess of five consecutive Business Days, Agents shall be entitled to request three Collateral field audits and Inventory Appraisals annually; provided, further, that none of the foregoing limitations on the number of Collateral Field audits or Inventory Appraisals shall apply during the continuance of an Event of Default.
SECTION 5.17    [Reserved]
SECTION 5.18    Designation of Borrowers and Excluded Subsidiaries.
(a)    Administrative Borrower may designate any Eligible Subsidiary as a “Borrower” under this Agreement and the other Loan Documents by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Default or Event of Default (or in the context of a Permitted Acquisition, no Specified Event of Default) shall have occurred and be continuing,

(ii) the conditions set forth in Section 4.04 shall have been satisfied with respect to such Eligible Subsidiary and (iii) immediately before and after giving effect to such designation, Borrowers shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 6.09, to the extent the covenant is then applicable and is being tested. Until such time as the requirements set forth in the preceding clauses (i) through (iii) shall have been satisfied with respect to such Eligible Subsidiary, such Eligible Subsidiary shall not be a “Borrower” for purposes of this Agreement and the Accounts and hydrocarbon Inventory of such Eligible Subsidiary shall not be counted towards calculating the Borrowing Base.
(b)    In addition to Excluded Subsidiaries designated under the Existing Revolving Credit Agreement, the Administrative Borrower may designate any Domestic Subsidiary acquired or formed after the Third A&R Effective Date, within 30 days of the formation or acquisition thereof (or such longer period of time as may be permitted by the Administrative Agent), as an Excluded Subsidiary by written notice to the Administrative Agent; provided that immediately before and after such designation, no Default or Event of Default (or in the context of a Permitted Acquisition, no Specified Event of Default) shall have occurred and be continuing; provided further that such Excluded Subsidiary may be re-designated by Administrative Borrower as a “Subsidiary Guarantor” upon five (5) Business Days (or such shorter period of time as may be permitted by the Administrative Agent) prior written notice to the Administrative Agent as long as the requirements of Section 5.10 are satisfied either before or concurrently with it becoming a Subsidiary Guarantor.

ARTICLE VI
NEGATIVE COVENANTS
Each Loan Party covenants and agrees that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full (in each case, other than Unasserted Contingent Obligations) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries (other than Excluded Subsidiaries) to:
SECTION 6.01    Indebtedness.
Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except
(a)    Indebtedness incurred under this Agreement and the other Loan Documents (including, without limitation, any Incremental Revolving Commitments, Incremental Revolving Loans, Refinancing Loan Commitments and Refinancing Revolving Loans);
(b)    Indebtedness outstanding on the Third A&R Effective Date and to the extent in excess of $10,000,000 in the aggregate, which is listed on Schedule 6.01(b);
(c)    Indebtedness under Hedging Obligations entered into consistent with prudent industry practice; provided that if such Hedging Obligations relate to interest rates or foreign currency, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Lcoan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;
(d)    Indebtedness permitted by Section 6.04(f);
(e)    Indebtedness in respect of Purchase Money Obligations, Attributable Indebtedness, Capital Lease Obligations, and any other Indebtedness financing the acquisition, construction repair, replacement or improvement of any fixed or capital assets and refinancings or renewals thereof, in an aggregate amount not to exceed 10.0% of Total Assets (as determined on the date of incurrence of such Indebtedness); provided, however, any Purchase Money Obligations, Attributable Indebtedness, Capital Lease Obligations or any other Indebtedness (and any refinancing or renewals thereof) incurred to finance the acquisition, construction, repair, replacement or improvement of any rail car or transportation assets (a “Railcar Financing”) that are leased, financed subject to a purchase contract or under a similar arrangement in effect as of the Third A&R Effective Date and set forth on Schedule 6.04(e) shall be permitted hereunder and shall not count against the basket in this clause (e);
(f)    Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed).
(g)    Contingent Obligations (including guarantees) of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.01;
(h)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
(i)    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(j)    Indebtedness arising from an unsecured guaranty;
(k)    Indebtedness under the DEDA Loan and Security Agreement;
(l)    [reserved];
(m)    (i) Indebtedness assumed in connection with any Permitted Acquisition, provided, that (x) such Indebtedness (A) was not incurred in contemplation of such Permitted Acquisition, (B) is secured only by the assets acquired in the applicable Permitted Acquisition (including any acquired Equity Interests), (C) the only obligors with respect to any Indebtedness incurred pursuant to this clause (m)(i) shall be those persons who were obligors of such Indebtedness prior to such Permitted Acquisition or such obligors are not Loan Parties (except as otherwise permitted by Section 6.04), and (y) both immediately prior and after giving effect thereto no Specified Event of Default shall exist or result therefrom or, at the Administrative Borrower’s option if such Indebtedness is assumed in connection with a Permitted Acquisition, no Event of Default shall exist at the time the relevant Acquisition Agreement is entered into and (ii) Indebtedness incurred in connection with the financing of any Permitted Acquisition, provided, that (x) such Indebtedness (A) is secured only by the assets (other than assets constituting Revolving Credit Priority Collateral) acquired in the applicable Permitted Acquisition (including any acquired Equity Interests), (B) the only obligors with respect to any Indebtedness incurred pursuant to this clause (m)(ii) shall be those persons who were obligors of such Indebtedness prior to such Permitted Acquisition and/or Affiliates of the Loan Parties (and in the case of the Loan Parties, solely to the extent permitted by Section 6.04), and (y) both immediately prior and after giving effect thereto (A) no Specified Event of Default shall exist or result therefrom or, at the Administrative Borrower’s option if such Indebtedness is to finance a Permitted Acquisition, no Event of Default shall exist at the time the relevant Acquisition Agreement is entered into, and (B) the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this clause (m)(ii) does not exceed (x) $450,000,000 plus (y) such additional amounts as long as (I) the Consolidated Fixed Charge Coverage Ratio, calculated on a Pro Forma Basis giving effect to the incurrence of such Indebtedness, is not less than 1.10:1.00 and (II) Pro Forma Excess Availability shall be greater than the Threshold Amount both before and after giving effect to the incurrence of any such Indebtedness (it being understood and agreed for the avoidance of doubt that the requirements of sub-clauses (x) and (y)(B) of this Section 6.01(m) will not apply to the extent that a Permitted Acquisition is financed with proceeds of Indebtedness permitted by Section 6.01(a));
(n)    Indebtedness representing deferred compensation to employees of any Loan Parties incurred in the ordinary course of business, and/or incurred by such Person in connection with any Permitted Acquisition or any other Investment expressly permitted hereunder;
(o)    Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Loan Parties;
(p)    Indebtedness incurred in connection with a Permitted Acquisition, any other Investment expressly permitted hereunder or any Asset Sale or other dispositions of assets permitted hereunder, in each case to the extent constituting Indebtedness as a result of indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;
(q)    Indebtedness resulting from obligations with respect to Treasury Services Agreements and other Indebtedness in respect of cash management, netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts in the ordinary course of business;
(r)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(s)    Indebtedness consisting of customer deposits and advance payments received in the ordinary course of business from customers for goods purchased;
(t)    to the extent constituting Indebtedness, obligations under the Oil Supply Agreements and Off-Take Agreements; provided, that, to the extent constituting Financing Oil Supply Agreements, Financing Off-Take Agreements, or to the extent such Oil Supply Agreements or Off-Take Agreements pertain to Intermediate Products and in each case, to the extent reasonably requested by the

Administrative Agent, any such Indebtedness is subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;
(u)    Indebtedness incurred in connection with Environmental and Necessary Capex in an amount not to exceed $150,000,000 in the aggregate;
(v)    Indebtedness in respect of letters of credit and/or other credit support issued in connection with the purchase by the Loan Parties of hydrocarbons; provided, that any such Indebtedness shall be secured solely by the purchased hydrocarbons, accounts receivable (including accounts, chattel paper, payment intangibles, general intangibles, instruments and all other rights to payment) arising from the sale or other disposition of such hydrocarbons, contracts, bills of lading, other documents of title and books and records pertaining to the foregoing, proceeds and products of the foregoing and proceeds of any insurance, indemnity, warranty or guaranty with respect to any of the foregoing (and any cash collateral and deposit accounts holding such cash collateral, if any, provided therefor) (collectively, the “Purchased Hydrocarbons Assets”) (it being understood and agreed that notwithstanding any term or condition to the contrary in any Loan Document (including any Security Document), any and all items set forth in this proviso are not Collateral for the Obligations);
(w)    [Reserved];
(x)    the High Yield Indebtedness;
(y)    Indebtedness arising from an unsecured guaranty provided by any Loan Party in respect of the Indebtedness described in the preceding clause (x);
(z)    Indebtedness in respect of letters of credit issued by any Person;
(aa)    Indebtedness in an aggregate amount not to exceed $100,000,000 incurred in connection with Sale and Leaseback Transactions with respect to Catalyst Assets permitted pursuant to Section 6.03;
(bb)    general Indebtedness not otherwise permitted by this Section 6.01 in an aggregate amount not to exceed the greater of (x) $100,000,000 and (y) 10% of Total Assets (as determined on the date of incurrence of such Indebtedness) outstanding at any time;
(cc)    other senior unsecured Indebtedness of the Borrower; provided that (i) no Default or Event of Default shall exist before or after giving effect to the incurrence of such Indebtedness and (ii) the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.09, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b), as though such Indebtedness had been incurred as of the first day of the most recently completed Test Period and remained outstanding and assuming, for such purposes, that the covenants set forth in Section 6.09 are required to be tested for such period; and
(dd)     Permitted Refinancing Indebtedness.
For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses

(a) through (dd) above, the Borrowers shall, in their discretion, classify and reclassify or divide such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 6.01.
The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends solely in the form of additional Indebtedness or Disqualified Capital Stock shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

SECTION 6.02    Liens.
Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):
(a)    inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
(b)     Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(c)    any Lien in existence on the Third A&R Effective Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Third A&R Effective Date and (ii) does not encumber any property other than the property subject thereto on the Third A&R Effective Date and improvements or accessions thereto (any such Lien, an “Existing Lien”);
(d)    easements, rights-of-way, restrictions (including zoning restrictions and other similar permits), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;

(e)    Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;
(f)    Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of Indebtedness) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance brokers, carriers or insurance companies; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents (or in respect of subclause (z), cash, Cash Equivalents and/or insurance proceeds), and (iii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;
(g)    Leases and sub-leases of the properties of any Company granted by such Company to third parties, so long as such Leases do not, individually or in the aggregate,  interfere in any material respect with the ordinary conduct of the business of any Company;
(h)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or storage of goods entered into by any Company in the ordinary course of business;
(i)    (i) Liens securing Indebtedness and other obligations incurred pursuant to Section 6.01(e); provided, that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company (other than improvements and accessions thereon) and (ii) Liens solely on the Purchased Hydrocarbon Assets (it being understood and agreed that notwithstanding any term or condition to the contrary in any Loan Document (including any Security Document), any and all items set forth in this clause (ii) (except as otherwise expressly and specifically agreed to by the Borrowers in each specific instance to the extent securing Letters of Credit issued under this Agreement) are not Collateral for the Obligations);
(j)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more deposit, securities and/or other similar accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, depository, treasury, and operating account arrangements, including those involving pooled accounts and netting arrangements;
(k)    Liens on property of a person or assets existing at the time such person or assets are acquired or merged with or into or consolidated with any Company to the extent permitted hereunder

(and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements and accessions thereon);
(l)    (i) Liens granted pursuant to the Security Documents to secure the Secured Obligations; and (ii) any Lien granted to secure any Permitted Refinancing Indebtedness in respect of the Secured Obligations, any Incremental Revolving Loans and Incremental Revolving Commitments, and any Refinancing Revolving Loans or Refinancing Loan Commitments.
(m)    licenses of intellectual property (including Intellectual Property) granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;
(n)    the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods or the filing of UCC financing statements in connection with the Off-Take Agreements or the Oil Supply Agreements; provided, that, to the extent constituting Financing Oil Supply Agreements, Financing Off-Take Agreements, or to the extent such Oil Supply Agreements or Off-Take Agreements pertain to Intermediate Products, and to the extent reasonably requested by the Administrative Agent, any such agreement is subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;
(o)    (i) Liens on cash and Cash Equivalents securing obligations with respect to Commodity Hedging Agreements with any Person and (ii) Liens on cash and Cash Equivalents securing letters of credit permitted under Section 6.01(z);
(p)    Liens on Intermediate Products; provided, that such Liens are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;
(q)    Liens securing Permitted Refinancing Indebtedness  incurred to refinance Indebtedness that was previously so secured as long as such Lien does not encumber any property other than the property secured by the Indebtedness so refinanced and improvements, replacements, proceeds or accessions thereto;
(r)    Liens securing Indebtedness permitted by Section 6.01(v);
(s)    Liens granted to MSCG on MSCG Assets and Collateral (as defined in the Toledo-MSCG Intercreditor Agreement) and on the MSCG Assets (as defined in the MSCG Intercreditor Agreement);
(t)    Liens securing Indebtedness incurred with respect to Commodity Hedging Agreements to be secured on a pari passu basis with (or on a junior basis to) the Liens granted pursuant to the Security Documents to secure the Secured Obligations;
(u)    Liens incurred in the ordinary course of business of any Company with respect to obligations that do not at any time outstanding in the aggregate exceed $25,000,000 solely in respect of non-Revolving Credit Priority Collateral;

(v)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(w)    Liens (i) on cash advances in favor of the seller of any property to be acquired as part of a Permitted Acquisition or (ii) consisting of an agreement to dispose of any property in an Asset Sale or other disposition of assets permitted hereunder, in each case, solely to the extent such Permitted Acquisition, Asset Sale or other disposition of assets, as the case may be, would have been permitted on the date of the creation of such Lien;
(x)    Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers in the ordinary course of business;
(y)    Liens solely on any cash earnest money deposits made by the Borrowers or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(z)    Liens placed upon the assets of such person and any of its Subsidiaries to secure Indebtedness (or to secure a guaranty of such Indebtedness) incurred pursuant to and in accordance with Section 6.01(m) in connection with such Permitted Acquisition and Liens on Equity Interests issued by an Excluded Subsidiary;
(aa)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of storage arrangements, documentary letters of credit or banker’s acceptances issued or created for the account of such Person, in each case, to facilitate the purchase, shipment or storage of such inventory or goods;
(bb)    Liens on assets constituting Environmental and Necessary Capex securing Indebtedness permitted by Section 6.01(u);
(cc)    Liens on Certain Hydrocarbon Assets (including Certain Hydrocarbon Assets in the possession of any Certain Hydrocarbon Asset Supplier) in favor of any Certain Hydrocarbon Asset Supplier and/or an agent of any of the foregoing; provided, that such Liens are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;
(dd)    [Reserved]
(ee)    Liens solely on Catalyst Assets securing Indebtedness permitted pursuant to Section 6.01(aa);
(ff)    Liens securing the High Yield Indebtedness;
(gg)    Liens solely on the DEDA Specified Collateral in favor of DEDA securing Indebtedness under the DEDA Loan and Security Agreement;
(hh)    Liens on assets other than Revolving Credit Priority Collateral securing Indebtedness permitted by Section 6.01;

(ii)    Liens securing judgments not constituting an Event of Default under Section 8.01(i); and
(jj)    other Liens not otherwise permitted in clauses (a) through (ii) above securing Indebtedness otherwise permitted hereunder in an aggregate amount not to exceed $50,000,000 at any time outstanding; provided, that no more than $20,000,000 of such Indebtedness may be secured by Liens on any of the Revolving Credit Priority Collateral.

SECTION 6.03    Sale and Leaseback Transactions.
Except for Sale and Leaseback Transactions (as hereinafter defined) with respect to Catalyst Assets and Railcar Financings with respect to rail car and/or transportation assets existing on or after the Third A&R Effective Date to the extent permitted under Section 6.01, enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless at the time of consummation of any such Sale and Leaseback Transaction, Excess Availability is greater than the Threshold Basket Amount.
SECTION 6.04    Investment, Loan, Advances and Acquisition.
Make any Investment, except that the following shall be permitted:
(a)    [Reserved];
(b)    Investments outstanding on the Third A&R Effective Date which to the extent in excess of $10,000,000 in the aggregate are identified on Schedule 6.04(b);
(c)    the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;
(d)    Hedging Obligations incurred pursuant to Section 6.01(c);
(e)    loans and advances to directors, employees and officers of Borrowers and the Subsidiaries for bona fide business purposes (including customary business-related travel, entertainment, relocation and analogous ordinary business purposes) and to purchase Equity Interests of Parent, in an aggregate amount not to exceed $2,500,000 at any time outstanding and advances of payroll payments to employees in the ordinary course of business;
(f)    Investments by any Company in any Borrower or any existing Subsidiary Guarantor; provided that any Investment by or in a Loan Party in the form of a loan or advance shall be pledged by such Loan Party as Collateral pursuant to the Security Documents;

(g)    Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or settlement or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
(h)    Permitted Acquisitions;
(i)    mergers and consolidations in compliance with Section 6.05;
(j)    Investments made by Borrowers or any Subsidiary Guarantor as a result of consideration received in connection with an Asset Sale or other disposition of assets in compliance with Section 6.06;
(k)    Capital Expenditures made by Borrowers or any Subsidiary Guarantor on behalf of itself or of another Loan Party or as would otherwise be permitted pursuant to Section 6.04(f);
(l)    to the extent constituting Investments, purchases and other acquisitions of inventory, materials, equipment and other tangible property in the ordinary course of business;
(m)    leases or sub-leases of real or personal that are not in violation of the Loan Documents;
(n)    other Investments in an aggregate amount that, as of the time made, do not in the aggregate exceed the then existing Available Amount Basket, provided, further, that after giving effect to any such Investment, (I) Pro Forma Excess Availability shall be greater than the Threshold Basket Amount and (II) no Event of Default (or if the relevant investment is a Permitted Acquisition, no Specified Event of Default shall have occurred or shall result therefrom (or, at the election of the Administrative Borrower, at the time of the related Acquisition Agreement);
(o)    to the extent constituting Investments, such Investments resulting from Liens, Indebtedness, fundamental changes, Asset Sales, other dispositions of assets and Dividends expressly permitted under another section of this Article VI;
(p)    Investments to the extent that payment for such Investments is made with Equity Interests of Parent (or any direct or indirect parent of Parent);
(q)    Investments that are held at the time of the acquisition thereof by a Subsidiary acquired after the Third A&R Effective Date (and not made in contemplation of such acquisition) or of a person merged with or consolidated with any Company in accordance with Section 6.05 after the Third A&R Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(r)    other Investments not otherwise permitted by this Section 6.04 in an amount not to exceed the greater of (i) $20,000,000 and (ii) 5% of Total Assets (as determined on the date of consummation of such Investment) at any time outstanding;
(s)    Investments made for cash in any Person that is engaged in the business permitted to be engaged by the Borrowers pursuant to Section 6.12, provided that immediately after giving effect to such Investment, Pro Forma Excess Availability shall be greater than the Threshold Basket Amount;
(t)    Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment existing on the date hereof to the extent the amount of any such Investment under this Section 6.04(s) is not in excess of the amount of such Investment as of the Third A&R Effective Date except as otherwise permitted by this Section 6.04;
(u)    Investments by an Excluded Subsidiary entered into prior to the day such Excluded Subsidiary is redesignated as a Subsidiary Guarantor; provided that such Investments were not incurred in contemplation of such redesignation; or
(v)    Investments (if any) made in any Person which is an Affiliate of a Loan Party holding MLP Drop Down and Railcar Assets resulting from the contribution, transfer or other disposition of any such MLP Drop Down and Railcar Assets.
An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment or in cash or Cash Equivalents to Borrowers or any Subsidiary Guarantor, as applicable. For the avoidance of doubt, any Investment made by a Loan Party in, or for the benefit of, an Excluded Subsidiary shall constitute an Investment hereunder and be subject to the provisions of this Section 6.04 and any Investment made by an Excluded Subsidiary is not subject to the provisions of this Section 6.04.
SECTION 6.05    Mergers and Consolidations.
Wind up, liquidate or dissolve its affairs or consummate any transaction of merger or consolidation, except that the following shall be permitted:
(a)    [Reserved];
(b)    Asset Sales and other dispositions of assets in compliance with Section 6.06;
(c)    acquisitions and other Investments in compliance with Section 6.04;
(d)    any Company may merge or consolidate with or into a Borrower or any Subsidiary Guarantor (as long as a Borrower is the surviving person in the case of any merger or consolidation involving a Borrower and a Subsidiary Guarantor is the surviving person and remains a Wholly Owned Subsidiary of Holdings in any other case); provided that the Lien in such property constituting Collateral granted or to be granted in favor of the Administrative Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable; and
(f)    any Subsidiary Guarantor may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, is not reasonably expected to have a Material Adverse Effect.
To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the conveyance, sale, assignment, transfer or other disposition of any

Collateral, or any Collateral is conveyed, sold, assigned, transferred or disposed of as permitted by this Section 6.05 or any other express term and condition of any Loan Document, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Security Documents.
SECTION 6.06    Asset Sales.
(a)    Consummate any Asset Sale of all, substantially all, and/or (except to the extent permitted by Section 6.06(b)) any portion of the assets of the Paulsboro Facility, the DCR Facility or the Toledo Facility, (or all or substantially all of the Equity Interests in Paulsboro, Delaware City or Toledo, in which event the applicable entity would cease to be a Borrower); provided, however, any such Asset Sale shall be permitted as long as (y) neither Standard & Poor’s Ratings Group nor Moody’s Investors Service Inc. downgrades the Index Debt Rating (as defined on Annex I hereto) in existence immediately prior to the announcement of any such Asset Sale as a result of any such Asset Sale to any level below BB- / Ba3 (provided to the extent that one of the Index Debt Ratings is below such level and the other is not, this requirement shall be deemed to be satisfied), and (z) after giving effect to such Asset Sale, Pro Forma Excess Availability shall be greater than the Threshold Amount;
(b)    At any time when Excess Availability is below the Threshold Basket Amount, consummate any Asset Sale other than:
(i)        disposition of used, worn out, damaged, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of intellectual property (including Intellectual Property) that is, in the reasonable judgment of Borrowers, no longer commercially desirable to maintain or useful in the conduct of the business of the Companies taken as a whole;
(ii)        leases of real or personal property in the ordinary course of business and not in violation of the Loan Documents;
(iii)        [Reserved];
(iv)        mergers and consolidations in compliance with Section 6.05;
(v)        Investments in compliance with Section 6.04;
(vi)        Asset Sales in connection with Sale and Leaseback Transactions permitted under Section 6.03; and
(vii)        other Asset Sales at fair market value; provided that, (i) at the time of such Asset Sale, no Default shall exist or would result from such Asset Sale, (ii) at the time of such Asset Sale, both before and after giving effect thereto, Excess Availability shall be greater than the Threshold Basket Amount and (iii) at least 75% of the purchase price for all property subject to such Asset Sale shall be paid solely in cash and Cash Equivalents, it being understood that notes and other property convertible into cash within 90 days after the date of receipt shall be considered cash for purposes of this Section 6.06(b);
(viii)        dispositions of immaterial, damaged, surplus or obsolete assets in the ordinary course of business;

(ix)        dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);
(x)        to the extent Asset Sales, transactions permitted by Sections 6.03, 6.05 and 6.07;
(xi)        Asset Sales of Cash Equivalents;
(xii)    leases, subleases, licenses or sublicenses, that do not materially interfere with the business of the Companies, taken as a whole;
(xiii)        transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;
(xiv)        Asset Sales of property not otherwise permitted under this Section 6.06; provided that (i) at the time of such Asset Sale (other than any such Asset Sale made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Asset Sale, and (ii) the aggregate fair market value of all property disposed of in reliance on this clause (xiv) shall not exceed $50,000,000 per calendar year (with unused amounts in any calendar year being carried over to the succeeding calendar years);
(xv)        Asset Sales of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(xvi)        Asset Sales of accounts receivable or notes receivable in the ordinary course of business in connection with the collection or compromise thereof;
(xvii)    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Excluded Subsidiary;
(xviii)    the unwinding of any Hedging Agreement pursuant to its terms; and
(xix)        Asset Sales of any MLP Drop Down and Railcar Assets to any Affiliate of a Loan Party.
To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Security Documents.
SECTION 6.07    Dividends.
Authorize, declare or pay, directly or indirectly, any Dividends, except that the following shall be permitted:

(a)    Dividends by any Company to Borrowers or any Subsidiary Guarantor that is a Subsidiary of any Borrower;
(b)    payments to Parent (or any direct or indirect parent company thereof) to permit Parent (or any direct or indirect parent company thereof), and the subsequent use of such payments by Parent (or any direct or indirect parent company thereof), to repurchase or redeem Qualified Capital Stock of Parent (or any direct or indirect parent company thereof) held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance, resignation or termination of employment or service or pursuant to any employee or directors’ and/or officers’ equity or stock compensation plan; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, $20,000,000 (and up to 100% of such $20,000,000 not used in any fiscal year may be carried forward to the next succeeding (but no other) fiscal year).
(c)    (A) to the extent actually used by Holdings to pay such taxes, costs and expenses, payments by Borrowers to or on behalf of Holdings in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings and (B) payments by Borrowers to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings;
(d)    any Dividends, provided, that after giving effect to any such Dividend, (I) Pro Forma Excess Availability shall be greater than the Threshold Basket Amount and (II) no Event of Default shall have occurred or shall result therefrom;
(e)    Permitted Tax Distributions;
(f)    (i) Parent may purchase or redeem in whole or in part any of its Equity Interests for another class of Equity Interests (other than Disqualified Capital Stock) or rights to acquire its Equity Interests (other than Disqualified Capital Stock) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Disqualified Capital Stock); provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests (other than Disqualified Capital Stock) are no less favorable to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) the Borrowers and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Capital Stock) of such Person;
(g)    to the extent contributed to Holdings or any other Borrower, the Net Cash Proceeds from the sale of Equity Interests (other than Disqualified Capital Stock) of Parent and, to the extent contributed to Holdings or any other Borrower, Equity Interests of any of Parent’s direct or indirect parent companies, in each case, to members of management, directors or consultants of Holdings, any other Borrower or any of their Subsidiaries;
(h)    Holdings and the Borrowers may make Dividends to any direct or indirect parent of Holdings, the proceeds of which shall be used to pay:
(i)    its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of Holdings, the Borrowers and their respective Subsidiaries (including any reasonable and customary indemnification claims made by directors or officers of any direct or indirect parent of Holdings and the Borrowers attributable to the ownership or operations of Holdings, the Borrowers and their respective Subsidiaries);
(ii)    customary costs, fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement; and/or
(iii)    the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of Holdings and the Borrowers to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Borrowers and their respective Subsidiaries;
(i)    Parent may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition; and
(j)    any Dividend paid within 90 days after the date of declaration of such Dividend, if at the date of declaration, the Dividend payment would have complied with the provisions of this Section 6.07.
SECTION 6.08    Transactions with Affiliates.
Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrowers and any Loan Party), other than any transaction or series of related transactions on terms and conditions (taken on a whole) at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:
(a)    Dividends permitted by Section 6.07;
(b)    Investments permitted by Sections 6.04(e), (f) or (v); and any transactions permitted by Sections 6.04(v) or 6.06(b)(xix);
(c)    reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of Holdings or such other Borrower;
(d)    transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;
(e)    sales of Qualified Capital Stock of Parent (or any direct or indirect parent company thereof) to Affiliates of Borrowers not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(f)    any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Parent (or any Equity Interests of any direct or indirect parent company thereof);
(g)    [Reserved];
(h)    transactions with any person that becomes a Loan Party as a result of such transaction;
(i)    the issuance of Equity Interests to any officer, director, employee or consultant of the Companies or any direct or indirect parent of Holdings or the Borrowers;
(j)    Investments, loans and other transactions by Holdings, the Borrowers and the Subsidiaries to the extent permitted under this Article VI;
(k)    employment and severance arrangements between any of the Companies and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;
(l)    (i) customary service agreements by and among any of the Companies and any of their Affiliates and (ii) payments by any of the Companies (and any direct or indirect parent thereof) pursuant to any tax sharing agreements on customary terms to the extent attributable to the ownership or operation of the Companies;
(m)    the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, current and former directors, officers, employees and consultants of any of the Companies or any direct or indirect parent of the Companies in the ordinary course of business to the extent attributable to the ownership or operation of the Companies;
(n)    transactions pursuant to permitted agreements in existence on the Third A&R Effective Date (and set forth on Schedule 6.08) or any amendment thereto to the extent such an amendment is not adverse to the interests of the Lenders in any material respect; and
(o)    customary payments by the Companies to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the person making such payment in good faith; provided, that, (i) no Default or Event of Default shall have occurred and be continuing, or shall result therefrom and (ii) such payments shall not exceed $10,000,000 in the aggregate during any fiscal year.
SECTION 6.09    Financial Covenant.
(a)    Minimum Fixed Charge Coverage Ratio. During the Revolving Availability Period, at any time when Excess Availability is less than, at any time, the greater of (i) the Financial Covenant Testing Amount and (ii) $100 million, and until such time as Excess Availability is greater than the Financial Covenant Testing Amount and $100 million for a period of twelve (12) or more consecutive days, permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of the most recently ended Test Period, to be less than 1.1 to 1.0 (“Fixed Charge Coverage Ratio”).

(b)    Right to Cure Consolidated Fixed Charge Coverage Ratio. For purposes of determining compliance with the Consolidated Fixed Charge Coverage Ratio set forth in Section 6.09(a), any Net Cash Proceeds from the issuance of Qualified Capital Stock by Holdings that has been contributed to Holdings as common equity or other equity on terms and conditions reasonably acceptable to the Administrative Agent on or prior to the day that is five (5) Business Days (the “Last Cure Date”) after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the Administrative Borrower, be included in the calculation of Consolidated EBITDA for such fiscal quarter for the purposes of determining compliance with such financial covenant for the Test Period as at the end of such fiscal quarter and any applicable subsequent Test Periods that include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), provided that (i) in each 4 fiscal quarter period, there shall be at least two (2) fiscal quarters in respect of which no Specified Equity Contribution is made, (ii) the amount of any Specified Equity Contribution shall be no greater than 120% of the amount required to cause the Loan Parties to be in compliance with the financial covenants set forth in this Agreement, (iii) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets, tests, or pro forma tests, with respect to the covenants contained in any applicable Loan Documents and (iv) to the extent such Net Cash Proceeds are applied in prepayment of the Revolving Commitments following the last day of the relevant fiscal quarter and on or prior to the Last Cure Date, the Net Cash Proceeds shall be deducted when calculated net indebtedness for purposes of determining compliance with the covenant set forth in Section 6.09(a).
SECTION 6.10    Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.
Directly or indirectly:
(a)    make any payment or prepayment of principal on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (collectively, a “Subordinated Debt Payment”), any Indebtedness outstanding under any Subordinated Indebtedness, except (i) any payment of principal at scheduled maturity, (ii) a refinancing permitted by Section 6.01, (iii) any payment to the extent made with the proceeds of Qualified Capital Stock of Parent; (iv) prepayments or redemptions of Indebtedness outstanding under any Subordinated Indebtedness if such prepayments or redemptions do not in the aggregate exceed the then existing Available Amount Basket, provided, further, that both before and after giving effect to such prepayment or redemption (I) Pro Forma Excess Availability shall be greater than the Threshold Basket Amount, (II) no Default or Event of Default shall have occurred or shall result therefrom and (III) the Loan Parties shall be in compliance on a Pro Forma Basis with the covenant set forth in Section 6.09(a) at such time (tested without regard to whether or not such covenant is otherwise then being tested); (v) Subordinated Debt Payments in the form of Equity Interests of Parent, or resulting from the conversion of such Subordinated Indebtedness to Equity Interests (other than Disqualified Capital Stock) of Parent; and (vi) Subordinated Debt Payments with the Net Cash Proceeds of any Equity Issuances for the purpose of making such Subordinated Debt Payment; or
(b)    terminate, amend or modify, or permit the termination, amendment or modification of, any provision of (i) any document governing Subordinated Indebtedness, or (ii) any Organizational Document of any Company (it being agreed that changes that are not adverse to the material interests of the Lenders in their capacities as such shall not be subject to this clause (b)(ii)).

SECTION 6.11    Limitation on Certain Restrictions on Subsidiary Guarantors.
Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary Guarantor to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrowers or any Subsidiary Guarantor, or pay any Indebtedness owed to Borrowers or a Subsidiary Guarantor, (b) make loans or advances to Borrowers or any Subsidiary Guarantor or (c) transfer any of its properties to Borrowers or any Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) [Reserved]; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary Guarantor; (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary Guarantor in the ordinary course of business; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (vii) any agreement in effect at the time such Subsidiary becomes a Subsidiary Guarantor of Borrowers, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary Guarantor of Borrowers; (viii) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (ix) any Permitted Liens in respect of assets subject thereto; (x) restrictions that exist on the Third A&R Effective Date and, to extent set forth in an agreement evidencing Indebtedness, restrictions set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such obligation; (xi) customary provisions in joint venture agreements and other similar agreements or written arrangements applicable to joint ventures permitted hereunder and applicable solely to such joint venture; (xii) customary restrictions on leases, subleases, licenses, asset sale or similar agreements, including with respect to intellectual property and other similar agreements, otherwise permitted hereby so long as such restrictions relate to the assets subject thereto; (xiii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Company; (xiv) customary provisions restricting assignment of any agreement; (xv) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business or otherwise permitted hereunder; (xvi) the Oil Supply Agreements and/or the Off-Take Agreements; (xvii) obligations under any Hedging Agreements entered into with a Lender or an Affiliate of a Lender; (xviii) customary provisions restricting assignment of any agreement entered into in connection with a Sale and Leaseback Transaction permitted under Section 6.03 or (xiv) the indenture and other operative documents for the High Yield Indebtedness or Indebtedness permitted under Section 6.01(aa) or Section 6.01(bb) and any Permitted Refinancing Indebtedness thereof.
SECTION 6.12    Business.
With respect to Holdings, Paulsboro, Delaware City, Toledo and the other (direct or indirect) Subsidiaries of Holdings, engage (directly or indirectly) in any material line of business which is substantially different from those lines of business conducted on the Third A&R Effective Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions` thereof (including any geographic expansion of the business).

SECTION 6.13    Fiscal Year.
Change its fiscal year-end to a date other than December 31.
SECTION 6.14    Compliance with Anti-Terrorism Laws.
(a)    Directly or indirectly, in connection with the Loans, knowingly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(b)    Directly or indirectly, in connection with the Loans, knowingly cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Anti-Terrorism Law.
(c)    Knowingly cause or permit (i) an Embargoed Person to have any direct or indirect interest in or benefit of any nature whatsoever in the Loan Parties or (ii) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, an Embargoed Person.
(d)    The Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.14.
ARTICLE VII
GUARANTEE

SECTION 7.01    The Guarantee.
The Loan Parties hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Loans made by the Lenders to, and the Notes held by each Lender of, Borrowers, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party to the extent designated by the Borrowers as a “Guaranteed Obligation”, in each case strictly in accordance with the terms thereof; provided, however, that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, “Guaranteed Obligations” of any Loan Party will not include in any event its Excluded Swap Obligations (such obligations (other than such Excluded Swap Obligations) being herein collectively called the “Guaranteed Obligations”). The Loan Parties hereby jointly and severally agree that if Borrowers or other Loan Party(ies) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Loan Parties will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
SECTION 7.02    Obligations Unconditional.
The obligations of the Loan Parties under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Loan Party (except for payment in full or an amendment or waiver adopted in accordance with Section 10.02 or any other express provision set forth in a Loan Document). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Loan Parties hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(i)    at any time or from time to time, without notice to the Loan Parties, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(ii)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
(iii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(iv)    any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
(v)    the release of any other Loan Party pursuant to Section 7.09, Section 10.02 or Section 10.16.
The Loan Parties hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Loan Parties waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Loan Parties hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Loan Parties and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding until payment in full thereof (other than Unasserted Contingent Obligations, or any amendment or waiver adopted in accordance with Section 10.02 or any other express provision set forth in a Loan Document).

SECTION 7.03    Reinstatement.
The obligations of the Loan Parties under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
SECTION 7.04    Subrogation; Subordination.
Each Loan Party hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than Unasserted Contingent Obligations) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrowers or any other Loan Party of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.
SECTION 7.05    Remedies.
Subject to the terms of any applicable Intercreditor Agreement, the Loan Parties jointly and severally agree that, as between the Loan Parties and the Lenders, the obligations of Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrowers) shall forthwith become due and payable by the Loan Parties for purposes of Section 7.01.
SECTION 7.06    Instrument for the Payment of Money.
Each Loan Party hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Loan Party in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07    Continuing Guarantee.
The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
SECTION 7.08    General Limitation on Guarantee Obligations.
In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Party under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Loan Party, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
SECTION 7.09    Release of Loan Parties.
If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Loan Party are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Borrower or a Subsidiary Guarantor, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to the Administrative Agent pursuant to the Security Agreement shall be automatically released, and, so long as Borrowers shall have provided the Agents such reasonable certifications or reasonable documents as any Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary or reasonably requested by the Borrowers to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.
SECTION 7.10    Right of Contribution.
Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary

Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01    Events of Default.
Upon the occurrence and during the continuance of the following events (“Events of Default”):
(a)    default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;
(b)    default shall be made in the payment of (i) any interest on any Loan or any Fee due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days; or (ii) any other amount due under any Loan Document (other than an amount referred to in paragraph (a) above), when and as the same shall become due and payable, and such default shall continue unremedied for a period of ten (10) Business Days;
(c)    any representation or warranty made or deemed made by a Loan Party in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any written report, certificate, financial statement or other written instrument furnished by a Loan Party in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
(d)    default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in: Sections 2.22, 5.02 (other than 5.02(d), for which default shall continue unremedied or shall not be waived for a period of five (5) Business Days), 5.03(a), 5.08, 5.15, 5.16 or in Article VI;
(e)    default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to Borrowers;
(f)    (i) any Loan Party shall (A) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than any Obligation and any Hedging Obligation), when and as the same shall become due and payable beyond any applicable grace period, or (B) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (B) is to cause such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that, it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (A) and (B) in respect of which a Default has occurred then exceeds $75,000,000 at any one time; provided that this clause shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such a sale or transfer is expressly permitted hereunder;
(ii) An “early termination event” or other similar event shall be incurred by any Loan Party in respect of any Hedging Obligation in an amount in excess of $75,000,000, which event shall extend beyond any applicable cure periods or grace periods, provided that, in respect of Hedging Obligations of such Loan Party owed to the applicable counterparty at such time, the amount for purposes of this Section 8.01(f)(ii) shall be the amount payable by on a net basis by such Loan Party to such counterparty as if all Hedging Agreements relating to such Hedging Obligations were terminated at such time) and provided, further, that such event in each case described in this clause (f)(ii) is unremedied and is not waived by the holders of such Hedging Obligations;

(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party, or of a substantial part of the property of any Loan Party, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of the property of any Loan Party; or (iii) the winding-up or liquidation of any Loan Party; and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of the property of any Loan Party; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (other than as permitted by Section 6.05);

(i)    one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Loan Party to enforce any such judgment;
(j)    one or more ERISA Events or similar events with respect to Foreign Plans shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or in the imposition of any Lien on any properties of a Loan Party;
(k)    any security interest and Lien in any material portion of the Collateral purported to be created by any Security Document after delivery thereof shall cease to be in full force and effect (other than in accordance with its terms), or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Revolving Credit Priority Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Administrative Agent, or shall be asserted by Borrowers or any other Loan Party not to be a valid, perfected, and in the case of Revolving Credit Priority Collateral, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby; except, in each case, described in this Section 8.01(k) to the extent that any such loss of force and effect, loss of benefit, Liens, rights, powers and privileges, perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file UCC continuation statements;
(l)    any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny (in writing) any material portion of the Collateral, or any portion of its liability, Guarantee, or obligation for the Obligations; or
(m)    there shall have occurred a Change in Control;
then, and in every such event (other than an event with respect to the Borrowers described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers and the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to the Borrowers described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers and the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.
SECTION 8.02    Application of Proceeds.
Subject to the terms of the Intercreditor Agreements, the proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Administrative Agent pursuant to this Agreement and the other Loan Documents, promptly by the Administrative Agent as follows:
(a)    First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
(b)    Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
(c)    Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of (A) interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Hedging Agreements, but excluding the Last-Out Portion, and/or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing; and (B) principal amount of the Obligations and any premium thereon, including Reimbursement Obligations and obligations to cash collateralize Letters of Credit in accordance with the procedures set forth in Section 2.18(i), and any breakage, termination or other payments under Hedging Agreements, but excluding the Last-Out Portion, and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon;
(d)    Fourth, to the to the payment in full in cash, pro rata (A) of interest and any fees, premiums and scheduled periodic payments due under Hedging Agreements; and (B) of principal amount and any premium thereon and any breakage, termination or other payments under Hedging Agreements, in the case of clauses (A) and (B), constituting the Last-Out Portion; and
(e)    Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (d) of this Section 8.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE VIII
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENTS

SECTION 9.01    Appointment and Authority.
Each of the Lenders and the Issuing Bank hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent and UBS Collateral Agent, Bank of America, N.A. and Wells Fargo Bank, N.A., in their capacity as Co-Collateral Agents, to act on its behalf as Co-Collateral Agents hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Co-Collateral Agents, the Lenders and the Issuing Bank, and neither Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. In the event that the Co-Collateral Agents disagree as to the exercise of any power that is delegated jointly to the Co-Collateral Agents, such disagreement shall be settled as separately determined by them. The Administrative Agent and the Co-Collateral Agents hereby agree that, to the extent that they are otherwise unable to reach a mutually acceptable agreement as to any matter related to Borrowing Base eligibility criteria, Reserves or any other matter related to the Borrowing Base or the Collateral that is to be determined by, or at the discretion of, the Administrative Agent and/or the Co-Collateral Agents under the terms of this Agreement, the consenting vote of two of the three Co-Collateral Agents shall prevail; provided that if there are only two Co-Collateral Agents at the time of such determination, the position of the individual Co-Collateral Agent which results in more restrictive eligibility criteria or the larger Reserve or that is more protective of the Collateral shall prevail.
SECTION 9.02    Rights as a Lender.
Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrowers or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 9.03    Exculpatory Provisions.
No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:
(i)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and
(iii)    shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.
No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrowers, a Lender or the Issuing Bank.
No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Co-Collateral Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of Borrowers and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.
SECTION 9.04    Reliance by Agent.
Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.
SECTION 9.05    Delegation of Duties.
Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub‑agents appointed by such Agent. Each Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of each Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
SECTION 9.06    Resignation of Agent.
(a)    Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a Lender that is a bank with an office in the United States or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify Borrowers and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as nominee until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
(b)    Any resignation by UBS AG, Stamford Branch as Administrative Agent pursuant to Section 9.06(a) shall, unless UBS AG, Stamford Branch gives notice to Borrowers otherwise, also constitute its resignation as Issuing Bank and Swingline Lender, and such resignation as Issuing Bank and Swingline Lender shall become effective simultaneously with the discharge of the Administrative Agent from its duties and obligations as set forth in the immediately preceding paragraph (except as to already outstanding Letters of Credit and LC Obligations and Swingline Loans, as to which the Issuing Bank and the Swingline Lender shall continue in such capacities until the LC Exposure relating thereto shall be reduced to zero and such Swingline Loans shall have been repaid, as applicable, or until the successor Administrative Agent shall succeed to the roles of Issuing Bank and Swingline Lender in accordance with the next sentence and perform the actions required by the next sentence). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, unless UBS AG, Stamford Branch and such successor gives notice to Borrowers otherwise, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender and (ii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. At the time any such resignation of the Issuing Bank shall become effective, Borrowers shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.05(c).
SECTION 9.07    Non-Reliance on Agent and Other Lenders.
Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has had the opportunity to review the documents made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 9.08    Withholding Tax.
To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 2.15(a) or (c), each Lender and the Issuing Bank shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or the Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9.09    No Other Duties, etc.
Anything herein to the contrary notwithstanding, none of the Joint Lead Bookmanagers, the Joint Lead Arrangers, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Co-Collateral Agent, a Lender or the Issuing Bank hereunder.
SECTION 9.10    Enforcement.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.
ARTICLE IX
MISCELLANEOUS

SECTION 10.01    Notices.
(a)    Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i)        if to any Loan Party, to Holdings at:
PBF Holding Company LLC
1 Sylvan Way, 2nd Floor

Parsippany, NJ 07054-3887
Attention: Jeffrey Dill
Telecopier No.: (973) 455-7562
Email: jeffrey.dill@pbfenergy.com
with a copy to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Andres C. Mena, Esq.
Telecopier No.:  (212) 446-4900
Email:    andres.mena@kirland.com

(ii)        if to the Administrative Agent or UBS Collateral Agent, to it at:
UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: DL – UBS Agency
Telecopier No.: (203) 719-4176
Email: DL-UBSAgency@ubs.com
with a copy to:
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention: William D. Brewer, Esq.
Telecopier No.:  (212) 294-4700
Email:    wbrewer@winston.com

(iii)        if to Bank of America, N.A., as a Co-Collateral Agent, to it at:

Bank of America, N.A.
TX1-492-11-23
901 Main Street
Dallas, TX 75202
Attention: BABC Portfolio Management                 Telecopier No.: 214-209-4766
Email: james.allin@baml.com

(iv)        if to Wells Fargo Bank, N.A., as a Co-Collateral Agent, to it at:

Wells Fargo Bank, N.A.
2450 Colorado Avenue, Suite 3000 West
Santa Monica, CA 90404
Attention: Peter Aziz
Telecopier No.: 866-615-7803
Email: [peter.aziz@wellsfargo.com ]
(v)        if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire; and
(vi)        if to the Swingline Lender, to it at:
UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: DL – UBS Agency
Telecopier No.: (203) 719-4176
Email: DL-UBSAgency@ubs.com
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Any party hereto may change its address or telecopier number for notices and other communications hereunder by written notice to Borrowers, the Agents, the Issuing Bank and the Swingline Lender.
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to the provisions of this Section 10.01) be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Co-Collateral Agents or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including pursuant to the provisions of this Section 10.01); provided that approval of such procedures may be limited to particular notices or communications.
Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or the Lenders pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (the “Communications”), by transmitting them in an electronic medium in a format reasonably acceptable to the Administrative Agent at DL-UBSAGENCY@UBS.COM or at such other e-mail address(es) provided to Borrowers from time to time or in such other form as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, the Issuing Bank, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent or the Issuing Bank, as the case may be, shall require.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications (other than any such Communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder) by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.
(c)    Platform. Each Loan Party further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or such Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.
(d)    Public/Private. Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that Borrowers identify in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication. “Private Siders” shall mean

Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to Borrowers’ or their affiliates’ securities or loans. “MNPI” shall mean material non-public information (within the meaning of United States federal securities laws) with respect to Borrowers, their affiliates and any of their respective securities.
Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.
Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.
Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.
SECTION 10.02    Waivers; Amendment.
(a)    Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances.
(b)    Required Consents. Subject to Section 10.02(c), and (d) , neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrowers and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Co-Collateral Agents (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:
(i)        increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, mandatory prepayment covenant or Default shall constitute an increase in the Commitment of any Lender);
(ii)        reduce the principal amount or premium, if any, of any Loan (except in connection with a payment contemplated by clause (viii) below) or LC Disbursement or reduce the rate of interest thereon including any provision establishing a minimum rate (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of a payment of any Obligation, without the written consent of each Lender directly and adversely affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii) and it being understood that, for the avoidance of doubt, only the consent of the Required Lenders shall be required to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or any other payment due hereunder or under any other Loan Document at the Default Rate);
(iii)        (A) change the scheduled final maturity of any Loan, (B) postpone the fixed date for payment of any Reimbursement Obligation or any interest, premium or Fees payable hereunder, (C) reduce the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Revolving Maturity Date, in any case, without the written consent of each Lender directly and adversely affected thereby;
(iv)        increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly and adversely affected thereby;
(v)        permit the assignment or delegation by Borrowers of any of their rights or obligations under any Loan Document, without the written consent of each Lender;
(vi)        except pursuant to the Intercreditor Agreements, release Borrowers or all or substantially all of the Subsidiary Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of any such Guarantee, without the written consent of each Lender;
(vii)        except pursuant to the Intercreditor Agreements, release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(viii)        change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), 2.17(d) and 2.18(d), without the written consent of each Lender directly and adversely affected thereby;
(ix)        change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly and adversely affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans pursuant to Section 2.20 or consented to by the Required Lenders);
(x)        change the percentage set forth in the definition of “Required Lenders,” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;
(xi)        subordinate the Obligations to any other obligation, without the written consent of each Lender;
(xii)        change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;
(xiii)        change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Bank;
(xiv)        change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment”), without the written consent of the Swingline Lender; or
(xv)        change or waive any provision hereof as the same directly applies to the rights or obligations of any Issuing Bank without the written consent of such Issuing Bank;
provided, further, that (A) that no amendment or waiver that would change the definition of “Borrowing Base”, including, without limitation, the advance rates contained therein, the definition of “Eligible Accounts” or “Eligible Hydrocarbon Inventory”, the definition of “Reserves”, the definition of “Hedging Reserves” or any other defined terms contained in the definition of “Borrowing Base” in order to increase Borrowing Availability shall be effective unless the same shall be in writing and signed by Supermajority Lenders, the Borrowers and acknowledged by the Administrative Agent and the Co-Collateral Agents and (B) any waiver, amendment or modification of the Intercreditor Agreements (and any related definitions) may be effected by an agreement or agreements in writing entered into by the Administrative Agent (with the consent of the Required Lenders but without the consent of any Loan Party, so long as such amendment, waiver or modification does not impose any additional duties or obligations on the Loan Parties or alter or impair any right of any Loan Party under the Loan Documents).

Notwithstanding anything to the contrary herein:
(I)    no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the proviso to the first sentence of this Section 10.02(b) (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of a vote of the Lenders hereunder requiring any consent of the Lenders); and
(II)    any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrowers and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property;
(c)    Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Co-Collateral Agents may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.
(d)    Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrowers shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.
SECTION 10.03    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. Borrowers shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent, the Co-Collateral Agents and their respective Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) counsel, together with local counsel, as appropriate, for the Administrative Agent and/or the Co-Collateral Agents) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the due diligence investigation, travel expenses, preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any reasonable and documented out-of-pocket costs and expenses of the service provider referred to in Section 9.03, (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, the Co-Collateral Agents, any Lender or the Issuing Bank (including the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) counsel for the Administrative Agent and one (1) counsel for the other Lenders (absent actual conflict) and one (1) local counsel for the Secured Parties (absent actual conflict) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all documentary and similar taxes and charges in respect of the Loan Documents in accordance with the terms hereof and thereof.
(b)    Indemnification by Borrowers. Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), the Co-Collateral Agents (and any sub-agent thereof) each Lender and the Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable out-of-pocket related expenses (including the reasonable out-of-pocket fees, charges and disbursements of one counsel for the Indemnitees, and if reasonably necessary, one local counsel to the Indemnitees in each relevant jurisdiction, and solely, in the case of conflicts of interest, appropriate counsel in each applicable material jurisdiction to the affected Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrowers or any other Loan Party against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute solely among Indemnitees other than claims against any Joint Lead Arranger in its capacity or fulfilling its role as Administrative Agent, Co-Collateral Agent or Joint Lead Arranger, as the case may be, and other than claims arising out of any act or omission on the part of the Borrowers, any Loan Party or their respective Affiliates. For the avoidance of doubt, this Section 10.03(b) shall not apply to Taxes other than Taxes that represent losses, claims, damages, liabilities or related expenses with respect to a non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that Borrowers for any reason fail to pay in cash any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Co-Collateral Agents, the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Co-Collateral Agents (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Co-Collateral Agents (or any sub-agent thereof), the Swingline Lender or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Co-Collateral Agents (or any sub-agent thereof), the Swingline Lender or Issuing Bank in connection with such capacity and (ii) such indemnity for the Swingline Lender or the Issuing Bank shall not include losses incurred by the Swingline Lender or the Issuing Bank due to one or more Lenders defaulting in their obligations to purchase participations of Swingline Exposure under Section 2.17(d) or LC Exposure under Section 2.18(d) or to make Revolving Loans under Section 2.18(e) (it being understood that this proviso shall not affect the Swingline Lender’s or the Issuing Bank’s rights against any Defaulting Lender). The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable not later than 5 Business Days after written demand therefor.
SECTION 10.04    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Co-Collateral Agents, the Issuing Lender, the Swingline Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrowers shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders.
(x)        Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)        Borrowers; provided that no consent of Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing under Sections 8.01 (a), (b), (g) or (h), any other assignee;
(B)        the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment; and
(C)        the Issuing Bank and the Swingline Lender.
(xi)        Assignments shall be subject to the following additional conditions:
(A)        except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans by the Joint Lead Arrangers or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5.0 million (with increments of $1.0 million in excess thereof), in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);
(B)        each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(C)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers, the Issuing Bank (with respect to Revolving Lenders only), the Co-Collateral Agents, the Swingline Lender (with respect to Revolving Lenders only) and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice. This Section 10.04(c) shall be construed so that the Loans and Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender sell participations to any person (other than a natural person or Borrowers or any of their Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections, including, for the avoidance of doubt, delivery of the forms required under Section 2.15(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)    Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent (not to be unreasonably withheld or delayed).
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrowers or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.
(g)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 10.05    Survival of Agreement.
All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding (other than Unasserted Contingent Obligations) and unpaid or any Letter of Credit is outstanding (unless back stopped or cash collateralized in a manner reasonably acceptable to the Administrative Agent and the Issuing Bank) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15 and Article X (other than Sections 10.02, 10.04, 10.08, 10.12, 10.14 and 10.19) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 10.06    Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 10.07    Severability.
Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 10.08    Right of Setoff.
If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency), but excluding accounts used solely for payroll, taxes, employee benefits or trust or fiduciary purposes, at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of Borrowers or any other Loan Party against any and all of the obligations of Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 10.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
(b)    Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10    Waiver of Jury Trial.
Each Loan Party hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
SECTION 10.11    Headings.
Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 10.12    Treatment of Certain Information; Confidentiality.
Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, service providers, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrowers and their obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrowers, (h) to any credit insurance provider relating to the Borrowers and their obligations or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers. In addition, the Administrative Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes. For purposes of this Section, “Information” means all information received from Loan Parties or any of their Subsidiaries or Affiliates relating to Loan Parties or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by Loan Parties or any of their Subsidiaries or Affiliates. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.
SECTION 10.13    USA PATRIOT Act Notice and Customer Verification.
Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify Borrowers that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT Act, they are required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Administrative Agent, as applicable, to verify the identity of each Loan Party. This information must be delivered to the Lenders and the Administrative Agent prior to the Third A&R Effective Date and thereafter promptly upon request. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.
SECTION 10.14    Interest Rate Limitation.
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 10.15    Lender Addendum.
Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrowers and the Administrative Agent.
SECTION 10.16    Obligations Absolute.
To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:
(a)    any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;
(b)    any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;
(d)    any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
(e)    any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or
(f)    any other circumstances which might otherwise constitute a defense (other than the defense of payment in full in cash) available to, or a discharge of, the Loan Parties.
SECTION 10.17    Intercreditor Agreements.
To the extent, if any, that there shall be a conflict between the terms of this Agreement or any other Loan Document, on the one hand, and any Intercreditor Agreement, on the other hand, the terms of the applicable Intercreditor Agreement shall govern.
SECTION 10.18    Release of Collateral.
(a)    Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Liens on such items of Collateral and guarantees by such Loan Parties are automatically released and the Administrative Agent will, at the Borrowers’ expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents in accordance with the terms of the Loan Documents and, if applicable, the release of such Subsidiary Guarantor from its obligations under the Guarantees.
(b)    Upon the payment in full of all Secured Obligations (other than (A) Unasserted Contingent Obligations and (B) obligations and liabilities under Hedging Agreements and Treasury Services Agreements as to which arrangements satisfactory to the applicable counterparties to each such agreement shall have been made), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or the cash collateralization or back-stopping thereof on terms reasonably satisfactory to the Administrative Agent and Issuing Bank), the security interest granted under the Security Documents (other than with respect to any cash collateral in respect of Letters of Credit) shall terminate and all rights to the Collateral shall revert to the applicable Loan Party. Upon any such termination Administrative Agent will, at Borrowers’ expense, execute and deliver to the Loan Parties such documents as Borrowers shall reasonably request to evidence the repayment of the Obligations and such termination provided in this Section 10.18.
SECTION 10.19    Permitted Amendments.
(a)    The Borrowers may, by written notice to the Administrative Agent from time to time, make one or more offers to all Lenders of an applicable Class to make one or more Permitted Amendment Loans and/or Commitments pursuant to procedures reasonably specified by the

Administrative Agent and reasonably acceptable to the Administrative Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date by which responses from the applicable Lenders in respect of such Permitted Amendment are required to be received (which shall not be less than three (3) Business Days after the date of such notice). Only those Lenders that consent to such Permitted Amendment (the “Accepting Lenders”) will have the maturity of their applicable Loans and Commitments extended and be entitled to receive any increase in the Applicable Margin and any fees (including prepayment premiums or fees), in each case, as provided in such Permitted Amendment; provided, however, that if the initial yield on any Loans and/or Commitments the final maturity date of which is extended pursuant to any Permitted Amendment (such Loans and/or Commitments, collectively, the “Permitted Amendment Loans and/or Commitments”) (as determined by the Administrative Agent to be equal to the sum of (x) the Adjusted LIBOR Rate plus the Applicable Margin applicable to the Permitted Amendment Loans and/or Commitments and (y) if the Permitted Amendment Loans and/or Commitments are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the Borrowers or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Permitted Amendment Loans and/or Commitments, being referred to herein as the “Permitted Amendment Discount”), such Permitted Amendment Discount, divided by the lesser of (A) the average life to maturity of such Permitted Amendment Loans and/or Commitments and (B) four, exceeds by more than 75 basis points (the amount of such excess above 75 basis points being referred to herein as the “Permitted Amendment Yield Differential”) the Adjusted LIBOR Rate plus the Applicable Margin then in effect for any Class of Loans, then the Applicable Margin then in effect for such Class of Loans, as applicable, shall automatically be increased by the Permitted Amendment Yield Differential, effective upon the making of the Permitted Amendment Loans and/or Commitments (and if the Applicable Margin on the Permitted Amendment Loans and/or Commitments is subject to an Excess Availability-based pricing grid, appropriate increases to the other Applicable Margins for such Class of Loans, as applicable, consistent with the foregoing, shall be made).
(b)    The Borrowers and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Permitted Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Amendment, this Agreement shall be deemed amended, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the terms and provisions of the Permitted Amendment with respect to the Loans and Commitments of the Accepting Lenders (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders in a manner consistent with the other Loans and Commitments under this Agreement). Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 10.19 unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received board resolutions and officer’s certificates consistent with those delivered pursuant to Section 4.01.
SECTION 10.20    Amendment and Restatement.
This Agreement amends and restates in its entirety the Existing Revolving Credit Agreement and upon the effectiveness of this Agreement, the terms and provisions of the Existing Revolving Credit Agreement shall, subject to this Section 10.20, be superseded in all respects hereby. All references to the "Credit Agreement" contained in the Loan Documents delivered in connection with the Existing Revolving

Credit Agreement or this Agreement shall, and shall be deemed to, refer to this Agreement. Notwithstanding the amendment and restatement of the Existing Revolving Credit Agreement by this Agreement, the Secured Obligations of the Borrowers and the other Loan Parties outstanding under the Existing Revolving Credit Agreement and the other Loan Documents as of the Third A&R Effective Date shall remain outstanding and shall constitute continuing Secured Obligations and shall continue as such to be secured by the Collateral. Such Secured Obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Secured Obligations. The Liens securing payment of the Secured Obligations under the Existing Revolving Credit Agreement, as amended and restated in the form of this Agreement, shall in all respects be continuing, securing the payment of all Secured Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PBF HOLDING COMPANY LLC, as a Borrower

By:	/s/ Erik Young
Name: Erik Young
Title: Chief Financial Officer

DELAWARE CITY REFINING COMPANY LLC, as a Borrower

By:	/s/ Erik Young
Name: Erik Young
Title: Chief Financial Officer

PAULSBORO REFINING COMPANY, as a Borrower

By:	/s/ Erik Young
Name: Erik Young
Title: Chief Financial Officer

TOLEDO REFINING COMPANY, as a Borrower

By:	/s/ Erik Young
Name: Erik Young
Title: Chief Financial Officer

PBF POWER MARKETING, LLC, as a Subsidiary Guarantor

By:	/s/ Erik Young
Name: Erik Young
Title: Chief Financial Officer

S-1

DELAWARE PIPELINE COMPANY LLC, as a Subsidiary Guarantor

By:	/s/ Erik Young
Name: Erik Young
Title: Chief Financial Officer

PAULSBORO NATURAL GAS PIPELINE COMPANY LLC, as a Subsidiary Guarantor

By:	/s/ Erik Young
Name: Erik Young
Title: Chief Financial Officer

PBF INVESTMENTS LLC, as a Subsidiary Guarantor

By:	/s/ Erik Young
Erik Young
Title: Chief Financial Officer

PBF FINANCE COPORATION, as a Subsidiary Guarantor

By:	/s/ Erik Young
Name: Erik Young
Title: Chief Financial Officer

PBF SERVICES COMPANY LLC, as a Subsidiary Guarantor

By:	/s/ Erik Young
Name: Erik Young
Title: Chief Financial Officer

UBS AG, STAMFORD BRANCH, as Issuing Bank, Administrative Agent, a Co-Collateral Agent, Swingline Lender and a Lender

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director

By:	/s/ Jennifer Anderson
Name: Jennifer Anderson
Title: Associate Director

BANK OF AMERICA, N.A., as Joint Lead Arranger, a Co-Collateral Agent, a Co-Syndication Agent and a Lender

By:	/s/ James B. Allin
Name: James B. Allin
Title: Senior Vice President

WELLS FARGO BANK, N.A., as Joint Lead Arranger, a Co-Collateral Agent, a Co-Documentation Agent and a Lender

By:	/s/ Reza Sabahi
Name: Reza Sabahi
Title: Duly Authorized Signer

Annex I
Applicable Margin
The Applicable Margin will be determined pursuant to the following grid:

Index Debt Rating from Moody’s Investors Service Inc.	Index Debt Rating from Standard & Poor’s Ratings Group	ABR Loans	Eurodollar Loans	Applicable Fee	Letter of Credit Fee
< Ba3	< BB-	1.250%	2.250%	0.375%	2.000%
Ba2	BB	1.000%	2.000%	0.375%	1.750%
Ba1	BB+	0.750%	1.750%	0.250%	1.500%
Baa3	BBB-	0.500%	1.500%	0.250%	1.250%

“Index Debt Rating” for purposes of the above grid and Section 6.06 herein shall mean the then rating in respect of the senior secured long-term Indebtedness of the Borrowers which is not guaranteed by any other Person or subject to any credit enhancement (“Applicable Senior Secured Indebtedness”); provided, however, in the event the Borrowers are unable to obtain such a rating (on account of not having any such Applicable Senior Secured Indebtedness or otherwise), then the Administrative Agent and Borrowers shall endeavor in good faith to promptly designate an alternative rating or metric to constitute the “Index Debt Rating” and references herein to the “Index Debt Rating” shall be amended accordingly with the sole consent of the Administrative Agent and Borrowers; provided, that, until so amended, such “Index Debt Rating” shall be deemed to be the most recent rating with respect to the Applicable Senior Secured Indebtedness then available; provided, further, that .if the Index Debt Ratings established by Standard & Poor’s Ratings Group and Moody’s Investors Service Inc. shall fall within different categories, the higher of the two Ratings shall be the only applicable “Index Debt Rating” for all purposes hereunder.

Annex II
ACCOUNT DEBTORS
Part A
Akzo Nobel NV (Netherlands) and Subsidiaries
Akzo Nobel Coatings Inc.
Akzo Nobel Coatings Inc.‐] Columbus
Akzo Nobel Coatings Inc.‐] Huron
Akzo Nobel Coatings Inc.‐] Pontiac
Akzo Nobel Coatings Inc‐]High Point
Akzo Nobel Paints LLC
Any future subsidiaries
BASF SE (Germany) and Subsidiaries
BASF Corporation
Any future subsidiaries
BP PLC (United Kingdom) and Subsidiaries
BP Energy Company
BP Lubricants USA Inc ‐] Accenture
BP Lubricants USA‐]Castrol Ind
BP North America Petroleum
BP Oil Supply Company, div of BPPNA
BP Products North America, Inc.
Any future subsidiaries
Braskem SA (Brazil) and Subsidiaries
Braskem Americas, Inc.
Any future subsidiaries
Brenntag AG (Germany) and Subsidiaries
Brenntag Great Lakes, LLC
Brenntag Mid‐]South, Inc.
Brenntag North America
Brenntag Northeast Inc
Brenntag Pacific Ltd
Brenntag Southeast Inc
Any future subsidiaries
Compagnie Generale DES Etablissements Michelin SCA (France) and Subsidiaries
Michelin North America Inc.
Any future subsidiaries

CRH PLC (Ireland) and Subsidiaries
Pike Industries, Inc.
Any future subsidiaries

Deutsche Lufthansa AG (Germany)
Any future subsidiaries
Formosa Plastics Corporation (Taiwan) and Subsidiaries
Formosa Plastics Corporation, Texas
Any future subsidiaries
Glencore PLC (Switzerland) and Subsidiaries
Glencore Ltd.
Any future subsidiaries
L'Air Liquide SA (France) and Subsidiaries
Air Liquide
Any future subsidiaries
Macquarie Group Ltd (Australia) and Subsidiaries
Macquarie Bank Limited London
Macquarie Energy Canada Ltd.
Macquarie Oil Services Canada Ltd
Any future subsidiaries
Marubeni Corporation (Japan) and Subsidiaries
MIECO Inc.
Any future subsidiaries
Motiva Enterprises LLC, a JV between Royal Dutch Shell, Netherlands and Saudi Arabian
Oil, Saudi Arabia
Noble Group Ltd (Hong Kong) and Subsidiaries
Noble Americas Corp.
Any future subsidiaries
Royal Dutch Shell PLC (Netherlands) and Subsidiaries
Equilon Enterprises LLC
Shell Oil Products U.S.
Shell Trading (US) Company
SOPUS
Stusco
Any future subsidiaries
TOTAL SA (France) and Subsidiaries
Atlantic Trading & Marketing Inc.

Total Lubricants USA Inc
Total Lubrifiants Canada
Any future Subsidiaries
Vitol Holding BV (Netherlands) and Subsidiaries

Vitol Inc.
Any future subsidiaries
Part B
Momentive Specialty Chemicals BV, Netherlands, Subsidiary of Momentive Specialty
Chemicals, Inc., Ohio, USA
Part C
BP PLC and its subsidiaries
Chevron Corporation and its subsidiaries
ExxonMobil Corporation and its subsidiaries
Royal Dutch Shell PLC and its subsidiaries.

Annex III
HYDROCARBON INVENTORY INSURANCE

12/17/2013-12/17/2014

Coverage	Limits	Carrier	Retention
Property	$1,300,000,000	Various	$5,000,000PD / 60 Days Bl
Terrorism	$1,000,000,000	Various	$5,000,000PD / 60 Days Bl
Automobile (includes Terrorism)	$1,000,000	National Union Fire Insurance Co.	$500,000 per occurrence
General Liability (includes Terrorism)	$5,000,000	National Union Fire Insurance Co.	$5,000,000 per occurrence
Workers Compensation (includes Terrorism)	$1,000,000	Insurance Company of the State of Pennsylvania	$500,000 per occurrence
Marine Terminal Operations Liability	$10,000,000	Starr Indemnity & Liability Co.	$5,000,000 per occurrence
Umbrella / Excess Umbrella (includes Terrorism)	$350,000,000	ACE (Lead)/Various	'---------
Charterers Liability	$750,000,000	Gard P&l	$50,000 pollution/ $25,000 Other
Marine Cargo (Storage)	$400,000,000	Great American Ins Co/Lloyds of London	.005% (Transit) $150,000 (Storage) per location/occurrence

SCHEDULES to
THIRD AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

dated as of August 15, 2014

among
PBF HOLDING COMPANY LLC,
DELAWARE CITY REFINING COMPANY LLC,
PAULSBORO REFINING COMPANY LLC and
TOLEDO REFINING COMPANY LLC,
as Borrowers,
and
THE OTHER LOAN PARTIES PARTY HERETO,
as Loan Parties,
THE LENDERS PARTY HERETO, and

UBS SECURITIES LLC,
as a Co-Documentation Agent and a Co-Syndication Agent,

UBS SECURITIES LLC, BANK OF AMERICA, N.A.,
WELLS FARGO BANK, N.A., CITIBANK, N.A.,
NATIXIS, DEUTSCHE BANK SECURITIES INC.,
CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Joint Lead Arrangers and Joint Lead Bookmanagers,

UBS AG, STAMFORD BRANCH,
as Administrative Agent, a Co-Collateral Agent,
and as Swingline Lender,

BANK OF AMERICA, N.A.,
as a Co-Collateral Agent and a Co-Syndication Agent,

WELLS FARGO BANK, N.A.,
as a Co-Collateral Agent and a Co-Documentation Agent,

CITIBANK, N.A., as a Co-Syndication Agent,

DEUTSCHE BANK SECURITIES INC.,
CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, and
BARCLAYS BANK PLC, as Co-Documentation Agents

TABLE OF CONTENTS

Schedule 1.01(a)

CERTAIN MLP AND RAILCAR PAYMENTS

Without duplication to the extent already included in the definition of “Available Basket Amount” as a result of clauses (A) through (J) thereof, the following amounts are to be included for purposes of clause (K) of “Available Basket Amount”:

Railcar sale and leasebacks $140,187,000
Proceeds from PBFX IPO received by Holdings 328,664,000
Contributions from Holdings to PBF Rail Logistics LLC 7,187,000(1) $349,869,000
_____________
This amount represents the equity provided by Holdings to PBF Rail Logistics in connection with the purchase of 200 out of 3,000 railcars to be purchased and will increase to approximately $100 million.

Schedule 1.01(b)

INTERCREDITOR AGREEMENTS

AMENDED AND RESTATED INTERCREDITOR AGREEMENT dated as of MARCH 1, 2011 by and among STATOIL MARKETING & TRADING (US) INC., UBS AG, as Revolving Agent, UBD AG, as Term Loan Agent PBF HOLDING COMPANY LLC, DELAWARE CITY REFINING COMPANY LLC and PAULSBORO REFINING COMPANY LLC, as Borrowers, and THE OTHER LOAN PARTIES THERETO, as amended, restated, supplemented or otherwise modified from time to time.

Amended and Restated Intercreditor Agreement, dated as of April 6, 2011 by and among UBS AG, STAMFORD BRANCH, as the Revolving Agent, MORGAN STANLEY CAPITAL GROUP INC., PBF HOLDING COMPANY LLC, as a Borrower, DELAWARE CITY REFINING COMPANY LLC, as a Borrower, PAULSBORO REFINING COMPANY LLC, as a Borrower, and the other Loan Parties party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time.

EACH OF THE TWO INTERCREDITOR AGREEMENTS, dated as of June 26, 2013 by and among J. ARON & COMPANY, UBS AG, STAMFORD BRANCH, in its capacity as Revolving Agent, for itself and on behalf of the Revolving Lenders, PBF HOLDING COMPANY LLC, PAULSBORO REFINING COMPANY LLC, DELAWARE CITY REFINING COMPANY LLC, TOLEDO REFINING COMPANY LLC, as amended, restated, supplemented or otherwise modified from time to time.

REVOLVING CREDIT COLLATERAL ACCESS LETTER AGREEMENT, dated February 9, 2012, DEUTSCHE BANK TRUST COMPANY AMERICAS, UBS AG, STAMFORD BRANCH, PBF HOLDING COMPANY LLC, PAULSBORO REFINING COMPANY LLC, DELAWARE CITY REFINING COMPANY LLC, TOLEDO REFINING COMPANY LLC, AND THE SUBSIDIARY GUARANTORS.

Schedule 1.01(c)

MLP DROP DOWN AND RAILCAR ASSETS

MLP Dropdown Assets

The following property, including without limitation, Equipment and Real Property located thereon and/or related thereto, including any and all expansions or replacements thereof, additions thereto and improvements thereon:
Delaware City Refinery Heavy Crude Oil Terminal. Heavy crude oil terminal and unloading facility located at the Delaware City Refinery.

Delaware City Marine Terminal. Marine terminal located on the Delaware River for receipt of crude oil, feedstocks and products, and shipment of crude oil, feedstocks and products, by the Delaware City Refinery via ship and barge at docks located on the Delaware River.

Paulsboro Marine Terminal. Marine terminal located on the Delaware River for receipt of crude oil, feedstocks and products, and shipment of crude oil, feedstocks and products, by the Paulsboro Refinery.

Delaware City Products Pipeline. The 23.4 mile, 16-inch interstate petroleum products pipeline originating at the Delaware City Refinery with terminus at Sunoco Logistics’ Twin Oaks terminal.

Delaware City Truck Rack. 10-bay, 76,000 barrel per day capacity truck loading rack located adjacent to the Delaware City Refinery.

Delaware City LPG Rack. LPG rack consisting of a 6 rail loading and unloading LPG rack located adjacent to the Delaware City Refinery.

Paulsboro Rail Terminal: Railcar terminal at the Paulsboro refinery used to transport refined products such as lube oils to various locations throughout the Northeast and other regions in the United States.

Rail Cars. Owned or leased general purpose and coiled and insulated rail cars.

Delaware City Storage Facility. Storage facility with approximately 10.0 million barrels of total storage capacity.

Paulsboro Storage Facility. Storage facility with approximately 7.5 million barrels of total storage capacity.

Toledo Storage Facility. Storage facility consisting of 29 tanks for storing crude oil, refined products and intermediates, with an aggregate storage capacity of approximately 3.4 million barrels.

Toledo LPG Truck Rack. LPG Truck Rack at the Toledo refinery consisting of 27 propane storage bullets and a truck loading facility with a throughput capacity of approximately 5,000 bpd.

Schedule 1.01(d)

SUBSIDIARY GUARANTORS

1) PBF Power Marketing LLC, a Delaware limited liability company
2) Delaware Pipeline Company LLC, a Delaware limited liability company
3) Paulsboro Natural Gas Pipeline Company LLC, a Delaware limited liability company
4) PBF Investments LLC, a Delaware limited liability company
5) PBF Finance Corporation, a Delaware corporation
6) PBF Services Company LLC, a Delaware limited liability company

Schedule 2.22

BLOCKED ACCOUNTS

Bank Name	Account No.	Account Type	Account Name
Wells Fargo Bank, N.A.	4122229552	Commercial DDA	PBF Holding Company LLC
Wells Fargo Bank, N.A.	4124818022	Commercial DDA	Delaware Refining Company LLC
Wells Fargo Bank, N.A.	4124818113	Commercial DDA	Paulsboro Refining Company LLC
Wells Fargo Bank, N.A.	4124818154	Commercial DDA	Toledo Refining Company LLC
Wells Fargo Bank, N.A. [1]	3900375522	Fund Investment	PBF Holding Company LLC
UBS Financial Services	CP-43177	Fund Investment	PBF Holding Company LLC
Union Bank	6731038770	Fund Investment	PBF Holding Company LLC
Morgan Stanley Liquidity Funds	740400050	Fund Investment	PBF Holding Company LLC
Bank of America	5S801A35	Fund Investment	PBF Holding Company LLC
Bank of America	424385	Commercial Paper	PBF Holding Company LLC
Scotiabank [2]	129890016810	Operating A/C	PBF Holding Company LLC

______________________________
1 Control Account Agreement needs to be established for this Account
2 Control Account Agreement needs to be established for this Account

Schedule 3.03

GOVERNMENTAL APPROVALS; COMPLIANCE WITH LAWS
None.

Schedule 3.06(c)

VIOLATIONS OR PROCEEDINGS
None.

Schedule 3.08

LITIGATION

None other than as disclosed in Holdings’ periodic filings with the U.S. Securities and Exchange
Commission.

Schedule 3.18

ENVIRONMENTAL MATTERS
None.

Schedule 3.19

INSURANCE

12/17/2013-12/17/2014

Coverage	Limits	Carrier	Retention
Property	$1,300,000,000	Various	$5,000,000PD / 60 Days Bl
Terrorism	$1,000,000,000	Various	$5,000,000PD / 60 Days Bl
Automobile (includes Terrorism)	$1,000,000	National Union Fire Insurance Co.	$500,000 per occurrence
General Liability (includes Terrorism)	$5,000,000	National Union Fire Insurance Co.	$5,000,000 per occurrence
Workers Compensation (includes Terrorism)	$1,000,000	Insurance Company of the State of Pennsylvania	$500,000 per occurrence
Marine Terminal Operations Liability	$10,000,000	Starr Indemnity & Liability Co.	$5,000,000 per occurrence
Umbrella / Excess Umbrella (includes Terrorism)	$350,000,000	ACE (Lead)/Various	'---------
Charterers Liability	$750,000,000	Gard P&l	$50,000 pollution/ $25,000 Other
Marine Cargo (Storage)	$400,000,000	Great American Ins Co/Lloyds of London	.005% (Transit) $150,000 (Storage) per location/occurrence

Schedule 3.22
MATERIAL INVENTORY
The following sets forth each location where the aggregate value of the Hydrocarbon Inventory at such location exceeded $10,000,000 as of August 13, 2014:

Location	Company	Address
Toledo, OH	Toledo Refining Company LLC	1819 Woodville Road, Oregon, OH 43616
Delaware City, DE	Delaware City Refining Company LLC	River Road & J Street, Delaware City, DE 19706
Paulsboro, NJ	Paulsboro Refining Company LLC	800 Billingsport Road, Paulsboro, NJ 08066
	NuStar	7 North Delaware St., Paulsboro, NJ 08066
Bath, NY	Crestwood	7835 Eagle Valley Road, Bath, NY 14810
Taylor, Michigan	Sunoco Logistics Partners LP	7155 Inkster Road, Taylor Michigan 48180

Pipeline Locations	Company	Address
West Texas Gulf Pipeline	Sunoco Logistics Partners LP
Mid Valley Pipeline
Mesa Pipeline
Maumee Pipeline
Marysville Pipeline
Enbridge Mainline (lines 2,3,5)	Enbridge Inc.
Marathon Eastern	Marathon Pipe Line LLC
WoodPat Pipeline

Terminal Locations	Company	Address
Marysville Terminal	Sunoco Logistics Partners LP	2510 Busha Hwy, Marysville, MI 48040
Cygnet Terminal		5152 Rock Ridge Rd, Cygnet, OH - 43413 -
Newtown, ND	Dakota Plains	3895 88th Avenue North West, New Town, ND 58763
Trenton, ND	Savage	14891 42nd Street North West, Trenton, ND 58853

Schedule 5.01
INTERNET OR WEBSITE ADDRESS
www.pbfenergy.com

Schedule 6.0l(b)
EXISTING INDEBTEDNESS

1. 8.25% Senior Secured Notes due 2020, including the obligations of Delaware City Refining
Company LLC, Toledo Refining Company LLC and/or Paulsboro Refining Company LLC as
guarantors of such notes.
2. DEDA Loan and Security Agreement.
3. Lease obligations under the RAIL EQUIPMENT NET LEASING AGREEMENT NO. 26673-
90000, dated as of December 30, 2013, by and between BANC OF AMERICA LEASING &
CAPITAL, LLC, a Delaware limited liability company, having an office at One Financial Plaza,
Providence, RI 02903 and PBF Holding Company LLC, a Delaware limited liability company with its principal place of business at One Sylvan Way, Parsippany, NJ 07054 and the schedules thereunder (collectively, the “Bank of America Master Lease”), including the obligations of
Delaware City Refining Company LLC, Toledo Refining Company LLC and/or Paulsboro
Refining Company LLC as guarantors of such lease obligations (collectively, the “Bank of
America Master Lease Guarantees”).
4. Lease obligations under the MASTER NET RAILCAR LEASE is made as of September 30,
2013 between CIT RAIL, LLC, a Delaware corporation, and PBF Holding Company LLC, a
Delaware limited liability company and the schedules thereunder (collectively, the “CIT Master
Lease”).
5. Purchase orders between PBF Holding Company LLC and Trinity Tank Car, Inc. with respect to the purchase of 3,000 railcars (collectively, the “Trinity Purchase Orders”).
6. Master Agreement relating to Catalyst at the Paulsboro Refinery dated December 5, 2013 between
DB Energy Trading and Paulsboro Refining Company LLC.
7. Catalyst Lease dated November 26, 2013 between DB Energy Trading LLC and Toledo Refining
Company LLC.
8. Uncommitted Platinum Group Metal Loan Facility Agreement dated July 11, 2014 between Royal
Bank of Canada and Toledo Refining Company LLC.
9. Uncommitted Platinum Loan Facility Agreement dated October 17, 2013 between Royal Bank of
Canada and Delaware City Refining Company LLC.
10. To the extent not set forth above, Indebtedness secured by the Liens set forth on Schedule 6.02(c)
hereto.
11. The following intercompany notes:

Payor/Payee	Payee/Payor	Outstanding Principal Amount and accrued interest of Loans as of 8/13/14*	Outstanding Principal Amount and accrued interest of Loans as of 8/13/14*	Interest Rate	Maturity Date
PBF Holding Company LLC	PBF Energy Inc.	$75,031,175.52	12/12/2012	2.5% or as otherwise agreed	12/12/2017 or as otherwise agreed
PBF Holding Company LLC	PBF Energy Company LLC	$12,668,612.03	12/12/2012	2.5% or as otherwise agreed	12/12/2017 or as otherwise agreed
* The notes do not have a stated amount.

Schedule 6.02(c)
EXISTING LIENS

No.	Debtor	Secured Party	Jurisdiction and File Number	Collateral Description
1	PBF Holding Company LLC	J. Aron & Company	Delaware: 2013 2545474	All refined petroleum products in connection with the Inventory Intermediation Agreements
2	PBF Holding Company LLC	Lakeland Bank	Delaware: 2014 1380377	Leased equipment
3	PBF Holding Company LLC	Canon Financial Services, Inc.	26422237	Leased equipment
4	Paulsboro Refining Company LLC	John Crane Inc.	Delaware: 2012 4614840	Leased equipment
5	Paulsboro Refining Company LLC	J. Aron & Company	Delaware: 2013 2544832	All refined petroleum products in connection with the Inventory Intermediation Agreement
6	Paulsboro Refining Company LLC	DB Energy Trading LLC	Delaware: 2013 5042388	All catalyst leased or cosigned by secured party to debtor pursuant to the Master Agreement
7	Toledo Refining Company LLC	Morgan Stanley Capital Group Inc.	Delaware: 2011 0772536 (original) Delaware: 2011 2083106 (amendment)	MSCG Inventory and MSCG Receivables - crude oil and other property
8	Toledo Refining Company LLC	DB Energy Trading LLC	Delaware: 2011 3130419 (original) Delaware: 2011 4663921 (amendment)	All leased metals (as amended)
9	Toledo Refining Company LLC	MT Business Technologies, Inc.	Delaware: 2012 0507584	Leased equipment
10	Toledo Refining Company LLC	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	Delaware: 2013 2758804	Leased equipment

11	Toledo Refining Company LLC	DB Energy Trading LLC	Delaware: 2013 4806957	Leased platinum as described in Master Agreement
12	Toledo Refining Company LLC	DB Energy Trading LLC	Ohio: OH 00152229895 (original) Ohio: 20113420162 (amendment)	Any and all metals leased to Toledo Refining Company LC pursuant to any master agreement (as amended)
13	Toledo Refining Company LLC	De Lage Landen Financial Services, Inc.	Ohio: OH 00164642148	Leased equipment
14	Delaware City Refining Company LLC	The Delaware Economic Development Authority	Delaware: 2010 1912629 (original) Delaware: 2014 1895408 (amendment)	All equipment or fixtures (as amended)
15	Delaware City Refining Company LLC	The Delaware Economic Development Authority	The Delaware Economic Development Authority	The Delaware Economic Development Authority
16	Delaware City Refining Company LLC	Delaware City Refining Company LLC	Delaware: 2011 1288011 (original) Delaware: 2013 1791814 (amendment)	All crude oil and other similar hydrocarbons pursuant to the Crude Oil/Feedstock Supply/Delivery and Services Agreement
17	Delaware City Refining Company LLC	Statoil Marketing & Trading (US) Inc.	Delaware: 2011 1288094 (original) Delaware: 2013 1791772 (amendment) Delaware: 2013 1791806 (amendment)	All sales agreements, all accounts with respect to sales of Refined Products, etc. (as amended)
18	Delaware City Refining Company LLC	J. Aron & Company	Delaware: 2013 2544691	All refined petroleum products in connection with the Inventory Intermediation Agreement
19	Delaware City Refining Company LLC	Axiall Corporation	Delaware: 2013 3524478	Leased equipment

20	Delaware City Refining Company LLC	The Delaware Economic Development Authority	Delaware - New Castle County: 20100602-0027326 (original) Delaware - New Castle County: 20140514-0020027 (amendment)	All equipment or fixtures

Schedule 6.04(b)
EXISTING INVESTMENTS

1.	Capital contributions from Holdings to PBF Rail Logistics LLC as disclosed on Schedule 1.01(a) above.

2.	To the extent constituting Investments, the transactions set forth on Schedule 6.08 below.

3.	Intercompany Note by and between PBF Holding Company LLC and PBF Energy Inc.

4.	Intercompany Note Payable by and between PBF Holding Company LLC and PBF Energy Company LLC.

Schedule 6.04(e)
EXISTING RAILCAR FINANCINGS

1.	Bank of America Master Lease and Bank of America Master Lease Guarantees.

2.	CIT Master Lease.

3.	Trinity Purchase Orders.

Schedule 6.08
TRANSACTIONS WITH AFFILIATES

1.	1. Amended and Restated Limited Liability Company Agreement of PBF Energy Company LLC, dated as of December 12, 2012.

2.	Limited Liability Company Agreement of PBF Holding Company LLC, dated as of March 25, 2010.

3.	Limited Liability Company Agreement of Delaware City Refining Company LLC, dated as of March 25, 2010.

4.	Limited Liability Company Agreement of Delaware Pipeline Company LLC, dated as of March 25, 2010.

5.	Second Amended and Restated Limited Liability Company Agreement of Paulsboro Refining Company LLC, dated as of January 14, 2011.

6.	Second Amended and Restated Limited Liability Company Agreement of Paulsboro Natural Gas Pipeline Company LLC, dated as of January 14, 2011.

7.	Second Amended and Restated Limited Liability Company Agreement of PBF Investments LLC, dated as of January 5, 2011.

8.	Limited Liability Company Agreement of PBF Power Marketing LLC, dated as of March 25, 2010.

9.	Limited Liability Company Agreement of PBF Services Company LLC, dated as of May 28, 2010.

10.	Limited Liability Company Agreement of Toledo Refining Company LLC, dated as of November 22, 2010.

11.
Agreement, dated as of March 8, 2011, by and among PBF Energy Company LLC, Blackstone PB Capital Partners V Subsidiary L.L.C., Blackstone PB Capital Partners V- AC L.P., Blackstone Family Investment Partnership V USS L.P., Blackstone Family Investment Partnership V - A USS SMD L.P., Blackstone Participation Partnership V USS L.P., FR PBF Holdings LLC, FR PBF Holdings II LLC, Tom O’Malley, Horse Island Partners, Thomas D. O’Malley, Jr. and the other parties thereto.

12.
Agreement, dated as of October 4, 2010, by and among PBF Energy Company LLC, Blackstone PB Capital Partners V L.P., Blackstone PB Capital Partners V-AC L.P., Blackstone Family Investment Partnership V USS L.P., Blackstone Family Investment Partnership V - A USS L.P., Blackstone Participation Partnership V USS L.P., FR PBF Holdings LLC, FR PBF Holdings II LLC, Tom O’Malley, Horse Island Partners, Thomas D. O’Malley, Jr., and the other parties thereto.

13.	Second Amended and Restated Employment Agreement, dated as of December 17, 2012, by and between PBF Investments LLC and Matt Lucey.

14.	Amended and Restated Employment Agreement, dated as of June 1, 2010, by and between PBF Investments LLC and James Yates.

15.	Second Amended and Restated Employment Agreement, dated as of December 17, 2012, by and between PBF Investments LLC and Thomas D. O’Malley.

16.	Amended and Restated Employment Agreement, dated as of June 1, 2010, by and between PBF Investments LLC and Pat Doman.

17.	Amended and Restated Employment Agreement, dated as of December 17, 2012, by and between PBF Investments LLC and Michael D. Gayda.

18.	Amended and Restated Employment Agreement, dated as of December 17, 2012, by and between PBF Investments LLC and Thomas J. Nimbley.

19.	Employment Agreement, dated as of June 1, 2010, by and between PBF Investments LLC and James Fedena.

20.	Employment Agreement, dated as of May 17, 2010, by and between PBF Investments LLC and Jeffrey Dill.

21.	Employment Agreement, dated as of April 1, 2014, by and between PBF Investments LLC and Erik Young.

22.	Employment Agreement, dated as of April 1, 2014, by and between PBF Investments LLC and Todd O'Malley.

23.	Employment Agreement, dated as of April 1, 2014, by and between PBF Investments LLC and Timothy Paul Davis.

24.	Agreement and Release, dated as of January 31, 2014 by and between PBF Investments LLC and Don Lucey, including the Consulting Agreement effective as of February 1, 2014.

25.	Consulting Agreement by and between PBF Investments LLC and Ken Isom dated as of March 31, 2013.

26.
Contribution and Conveyance Agreement by and among PBF Logistics LP, PBF Logistics GP LLC, PBF Energy Inc., PBF Energy Company LLC, PBF Holding Company LLC, Delaware City Refining Company LLC, Delaware City Terminaling Company LLC and Toledo Refining Company LLC dated as of May 8, 2014.

27.
Omnibus Agreement among PBF Holding Company LLC, PBF Energy Company LLC, a Delaware limited liability company, PBF Logistics GP LLC, a Delaware limited liability company, and PBF Logistics LP, a Delaware limited partnership.

28.
Operation And Management Services and Secondment Agreement, dated as of May 14, 2014 by and among PBF Holding Company LLC, Delaware City Refining Company LLC, Toledo Refining Company LLC, PBF Logistics GP LLC, PBF Logistics LP, and Delaware City Terminaling Company LLC.

29.	Delaware City Rail Terminaling Services Agreement by and between PBF Holding Company LLC and Delaware City Terminaling Company LLC.

30.
Transportation Services Agreement by and between PBF Holding Company LLC and PBF Rail Logistics Company LLC, including the guarantee of PBF Holding Company LLC’s obligations thereunder by Delaware City Refining Company LLC, Paulsboro Refining Company LLC and Toledo Refining Company LLC.

31.	Toledo Truck Unloading & Terminaling Agreement by and between PBF Holding Company LLC and PBF Logistics LP.

32.
Services Agreements, as amended and restated from time to time, by and between PBF Holding Company LLC and each of the following: Delaware City Refining Company LLC, PBF Investments LLC, Paulsboro Refining Company LLC, Toledo Refining Company LLC, PBF Power Marketing LLC, Paulsboro Natural Gas Pipeline Company LLC, PBF Services Company LLC, PBF Energy Company LLC, PBF Energy Limited and Delaware City Pipeline Company LLC.

33.
Services Agreements, as amended and restated from time to time, by and between Delaware City Refining Company LLC and each of the following: Paulsboro Refining Company LLC and Delaware City Pipeline Company LLC.

34.	Services Agreements, as amended and restated from time to time, by and between PBF Power Marketing LLC and each of the following: Paulsboro Refining Company LLC and Delaware City Refining Company LLC.

35.	Acknowledgment and Indemnification Agreement by and between PBF Holding Company LLC and PBF Finance Corporation.

EXHIBIT A
[Form of]
ADMINISTRATIVE QUESTIONNAIRE

ADMINISTRATIVE QUESTIONNAIRE-PBF Holding Company LLC, et. al.
Lending Institution:
Name for Signature Pages: Will sign Third Amended and Restated Revolving Credit Agreement: Will come via Assignment: Number of Days post-closing:
Name for Signature Blocks: ___________________________________________________________________
Name for Publicity:___________________________________________________________________________
Address:____________________________________________________________________________________
Main Telephone:_____________________________________________________________________________ Telex No./Answer back:_______________________________________________________________________

CONTACT-Credit Name:_________________________________________________________________
                                        Address:_______________________________________________________________

                                        Telephone:_____________________________________________________________
                                          Fax:_________________________________________________________________
CONTACT-Operations Name:________________________________________________________________
                                        Address:_______________________________________________________________

                                        Telephone:_____________________________________________________________
                                         Fax:__________________________________________________________________

PAYMENT INSTRUCTIONS
Bank Name:______________________________________________________________________
ABA/Routing No.:_________________________________________________________________
Account Name:____________________________________________________________________
Account No.:______________________________________________________________________
For further credit:__________________________________________________________________
Account No.:______________________________________________________________________
Attention:_________________________________________________________________________
Reference:________________________________________________________________________

UBS AG, STAMFORD BRANCH, ADMINISTRATIVE DETAILS

UBS AG, Stamford Branch 677 Washington Boulevard Stamford, Connecticut 06901 Main Telephone: (203) 719-3000	Account Administrator Attn: [ ] Tel:[ ] Fax: [ ]	Secondary Contact Attn: [ ] Tel: [ ] Fax:[ ]
Wire Instructions:	The Agent’s wire instructions will be disclosed at the time of closing.

EXHIBIT B
[Form of]
Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:        ______________________________

2.    Assignee:        ______________________________
[and is an Affiliate/Approved Fund of [identify Lender] 1]

3.    Borrowers:        PBF Holding Company LLC, Delaware City Refining Company LLC,
Paulsboro Refining Company LLC and Toledo Refining Company LLC

4.    Administrative Agent:    UBS AG, Stamford Branch, as the administrative agent under the Credit Agreement

_______________________
1 Select as applicable

5.    Credit Agreement:    The Third Amended and Restated Revolving Credit Agreement dated as of [August __, 2014] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PBF Holding Company LLC, a Delaware limited liability company (“Holdings”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City”), Paulsboro Refining Company LLC, a Delaware limited liability company (“Paulsboro”), Toledo Refining Company LLC, a Delaware limited liability company (“Toledo” and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as a Co-Documentation Agent (the “UBS Co-Documentation Agent”) and a Co-Syndication Agent (the “UBS Co-Syndication Agent”), UBS SECURITIES LLC, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A., CITIBANK, N.A., NATIXIS, DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Joint Lead Arrangers (in such capacities, the “Joint Lead Arrangers”) and Joint Lead Bookmanagers, UBS AG, STAMFORD BRANCH, as, Administrative Agent (in such capacity, the “Agent”), a Co-Collateral Agent and as Swingline Lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as a Co-Collateral Agent and as a Co-Syndication Agent (the “BAML Co-Syndication Agent”), CITIBANK, N.A., as a Co-Syndication Agent (the “Citibank Co-Syndication Agent”, and together with the UBS Co-Syndication Agent and the BAML Co-Syndication Agent, the “Co-Syndication Agents”), WELLS FARGO BANK, N.A., as a Co-Collateral Agent and a Co-Documentation Agent (the “WF Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent (the “DB Co-Documentation Agent”), CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Co-Documentation Agent (the “CA Co-Documentation Agent and together with the UBS Co-Documentation Agent, the WF Co-Documentation Agent and the DB Co-Documentation Agent, the “Co-Documentation Agents”).

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment /Loans for all Lenderes	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans [2]
Revolving Loans	$	$	$

[Page break]

___________________________________
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date: _____________ ___, 201__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:______________________________
Title:
Consented to and Accepted:

[PBF HOLDING COMPANY LLC
DELAWARE CITY REFINING COMPANY LLC
PAULSBORO REFINING COMPANY LLC

TOLEDO REFINING COMPANY LLC]	[4]

By:______________________________
Name:
Title:

UBS AG, STAMFORD BRANCH,
as Administrative Agent and Issuing Bank
By:______________________________
Name:                        B-4
Title:

By:______________________________
Name:
Title:

____________________________________
3 This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.

4 To be completed to the extent consent is required under Section 10.04 (b).

UBS AG, STAMFORD BRANCH
as Swingline Lender
By:______________________________
Name:
Title:

By:______________________________
Name:
Title:

ANNEX 1 to Assignment and Assumption

PBF HOLDING COMPANY LLC, et. al.
THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Borrowers, any of their respective Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement, (vi) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the

Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT C

[Form of]
BORROWING REQUEST
UBS AG, Stamford Branch,
as Administrative Agent for
the Lenders referred to below,
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: [                 ]

Re: PBF Holding Company LLC, et. al
[Date]
Ladies and Gentlemen:
Reference is made to Third Amended and Restated Revolving Credit Agreement dated as of [August __, 2014] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PBF Holding Company LLC, a Delaware limited liability company (“Holdings”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City”), Paulsboro Refining Company LLC (f/k/a Valero Refining Company - New Jersey, a Delaware corporation), a Delaware limited liability company (“Paulsboro”), Toledo Refining Company LLC, a Delaware limited liability company (“Toledo” and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as a Co-Documentation Agent (the “UBS Co-Documentation Agent”) and a Co-Syndication Agent (the “UBS Co-Syndication Agent”), UBS SECURITIES LLC, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A., CITIBANK, N.A., NATIXIS, DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Joint Lead Arrangers (in such capacities, the “Joint Lead Arrangers”) and Joint Lead Bookmanagers, UBS AG, STAMFORD BRANCH, as, Administrative Agent (in such capacity, the “Agent”), a Co-Collateral Agent and as Swingline Lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as a Co-Collateral Agent and as a Co-Syndication Agent (the “BAML Co-Syndication Agent”), CITIBANK, N.A., as a Co-Syndication Agent (the “Citibank Co-Syndication Agent”, and together with the UBS Co-Syndication Agent and the BAML Co-Syndication Agent, the “Co-Syndication Agents”), WELLS FARGO BANK, N.A., as a Co-Collateral Agent and a Co-Documentation Agent (the “WF Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent (the “DB Co-Documentation Agent”), CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Co-Documentation Agent (the “CA Co-Documentation Agent” and together with the UBS Co-Documentation Agent, the WF Co-Documentation Agent and the DB Co-Documentation

Agent, the “Co-Documentation Agents”). Administrative Borrower hereby gives you notice pursuant to
Section 2.03 of the Credit Agreement that it requests a Borrowing, on behalf of the Borrowers, under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)Class of Borrowing	[Revolving Borrowing] [Swingline Loan]
(B)Principal amount of Borrowing	____________________
(C)Date of Borrowing (which is a Business Day)	____________________
(D)Type of Borrowing	[ABR] [Eurodollar]
(E)Interest Period and the last day thereofShall be subject to the definition of “Interest Period” in the Credit Agreement.	____________________
(F)Funds are requested to be disbursed to Borrowers’ [7] account with UBS AG, Stamford Branch (Account No. ).

Administrative Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.03(b)-(e) of the Credit Agreement are satisfied as of the date hereof.
[Signature Page Follows]

______________________________
5 ABR and Eurodollar Loans must be in an amount that is at least $5,000,000 and an integral multiple of $1,000,000 or equal to the remaining available balance of the applicable Commitments. Swingline Loans must be in an amount that is at least $1,000,000 and an integral multiple of $100,000.
6 Shall be ABR for Swingline Loans.
7 Shall be subject to the definition of “Interest Period” in the Credit Agreement.

PBF HOLDING COMPANY LLC, as Administrative Borrower
By:____________________________
Name:
Title:

EXHIBIT D
[Form of]
COMPLIANCE CERTIFICATE
I, [ ], the [Financial Officer] of Administrative Borrower (in such capacity and not in my individual capacity), hereby certify as of the date hereof that, with respect to that certain Third Amended and Restated Revolving Credit Agreement dated as of [August __, 2014] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PBF Holding Company LLC, a Delaware limited liability company (“Holdings”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City”), Paulsboro Refining Company LLC (f/k/a Valero Refining Company - New Jersey, a Delaware corporation), a Delaware limited liability company (“Paulsboro”), Toledo Refining Company LLC, a Delaware limited liability company (“Toledo” and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as a Co-Documentation Agent (the “UBS Co-Documentation Agent”) and a Co-Syndication Agent (the “UBS Co-Syndication Agent”), UBS SECURITIES LLC, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A., CITIBANK, N.A., NATIXIS, DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Joint Lead Arrangers (in such capacities, the “Joint Lead Arrangers”) and Joint Lead Bookmanagers, UBS AG, STAMFORD BRANCH, as, Administrative Agent (in such capacity, the “Agent”), a Co-Collateral Agent and as Swingline Lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as a Co-Collateral Agent and as a Co-Syndication Agent (the “BAML Co-Syndication Agent”), CITIBANK, N.A., as a Co-Syndication Agent (the “Citibank Co-Syndication Agent”, and together with the UBS Co-Syndication Agent and the BAML Co-Syndication Agent, the “Co-Syndication Agents”), WELLS FARGO BANK, N.A., as a Co-Collateral Agent and a Co-Documentation Agent (the “WF Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent (the “DB Co-Documentation Agent”), CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Co-Documentation Agent (the “CA Co-Documentation Agent” and together with the UBS Co-Documentation Agent, the WF Co-Documentation Agent and the DB Co-Documentation Agent, the “Co-Documentation Agents”):
a.    [Attached hereto as Schedule 1 are detailed calculations demonstrating compliance by Holdings and its Subsidiaries (other than Excluded Subsidiaries) with Section 6.09(a) of the Credit Agreement. Holdings and its Subsidiaries (other than Excluded Subsidiaries) are in compliance with such Section as of the date hereof.]      [Attached hereto as Schedule 2 is the opinion of [accounting firm.]]

b.    The Borrowers were in compliance with Section 6.09(a) of the Credit Agreement at all applicable times (in accordance with Section 6.09(a)) since the last date of determination.
c.    No Default has occurred under the Credit Agreement which has not been previously disclosed, in writing, to the Administrative Agent pursuant to a Compliance Certificate.    If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of the corrective action taken or proposed to be taken with respect thereto (include, as applicable, information regarding actions, if any, taken since prior certificate).
Dated this [    ] day of [                 ], 201[  ].

_________________________________________________
8To accompany annual and quarterly financial statements during the Revolving Availability Period, when Excess Availability is less than, at any time, the greater of (i) the Financial Covenant Testing Amount and (ii) $100 million until such time as Excess Availability is greater than the Financial Covenant Amount and $100 million for a period of twelve (12) or more consecutive days. Such calculations shall be in reasonable detail satisfactory to the
9To accompany annual financial statements only. The opinion must opine that, such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the dates and for the periods specified in accordance with GAAP consistently applied.
10If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of the corrective action taken or proposed to be taken with respect thereto (include, as applicable, information regarding actions, if any, taken since prior certificate).

Dated this [    ] day of [                 ], 201[  ].
PBF HOLDING COMPANY LLC, as Administrative Borrower
By:
Name:

Title:	[Financial Officer]

SCHEDULE 1

Financial Covenant

(A) Consolidated EBITDA
(1)	Consolidated Net Income for the four quarter period ended [ ], 20[ ], plus
(2)	Consolidated Interest Expense for such period, plus
(3)	Consolidated Amortization Expense for such period, plus
(4)	Consolidated Depreciation Expense for such period, plus
(5)	Consolidated Tax Expense for such period, plus
(6)	fees, costs, liabilities and expenses incurred in connection with the Transactions, plus
(7)
the aggregate amount of all other non-cash charges, expenses or losses reducing Consolidated Net Income (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory) for such period, plus

(8)
any accruals, fees, charges and expenses (including rationalization, financing, legal, tax, structuring, advising and other similar items) incurred during such period (other than Consolidated Depreciation Expense or Consolidated Amortization Expense), in connection with any acquisition, merger, consolidation, Investment, Asset Sale, other disposition of assets, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Third A&R Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction (including, without limitation, any non-cash expenses or charges recorded in accordance with GAAP relating to equity interests issued to non-employees in exchange for services provided in connection with the Transactions), plus

(9)
the amount of any restructuring charges, integration costs, retention charges, stock option and any other equity-based compensation expenses or other business optimization expenses, including, without limitation, costs associated with improvements to IT and accounting functions, costs associated with establishing new facilities, costs or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions and costs related to the closure and/or consolidation of facilities, plus

(10)
any extraordinary, non-recurring or unusual gains or losses or expenses, severance, relocation costs or payments and curtailments or modifications to pension and post-retirement employee benefit plans, plus

(11)
any other non-cash charges, expenses or losses including any write offs or write downs reducing Consolidated Net Income for such period and any non-cash expense relating to the vesting of warrants (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(12)	the amount of customary indemnities and expenses paid or accrued in such period and deducted (and not added back) in such period in computing Consolidated Net Income, plus
(13)
any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds by third Persons that are not Loan Parties contributed to the capital of Holdings or any Subsidiary, plus

(14)	any net loss from disposed or discontinued operations, plus
(15)
to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include the amount of cash proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, plus

(16)
retention, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, stay bonuses, transaction fees and expenses and management fees and expenses, any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a public company, integration costs, transition costs, consolidation and closing costs for facilities, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), project start-up costs and other restructuring charges, and accruals or reserves (including restructuring costs related to acquisitions and to closure/consolidation of facilities, retention charges, and systems establishment costs), plus

(17)
(i) the Consolidated EBITDA during the relevant Test Period of any Person acquired as a result of a Specified Transaction determined on a Pro Forma Basis, and (ii) the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrowers in good faith to be realized in connection with the Transactions or any Specified Transaction or the implementation of an operational initiative or operational change (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) a duly completed certificate signed by a Responsible Officer of the Borrowers shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 5.01(d), certifying that (i) such cost savings, operating expense reductions, other operating improvements and synergies are factually supportable and reasonably anticipated to be realizable in the good faith judgment of the Borrowers, within 24 months after the consummation of the Specified Transaction or the implementation of an initiative or operational change, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies and (y) no cost savings, operating expense reductions and synergies shall be added pursuant to this paragraph (17) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, that in no event shall amounts included in the calculation of Consolidated EBITDA in reliance upon this paragraph (17)(ii) comprise more than 15% of Consolidated EBITDA plus

(18)
cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraphs (25) and (26) below for any previous period and not added back, plus

(19)
any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, or (B) due to purchase accounting adjustments, plus

(20)
the amount of payments by any of the Borrowers or any of their Restricted Subsidiaries for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors or a majority of the disinterested members of the board of directors of such Borrower in good faith and fees and expenses paid to directors of any of the Borrowers or their direct or indirect parent entities, plus

(21)	any net loss from disposed, abandoned or discontinued operations or product lines, plus
(22)	costs related to implementation of operational and reporting systems and technology initiatives in an amount not to exceed $10,000,000 during any twelve (12) month period, plus
(23)	the non-cash portion of straight line rent expense, plus

(24)
earn-out obligations with respect to any Permitted Acquisitions or other investment and paid or accrued during the applicable period to the extent such earn-out obligations are deducted from the calculation of such Consolidated Net Income, minus

(25)	any net gain from disposed or discontinued operations plus,
(26)	the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period
Consolidated EBITDA (the sum of (1)-(24) minus the sum of (25) and (26))

(B)Minimum Consolidated Fixed Charge Ratio: Consolidated EBITDA to Consolidated Fixed Charges
Consolidated EBITDA for the four quarter period ended [ ], 201[ ], as calculated pursuant to clause (A) above.
Consolidated Fixed Charges Calculation:
(1) Consolidated Interest Expense (the sum of (a)-(i) below)
(a)
the total consolidated interest expense of Holdings and its Subsidiaries (other than Excluded Subsidiaries) for such period determined on a consolidated basis in accordance with GAAP plus, without duplication

(b)	imputed interest on Capital Lease Obligations and Attributable Indebtedness of Holdings and its Subsidiaries (other than Excluded Subsidiaries) for such period, plus
(c)
commissions, discounts and other fees and charges owed by Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period, plus

(d)
amortization of debt issuance costs, debt discount or premium, unused line fees, commitment fees, prepayment premiums, upfront fees, administrative agency costs and other financing fees and expenses incurred by Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) for such period, plus

(e)
cash contributions to any employee stock ownership plan or similar trust made by Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Delaware City, Paulsboro, Toledo or any of their respective Wholly Owned Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period, plus

(f)	all interest paid or payable with respect to discontinued operations of Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) for such period, plus
(g)	the interest portion of any deferred payment obligations of Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) for such period, plus
(h)
all interest on any Indebtedness of Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period, minus

(i)	the total consolidated interest income of Holdings and its Subsidiaries (other than Excluded Subsidiaries) for such period
(2) Consolidated Fixed Charges (the sum of (i)-(vi) below)
(i)	Consolidated Interest Expense for such period, plus
(ii)	the aggregate amount of Unfinanced Capital Expenditures of Holdings and its Subsidiaries (other than Excluded Subsidiaries) for such period, plus
(iii)
all cash payments in respect of income taxes of Holdings and its Subsidiaries (other than Excluded Subsidiaries which are not part of the consolidated tax group of Holdings) made during such period (net of any cash refund in respect of income taxes actually received during such period), plus

(iv)
the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) of Holdings and its Subsidiaries (other than Excluded Subsidiaries) for such period (as determined on the first day of the respective period), plus

(v)
all cash dividend payments on any series of Disqualified Capital Stock of Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) (other than dividend payments to Borrowers or any of their Subsidiaries that are Subsidiary Guarantors), plus

(vi)
all cash dividend payments on any Preferred Stock (other than Disqualified Capital Stock) of Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) (other than dividend payments to Borrowers or any of their Subsidiaries that are Subsidiary Guarantors)

	Consolidated EBITDA to Consolidated Fixed Charges	[ ]:1.00
	Covenant Requirement	Greater than or equal to 1.10:1.00

EXHIBIT E
[Form of]
INTEREST ELECTION REQUEST
UBS AG, Stamford Branch,
as Administrative Agent
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: [                 ]
[Date]
Re: PBF Holding Company LLC, et. al.
Ladies and Gentlemen:
This Interest Election Request is delivered to you pursuant to Section 2.08 of the Third Amended and Restated Revolving Credit Agreement dated as of [August __, 2014] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PBF Holding Company LLC, a Delaware limited liability company (“Holdings”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City”), Paulsboro Refining Company LLC (f/k/a Valero Refining Company - New Jersey, a Delaware corporation), a Delaware limited liability company (“Paulsboro”), Toledo Refining Company LLC, a Delaware limited liability company (“Toledo” and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as a Co-Documentation Agent (the “UBS Co-Documentation Agent”) and a Co-Syndication Agent (the “UBS Co-Syndication Agent”), UBS SECURITIES LLC, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A., CITIBANK, N.A., NATIXIS, DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Joint Lead Arrangers (in such capacities, the “Joint Lead Arrangers”) and Joint Lead Bookmanagers, UBS AG, STAMFORD BRANCH, as, Administrative Agent (in such capacity, the “Agent”), a Co-Collateral Agent and as Swingline Lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as a Co-Collateral Agent and as a Co-Syndication Agent (the “BAML Co-Syndication Agent”), CITIBANK, N.A., as a Co-Syndication Agent (the “Citibank Co-Syndication Agent”, and together with the UBS Co-Syndication Agent and the BAML Co-Syndication Agent, the “Co-Syndication Agents”), WELLS FARGO BANK, N.A., as a Co-Collateral Agent and a Co-Documentation Agent (the “WF Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent (the “DB Co-Documentation Agent”), CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Co-Documentation Agent (the “CA Co-Documentation Agent” and together with the UBS Co-Documentation Agent, the WF Co-Documentation Agent and the DB Co-Documentation Agent, the “Co-Documentation Agents”):

Administrative Borrower hereby requests that on [__________]11 (the “Interest Election Date”),
1.    $[__________] of the presently outstanding principal amount of the Loans originally made on [__________],
2.    and all presently being maintained as [ABR Loans] [Eurodollar Loans],
3.    be [converted into] [continued as],
4.    [Eurodollar Loans having an Interest Period of [one/two/three/six/nine/twelve] months] [ABR Loans].
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom:
(a)    the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.08 of the Credit Agreement);
(b)    no Event Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].
[Signature Page Follows]

______________________________________
11 Shall be a Business Day that is (a) the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m., New York City time on the date hereof, otherwise the Business Day following the date of delivery hereof and (b) three Business Days following the date hereof in the case of a conversion into/continuation of Eurodollar Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m. New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof, in each case.

Administrative Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.
PBF HOLDING COMPANY LLC, as Administrative Borrower
By:____________________________________
Name:
Title:

EXHIBIT F
[Form of]
JOINDER AGREEMENT
Reference is made to the Third Amended and Restated Revolving Credit Agreement dated as of [August__, 2014] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PBF Holding Company LLC, a Delaware limited liability company (“Holdings”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City”), Paulsboro Refining Company LLC (f/k/a Valero Refining Company - New Jersey, a Delaware corporation), a Delaware limited liability company (“Paulsboro”), Toledo Refining Company LLC, a Delaware limited liability company (“Toledo” and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as a Co-Documentation Agent (the “UBS Co-Documentation Agent”) and a Co-Syndication Agent (the “UBS Co-Syndication Agent”), UBS SECURITIES LLC, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A., CITIBANK, N.A., NATIXIS, DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Joint Lead Arrangers (in such capacities, the “Joint Lead Arrangers”) and Joint Lead Bookmanagers, UBS AG, STAMFORD BRANCH, as, Administrative Agent (in such capacity, the “Agent”), a Co-Collateral Agent and as Swingline Lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as a Co-Collateral Agent and as a Co-Syndication Agent (the “BAML Co-Syndication Agent”), CITIBANK, N.A., as a Co-Syndication Agent (the “Citibank Co-Syndication Agent”, and together with the UBS Co-Syndication Agent and the BAML Co-Syndication Agent, the “Co-Syndication Agents”), WELLS FARGO BANK, N.A., as a Co-Collateral Agent and a Co-Documentation Agent (the “WF Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent (the “DB Co-Documentation Agent”), CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Co-Documentation Agent (the “CA Co-Documentation Agent”), and together with the UBS Co-Documentation Agent, the WF Co-Documentation Agent and the DB Co-Documentation Agent, the “Co-Documentation Agents”).
W I T N E S S E T H:
WHEREAS, the Subsidiary Guarantors, Borrowers and Holdings have entered into the Credit Agreement and the Security Agreements in order to induce the Lenders to make the Loans and the Issuing Bank to issue Letters of Credit to or for the benefit of Borrowers;
WHEREAS, pursuant to Section 5.10(b) of the Credit Agreement, each Subsidiary, other than an Excluded Subsidiary or Immaterial Subsidiary, [that was not in existence on the date of the Credit Agreement] [that is an Eligible Subsidiary] [is required to become a [Subsidiary Guarantor][ Borrower]] [may become a Borrower] under the Credit Agreement by executing a Joinder Agreement. The undersigned Subsidiary (the “New [Subsidiary Guarantor][Borrower]”) is executing this joinder agreement (“Joinder Agreement”) to the Credit Agreement in order to induce the Lenders to make additional Revolving Loans and the Issuing Bank to issue Letters of Credit and as consideration for the Loans previously made and Letters of Credit previously issued.
NOW, THEREFORE, the Administrative Agent, Collateral Agent and the New [Subsidiary Guarantor][Borrower] hereby agree as follows:
1.[Guarantee][Borrower]. In accordance with Section 5.10(b) of the Credit Agreement, the New [Subsidiary Guarantor][Borrower] by its signature below becomes a [Subsidiary Guarantor][Borrower] under the Credit Agreement with the same force and effect as if originally named therein as a [Subsidiary Guarantor][Borrower].
2.Representations and Warranties. The New [Subsidiary Guarantor][Borrower] hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a [Subsidiary Guarantor][Borrower] thereunder and (b) represents and warrants that the representations and warranties made by it as a [Subsidiary Guarantor][Borrower] thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof. Each reference to a [Subsidiary Guarantor][Borrower] in the Credit Agreement shall be deemed to include the New [Subsidiary Guarantor][Borrower]. The New [Subsidiary Guarantor][Borrower]hereby attaches supplements to each of the schedules to the Credit Agreement applicable to it.
3.Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
4.Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.
5.No Waiver. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.
6.Notices. All notices, requests and demands to or upon the New [Subsidiary Guarantor][Borrower], any Agent or any Lender shall be governed by the terms of Section 10.01 of the Credit Agreement.
7.Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.
[NEW SUBSIDIARY GUARANTOR/BORROWER]
By:_________________________
Name:
Title:
Address for Notices:

UBS AG, STAMFORD BRANCH, as
Administrative Agent

By: ___________________________
Name:
Title:

By:____________________________
Name:
Title:

[Note: Schedules to be attached.]

EXHIBIT G
[Form of]
LANDLORD ACCESS AGREEMENT
LANDLORD’S LIEN WAIVER, ACCESS AGREEMENT AND CONSENT
THIS LANDLORD’S LIEN WAIVER, ACCESS AGREEMENT AND CONSENT (the “Agreement”) is made and entered into as of ________________, 201-_ by and between___________________________________ (“Landlord”) and UBS AG, STAMFORD BRANCH, in its capacity as administrative agent for the Revolving Loan Secured Parties (as defined herein) and having an office at 677 Washington Boulevard, Stamford, Connecticut 06901 (in such capacity and together with any successor administrative agent, the “Revolving Agent”).
R E C I T A L S :
A.Landlord is the record title holder and owner of the real property described in Schedule A attached hereto (the “Real Property”).
B.Landlord has leased all or a portion of the Real Property (the “Leased Premises”) to [                           ] (“Lessee”) pursuant to a certain lease agreement or agreements described in Schedule B attached hereto (collectively, and as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”).
C.Lessee and certain of Lessee’s affiliates have entered into a Third Amended and Restated Revolving Credit Agreement dated as of [August __, 2014] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”) among PBF Holding Company LLC, a Delaware limited liability company (“Holdings”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City”), Paulsboro Refining Company LLC (f/k/a Valero Refining Company - New Jersey, a Delaware corporation), a Delaware limited liability company (“Paulsboro”), Toledo Refining Company LLC, a Delaware limited liability company (“Toledo” and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Revolving Credit Agreement), the Lenders (as such term is defined in the Revolving Credit Agreement), UBS SECURITIES LLC, as a Co-Documentation Agent (the “UBS Co-Documentation Agent”) and a Co-Syndication Agent (the “UBS Co-Syndication Agent”), UBS SECURITIES LLC, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A., CITIBANK, N.A., NATIXIS, DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Joint Lead Arrangers (in such capacities, the “Joint Lead Arrangers”) and Joint Lead Bookmanagers, UBS AG, STAMFORD BRANCH, as, Administrative Agent (in such capacity, the “Agent”), a Co-Collateral Agent and as Swingline Lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as a Co-Collateral Agent and as a Co-Syndication Agent (the “BAML Co-Syndication Agent”), CITIBANK, N.A., as a Co-Syndication Agent (the “Citibank Co-Syndication Agent”, and together with the UBS Co-Syndication Agent and the BAML Co-Syndication Agent, the “Co-Syndication Agents”), WELLS FARGO BANK, N.A., as a Co-

Collateral Agent and a Co-Documentation Agent (the “WF Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent (the “DB Co-Documentation Agent”), CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Co-Documentation Agent (the “CA Co-Documentation Agent” and together with the UBS Co-Documentation Agent, the WF Co-Documentation Agent and the DB Co-Documentation Agent, the “Co-Documentation Agents”), pursuant to which the Lenders have agreed to make certain revolving loans to Borrowers (collectively, the “Revolving Loans”).
D.For the purposes hereof: "Revolving Loan Secured Parties" shall mean, collectively, (a) Revolving Agent, (b) any person party to the Revolving Credit Agreement and the agreements, documents and instruments executed or delivered in connection therewith or related thereto as a lender, (c) the issuing bank or banks of letters of credit or similar instruments under the Revolving Credit Agreement, (d) each other person to whom any of the Secured Obligations (as defined in the Revolving Credit Agreement) is owed and (e) the successors, replacements and assigns of each of the foregoing.
E.[The Lessee is a subsidiary of a Borrower.] [Borrower is a subsidiary of the Lessee]12
F.The Lessee has, pursuant to the Revolving Credit Agreement among other things guaranteed the obligations of the Borrower under the Revolving Credit Agreement and to other documents evidencing and securing the Loans (as such term is defined in the Revolving Credit Agreement) (collectively, the “Loan Documents”).]
G.As security for the payment and performance of Lessee’s Obligations under the Revolving Credit Agreement and the other documents evidencing and securing the Loans (as such term is defined in the Revolving Credit Agreement) the Revolving Agent (for its benefit and the benefit of the Revolving Loan Secured Parties) has or will acquire a security interest in and lien upon all of Lessee’s inventory, accounts, goods, cash and all books, records, documents and instruments related to the foregoing (together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, collectively, the “Personal Property”).
H. The Revolving Agent has requested that Landlord execute this Agreement as a condition precedent to the making of the Loans under the Revolving Credit Agreement.
A G R E E M E N T :
NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents, warrants and agrees in favor of Revolving Agent, as follows:
1.Landlord hereby waives and releases unto Revolving Agent (i) any contractual landlord’s lien and any other landlord’s lien which it may be entitled to at law or in equity against any Personal Property, (ii) any and all rights granted by or under any present or future laws to levy or distrain for rent or any other charges which may be due to the Landlord against the Personal Property and (iii) any and all claims, liens and demands of every kind which it has or may hereafter have against the Personal Property (including, without limitation, any right to include the Personal Property in any secured financing Landlord may become party to). Landlord acknowledges that the Personal Property is and will remain personal property and not fixtures even though it may be affixed to or placed on the Real Property.

_________________________________
12 Include one of these alternatives if Borrower is not the Lessee.

2.Landlord certifies that (i) Landlord is the landlord under the Lease described in Schedule B attached hereto, (ii) the Lease is in full force and effect and has not been amended, modified or supplemented except as set forth in Schedule B hereto, (iii) there is no defense, offset, claim or counterclaim by or in favor of Landlord against Lessee under the Lease or against the obligations of Landlord under the Lease and (iv) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of any occurrence of any other default under or in connection with the Lease, (v) Lessee is in possession of the Leased Premises, (vi) the current monthly base rent under the Lease is $_______ per month, such monthly base rent due under the Lease has been paid through __________, (vii) additional rent is $________ and has been paid through ________, and (viii) common area charges are $________ and have been paid through ________.
3.Landlord agrees that Revolving Agent has the right to remove the Personal Property from the Leased Premises at any time prior to the occurrence of a default under the Lease and, after the occurrence of such a default, during the Standstill Period (as hereinafter defined) provided that Revolving Agent shall repair any damage arising from such removal. Landlord further agrees that, during the foregoing periods, Landlord will not (i) remove any of the Personal Property from the Leased Premises or (ii) hinder Revolving Agent’s actions in removing Personal Property from the Leased Premises or Revolving Agent’s actions in otherwise enforcing its security interest in the Personal Property. Revolving Agent shall not be liable for any diminution in value of the Leased Premises caused by the absence of Personal Property actually removed or by the need to replace the Personal Property after such removal. Landlord acknowledges that Revolving Agent shall not have any obligation to remove the Personal Property from the Leased Premises.
4.Landlord acknowledges and agrees that Lessee’s granting of a security interest in the Personal Property in favor of the Revolving Agent (for its benefit and the benefit of the Revolving Loan Secured Parties) shall not constitute a default under the Lease nor permit Landlord to terminate the Lease or re-enter or repossess the Leased Premises or otherwise be the basis for the exercise of any remedy by Landlord and Landlord hereby expressly consents to the granting of such security interest.
5.Notwithstanding anything to the contrary contained in this Agreement or the Lease, in the event of a default by Lessee under the Lease, Landlord agrees that (i) it shall provide to Revolving Agent at the addresses set forth in the introductory paragraph hereof a copy of any notice of default delivered to Lessee under the Lease and (ii) it shall not exercise any of its remedies against Lessee provided in favor of Landlord under the Lease or at law or in equity until, in the case of a monetary default, the date which is 45 days after the date the Landlord delivers written notice of such monetary default to Revolving Agent, and in the case of a non-monetary default, the date which is 60 days after the date the Landlord delivers written notice of such non-monetary default to Lessee (such 45-day period for monetary defaults and such 60 day period for non-monetary defaults, as applicable, being referred to as the “Standstill Period”), provided, however, if such non-monetary default by its nature cannot reasonably be cured by Revolving Agent within such 60 day period, the Revolving Agent shall have such additional period of time as may be reasonably necessary to cure such non-monetary default, so long as Revolving Agent commences such curative measures within such 60 day period and thereafter proceeds diligently to complete such curative measures. In the event that any such non-monetary default by its nature cannot reasonably be cured by Revolving Agent, Landlord shall, provided Revolving Agent has theretofore cured all monetary defaults (if any), upon the request of Revolving Agent enter into a new lease with Revolving Agent (or its nominee) on the same terms and conditions as the Lease. Revolving Agent shall have the right, but not the obligation, during the Standstill Period, to cure any such default and Landlord shall accept any such cure by Revolving Agent or Lessee. If, during the Standstill Period, Revolving Agent or Lessee or any other Person cures any such default, then Landlord shall rescind the notice of default.

6.In the event of a termination, disaffirmance or rejection of the Lease for any reason, including, without limitation, pursuant to any laws (including any bankruptcy or other insolvency laws) by Lessee or the termination of the Lease for any reason by Landlord, Landlord will give the Revolving Agent the right, within sixty (60) days of such event, provided all monetary defaults under the Lease have been cured, to enter into a new lease of the Leased Premises, in the name of the Revolving Agent (or a designee to be named by the Revolving Agent at the time), for the remainder of the term of the Lease and upon all of the terms and conditions thereof, or, if the Revolving Agent shall elect not to exercise such right (such election to be made by Revolving Agent at its sole discretion), Landlord will give the Revolving Agent the right to enter upon the Leased Premises during such sixty (60) day period for the purpose of removing Lessee’s personal property therefrom.
7.Notwithstanding any provision to the contrary contained in the Lease, any acquisition of Lessee’s interest by Revolving Agent, its nominee, or the purchaser at any foreclosure sale conducted by Revolving Agent shall not create a default under, or require Landlord’s consent under, the Lease.
8.The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Landlord (including, without limitation, any successor owner of the Real Property) and Revolving Agent. Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Leased Premises. Notwithstanding that the provisions of this Agreement are self-executing, Landlord agrees, upon request by Revolving Agent, to execute and deliver a written acknowledgment confirming the provisions of this Agreement in form and substance satisfactory to Revolving Agent.
9.All notices to any party hereto under this Agreement shall be in writing and sent to such party at its respective address set forth above (or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9) by certified mail, postage prepaid, return receipt requested or by overnight delivery service.
10.The provisions of this Agreement shall continue in effect until Landlord shall have received Revolving Agent’s written certification that the Loans (as defined in the Revolving Credit Agreement) have been paid in full and all of Borrowers’ other Obligations under the Revolving Credit Agreement and any other related loan documents have been satisfied.
11.THE INTERPRETATION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
12.Landlord agrees to execute, acknowledge and deliver such further instruments as Revolving Agent may request to allow for the proper recording of this Agreement (including, without limitation, a revised landlord’s waiver in form and substance sufficient for recording) or to otherwise accomplish the purposes of this Agreement.
13.Landlord agrees that, so long as the Lessee’s Obligations under the Revolving Credit Agreement remain outstanding and Revolving Agent retains an interest in the Personal Property, no modification, alteration or amendment shall be made to the Lease without the prior written consent of Revolving Agent if such modification, alteration or amendment could have a material adverse effect on the value or use of the Leased Premises or Lessee’s obligations or rights under the Lease.

IN WITNESS WHEREOF, Landlord and Revolving Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.
_________________________________,
as Landlord

By: _______________
Name:
Title:

UBS AG, STAMFORD BRANCH,
as Revolving Agent

By: _______________
Name:
Title:

State of __________    )
) ss:
County of ________     )
On the _____ day of _________ in the year ____ before me personally came ______________________________ to me known, who, being by me duly sworn, did depose and say that he/she resides in _______________________________________ (include the street address if in a city); that he/she is the _________________________ of _________________________ (name of corporation), the corporation described in and which executed the above instrument; and that he/she signed his/her name thereto by authority of the board of directors of said corporation.

Notary Public
My Commission Expires:
____________________________

State of __________    )
) ss:
County of ________     )
On the ______ day of ________ , _____ , before me personally came ______________________ to me known to be the individual who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that he/she is (the)(a) (member) (manager) of ___________________________ , a ___________________ Limited Liability Company, and that he/she has authority to sign the same, and acknowledged that he/she executed the same as the act and deed of the Limited Liability Company.

Notary Public
My Commission Expires:
___________________________

Schedule A
Description of Real Property

Schedule B
Description of Leases

Lessor	Lessee	Dated	Modification	Location/ Property Address

EXHIBIT H
[Form of]
LC REQUEST [AMENDMENT]
Dated    (13)
UBS AG, Stamford Branch, as Administrative Agent under the Third Amended and Restated Revolving Credit Agreement dated as of [August __, 2014] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PBF Holding Company LLC, a Delaware limited liability company (“Holdings”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City”), Paulsboro Refining Company LLC (f/k/a Valero Refining Company - New Jersey, a Delaware corporation), a Delaware limited liability company (“Paulsboro”), Toledo Refining Company LLC, a Delaware limited liability company (“Toledo” and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as a Co-Documentation Agent (the “UBS Co-Documentation Agent”) and a Co-Syndication Agent (the “UBS Co-Syndication Agent”), UBS SECURITIES LLC, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A., CITIBANK, N.A., NATIXIS, DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Joint Lead Arrangers (in such capacities, the “Joint Lead Arrangers”) and Joint Lead Bookmanagers, UBS AG, STAMFORD BRANCH, as, Administrative Agent (in such capacity, the “Agent”), a Co-Collateral Agent and as Swingline Lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as a Co-Collateral Agent and as a Co-Syndication Agent (the “BAML Co-Syndication Agent”), CITIBANK, N.A., as a Co-Syndication Agent (the “Citibank Co-Syndication Agent”, and together with the UBS Co-Syndication Agent and the BAML Co-Syndication Agent, the “Co-Syndication Agents”), WELLS FARGO BANK, N.A., as a Co-Collateral Agent and a Co-Documentation Agent (the “WF Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent (the “DB Co-Documentation Agent”), CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Co-Documentation Agent (the “CA Co-Documentation Agent” and together with the UBS Co-Documentation Agent, the WF Co-Documentation Agent and the DB Co-Documentation Agent, the “Co-Documentation Agents”).
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: [ ]

[Name and Address of Issuing Bank
if different from Administrative Agent]

Ladies and Gentlemen:

______________________
13 Date of LC Request.

We hereby request that [name of proposed Issuing Bank], as Issuing Bank under the Credit Agreement, [issue] [amend] [renew] [extend] [a] [an existing] [Standby] [Commercial] Letter of Credit for the account of the undersigned(14) on (15)(the “Date of [Issuance] [Amendment] [Renewal] [Extension]”) in the aggregate stated amount of (16). [Such Letter of Credit was originally issued on [date].] The requested Letter of Credit [shall be] [is] denominated in [Dollars] [Alternate Currency].
For purposes of this LC Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.
The beneficiary of the requested Letter of Credit [will be] [is] (17), and such Letter of Credit [will be] [is] in support of (18) and [will have] [has] [a stated expiration date of] [shall be an Auto-Renewal Letter of Credit] (19). [Describe the nature of the amendment, renewal or extension.]
The undersigned hereby certifies as of the date hereof that:
(1)    [As of today and at the time of and immediately after giving effect to the [issuance] [amendment] [extension] [renewal]20 of the Letter of Credit requested herein, no Default has or will have occurred and be continuing.
(2)    Each of the representations and warranties made by any Loan Party set forth in any Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects) on and as of today’s date and with the same effect as though made on and as of today’s date, except to the extent such representations and warranties expressly relate to an earlier date.21
__________________________________________________________
14) Note that if the LC Request is for the account of a Subsidiary, Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account or in favor of any
Subsidiary.
15 Date of Issuance [Amendment] [Renewal] [Extension] which shall be at least two Business Days after the date of this LC Request, if this LC Request is delivered to the Issuing Bank by 11:00 a.m., New York City time (or such shorter period as is acceptable to the Issuing Bank).
16 Aggregate initial stated amount of Letter of Credit.
17 Insert name and address of beneficiary.
18 Insert description of the obligation to which it relates in the case of Standby Letters of Credit and a description of the commercial transaction which is being supported in the case of Commercial Letters of Credit.
19 Insert last date upon which drafts may be presented which may not be later than the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date.
However, Administrative Borrower may, in any Letter of Credit Request request a Letter of Credit that has automatic renewal provisions.
20 Only include this certification if the effect of such amendment, extension or renewal of any existing Letter of Credit increases its face amount or extends its expiration date.
21 This condition does not apply to any request for the amendment of a Letter of Credit for purposes of decreasing its face amount.

(3)    No order, judgment or decree of any Governmental Authority purports to restrain any Lender from taking any actions to be made hereunder or from making any Loans to be made by it. No injunction or other restraining order has been issued with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this LC Request, the Credit Agreement or the making of Loans thereunder.
(4) After giving effect to the request herein, the LC Exposure will not exceed the LC Commitment and the total Revolving Exposures will not exceed the lesser of (A) the total Revolving Commitment and (B) the Borrowing Base then in effect.
(5) [With respect to Letters of Credit [issued [amended] [renewed] [extended] for the account of a Subsidiary, the Lenders and the Administrative Agent have received the information required under Section 10.13 of the Credit Agreement]
Copies of all relevant documentation with respect to the supported transaction are attached hereto.
PBF HOLDING COMPANY, LLC, as
Administrative Borrower
By: __________________________
Name:
Title:

EXHIBIT I
[Form of]
LENDER ADDENDUM
Reference is made to the Third Amended and Restated Revolving Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of August [__], 2014, among PBF Holding Company LLC, a Delaware limited liability company (“Holdings”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City”), Paulsboro Refining Company LLC (f/k/a Valero Refining Company - New Jersey, a Delaware corporation), a Delaware limited liability company (“Paulsboro”) and Toledo Refining Company LLC, a Delaware limited liability company (“Toledo”, and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as a Co-Documentation Agent (the “UBS Co-Documentation Agent”) and a Co-Syndication Agent (the “UBS Co-Syndication Agent”), UBS SECURITIES LLC, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A., CITIBANK, N.A., NATIXIS, DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Joint Lead Arrangers (in such capacities, the “Joint Lead Arrangers”) and Joint Lead Bookmanagers, UBS AG, STAMFORD BRANCH, as an Issuing Bank, Administrative Agent, a Co-Collateral Agent and as Swingline Lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as a Co-Collateral Agent and as a Co-Syndication Agent (the “BAML Co-Syndication Agent”), CITIBANK, N.A., as a Co-Syndication Agent (the “Citibank Co-Syndication Agent”, and together with the UBS Co-Syndication Agent and the BAML Co-Syndication Agent, the “Co-Syndication Agents”), WELLS FARGO BANK, N.A., as a Co-Collateral Agent and a Co-Documentation Agent (the “WF Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent (the “DB Co-Documentation Agent”), CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Co-Documentation Agent (the “CA Co-Documentation Agent” and together with the UBS Co-Documentation Agent, the WF Co-Documentation Agent and the DB Co-Documentation Agent, the “Co-Documentation Agents”).
Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 10.15 of the Credit Agreement, the undersigned hereby becomes a Lender [and an Issuing Bank]22 thereunder having the Revolving Commitment [and LC Commitment] set forth in Schedule 1 hereto, effective as of the Third A&R Effective Date.
THIS LENDER ADDENDUM SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
22 If the Lender completing this Lender Addendum is also an Issuing Bank, insert the bracketed language and provide the requested information on Schedule 1 hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this       day of August, 2014.
___________________________________
as a Lender
[Please type legal name of Lender above]

By: _____________________________
Name:
Title:
[If second signature is necessary:]

By: _____________________________
Name:
Title:

[__________________________________,
as an Issuing Bank
[Please type legal name of Issuing Bank above]

By: _____________________________
Name:
Title:
[If second signature is necessary:]

By: ________________________________
Name:
Title:

]23

_____________________________
23 Insert signature block, if applicable.

UBS AG, STAMFORD BRANCH, as
Administrative Agent

By:__________________________
Name:
Title:

By:__________________________
Name:
Title:

Schedule 1
COMMITMENTS AND NOTICE ADDRESS
1. Name of Lender:
Notice Address:    On File with Administrative Agent
Revolving Commitment:

[2. Name of Issuing Bank:
Notice Address:    On File with Administrative Agent
LC Commitment:        ]24

__________________________
24Complete if applicable.
I-5

EXHIBIT J
[Reserved]

EXHIBIT K-1
[Form of]
REVOLVING NOTE
$_________________                                 New York, New York
[Date]
FOR VALUE RECEIVED, the undersigned, PBF HOLDING COMPANY LLC, a Delaware limited liability company (“Holdings”), DELAWARE CITY REFINING COMPANY LLC, a Delaware limited liability company (“Delaware City”), PAULSBORO REFINING COMPANY LLC, a Delaware limited liability company (“Paulsboro”) and TOLEDO REFINING COMPANY LLC, a Delaware limited liability company (“Toledo”, and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), hereby promise to pay to the order of [LENDER] (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a) ____________ DOLLARS ($____________) and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. Borrowers further agree to pay interest in like money at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Credit Agreement.
The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrowers hereunder or under the Credit Agreement.
This Note is one of the Notes referred to in the Third Amended and Restated Revolving Credit Agreement dated as of [August __, 2014] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PBF Holding Company LLC, a Delaware limited liability company (“Holdings”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City”), Paulsboro Refining Company LLC (f/k/a Valero Refining Company - New Jersey, a Delaware corporation), a Delaware limited liability company (“Paulsboro”), Toledo Refining Company LLC, a Delaware limited liability company (“Toledo” and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as a Co-Documentation Agent (the “UBS Co-Documentation Agent”) and a Co-Syndication Agent (the “UBS Co-Syndication Agent”), UBS SECURITIES LLC, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A., CITIBANK, N.A., NATIXIS, DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK and THE BANK OF TOKYO-MITSUBISHI UFJ,

LTD., as Joint Lead Arrangers (in such capacities, the “Joint Lead Arrangers”) and Joint Lead Bookmanagers, UBS AG, STAMFORD BRANCH, as, Administrative Agent (in such capacity, the “Agent”), a Co-Collateral Agent and as Swingline Lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as a Co-Collateral Agent and as a Co-Syndication Agent (the “BAML Co-Syndication Agent”), CITIBANK, N.A., as a Co-Syndication Agent (the “Citibank Co-Syndication Agent”, and together with the UBS Co-Syndication Agent and the BAML Co-Syndication Agent, the “Co-Syndication Agents”), WELLS FARGO BANK, N.A., as a Co-Collateral Agent and a Co-Documentation Agent (the “WF Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent (the “DB Co-Documentation Agent”), CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Co-Documentation Agent (the “CA Co-Documentation Agent” and together with the UBS Co-Documentation Agent, the WF Co-Documentation Agent and the DB Co-Documentation Agent, the “Co-Documentation Agents”), is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.
This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.
Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive (to the extent permitted by applicable law) presentment, demand, protest and all other notices of any kind.
THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
[Signature Page Follows]

PBF HOLDING COMPANY LLC
DELAWARE CITY REFINING COMPANY LLC
PAULSBORO REFINING COMPANY LLC
TOLEDO REFINING COMPANY LLC,
as Borrowers
By:_____________________________
Name:
Title:

EXHIBIT K-2

[Form of]
SWINGLINE NOTE
$____________                                    New York, New York
[Date]
FOR VALUE RECEIVED, the undersigned, PBF HOLDING COMPANY LLC, a Delaware limited liability company (“Holdings”), DELAWARE CITY REFINING COMPANY LLC, a Delaware limited liability company (“Delaware City”), PAULSBORO REFINING COMPANY LLC, a Delaware limited liability company (“Paulsboro”) and TOLEDO REFINING COMPANY LLC, a Delaware limited liability company (“Toledo”, and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), hereby promise to pay to the order of UBS AG, STAMFORD BRANCH (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a) ____________ ($____________) and (b) the aggregate unpaid principal amount of all Swingline Loans made by Lender to the undersigned pursuant to Section 2.17 of the Credit Agreement referred to below. Borrowers further agree to pay interest on the unpaid principal amount hereof in like money at such office specified in Section 2.14 of the Credit Agreement from time to time from the date hereof at the rates and on the dates specified in Section 2.06 of the Credit Agreement.
The holder of this Note may endorse and attach a schedule to reflect the date, the amount of each Swingline Loan and the date and amount of each payment or prepayment of principal thereof; provided that the failure of Lender to make such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.
This Note is one of the Notes referred to in the Third Amended and Restated Revolving Credit Agreement dated as of [August __, 2014] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PBF Holding Company LLC, a Delaware limited liability company (“Holdings”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City”), Paulsboro Refining Company LLC (f/k/a Valero Refining Company - New Jersey, a Delaware corporation), a Delaware limited liability company (“Paulsboro”), Toledo Refining Company LLC, a Delaware limited liability company (“Toledo” and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as a Co-Documentation Agent (the “UBS Co-Documentation Agent”) and a Co-Syndication Agent (the “UBS Co-Syndication Agent”), UBS SECURITIES LLC, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A., CITIBANK, N.A., NATIXIS, DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Joint Lead Arrangers (in such capacities, the “Joint Lead Arrangers”) and Joint Lead Bookmanagers, UBS AG, STAMFORD BRANCH, as, Administrative Agent (in such capacity, the

“Agent”), a Co-Collateral Agent and as Swingline Lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as a Co-Collateral Agent and as a Co-Syndication Agent (the “BAML Co-Syndication Agent”), CITIBANK, N.A., as a Co-Syndication Agent (the “Citibank Co-Syndication Agent”, and together with the UBS Co-Syndication Agent and the BAML Co-Syndication Agent, the “Co-Syndication Agents”), WELLS FARGO BANK, N.A., as a Co-Collateral Agent and a Co-Documentation Agent (the “WF Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent (the “DB Co-Documentation Agent”), CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Co-Documentation Agent (the “CA Co-Documentation Agent” and together with the UBS Co-Documentation Agent, the WF Co-Documentation Agent and the DB Co-Documentation Agent, the “Co-Documentation Agents”), is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.
This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.
Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive (to the extent permitted by applicable law) presentment, demand, protest and all other notices of any kind.
THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
[Signature Page Follows]

PBF HOLDING COMPANY LLC
DELAWARE CITY REFINING COMPANY LLC
PAULSBORO REFINING COMPANY LLC
TOLEDO REFINING COMPANY LLC,
as Borrowers
By:_____________________________
Name:
Title:

EXHIBIT L-2
[Form of]
PERFECTION CERTIFICATE SUPPLEMENT
This Perfection Certificate Supplement, dated as of ____________ ___, _____ is delivered pursuant to Section 5.12(b) of that certain Third Amended and Restated Revolving Credit Agreement dated as of August [___], 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PBF HOLDING COMPANY LLC, a Delaware limited liability company (“Holding”), DELAWARE CITY REFINING COMPANY LLC, a Delaware limited liability company (“Delaware City”), PAULSBORO REFINING COMPANY LLC, a Delaware limited liability company (“Paulsboro”) and TOLEDO REFINING COMPANY LLC, a Delaware limited liability company (“Toledo” and together with Holding, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors, the Lenders, UBS SECURITIES LLC, as a Co-Documentation Agent (the “UBS Co-Documentation Agent”) and a Co-Syndication Agent (the “UBS Co-Syndication Agent”), UBS SECURITIES LLC, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A., CITIBANK, N.A., NATIXIS, DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Joint Lead Arrangers (in such capacities, the “Joint Lead Arrangers”) and Joint Lead Bookmanagers, UBS AG, STAMFORD BRANCH, as an Issuing Bank, Administrative Agent, a Co-Collateral Agent and as Swingline Lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as a Co-Collateral Agent and as a Co-Syndication Agent (the “BAML Co-Syndication Agent”), CITIBANK, N.A., as a Co-Syndication Agent (the “Citibank Co-Syndication Agent”, and together with the UBS Co-Syndication Agent and the BAML Co-Syndication Agent, the “Co-Syndication Agents”), WELLS FARGO BANK, N.A., as a Co-Collateral Agent and a Co-Documentation Agent (the “WF Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent (the “DB Co-Documentation Agent”), CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Co-Documentation Agent (the “CA Co-Documentation Agent” and together with the UBS Co-Documentation Agent, the WF Co-Documentation Agent and the DB Co-Documentation Agent, the “Co-Documentation Agents”). Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.
As used herein, the term "Companies" means the Borrowers and each of their respective Subsidiaries (other than Excluded Subsidiaries).
The undersigned hereby certify to the Administrative Agent that, as of the date hereof, there has been no change in the information described in the Perfection Certificate Supplement delivered on the Third A&R Effective Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:
2.Names. 1. Except as listed on Schedule 1(a) attached hereto and made a part hereof, (x) Schedule 1(a) to the Prior Perfection Certificate sets forth the exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document; (y) each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (ii) a registered organization except to the extent disclosed in

Schedule 1(a) to the Prior Perfection Certificate and (z) set forth in Schedule 1(a) to the Prior Perfection Certificate is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.
2.Except as listed on Schedule 1(b) attached hereto and made a part hereof, set forth in Schedule 1(b) of the Prior Perfection Certificate is any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.
3.Current Locations. 1. Except as listed on Schedule 2(a) attached hereto and made a part hereof, Schedule 2(a) of the Prior Perfection Certificate sets forth the principal executive office of each Company and its address.
2.Except as listed on Schedule 2(b) attached hereto and made a part hereof, Schedule 2(b) of the Prior Perfection Certificate sets forth all locations where each Company maintains any books or records relating to any Collateral.
3.Except as listed on Schedule 2(c) attached hereto and made a part hereof, Schedule 2(c) of the Prior Perfection Certificate sets forth are all the other places of business of each Company.
4.Except as listed on Schedule 2(d) attached hereto and made a part hereof, Schedule 2(d) to the Prior Perfection Certificate sets forth all other locations where each Company maintains any of the Collateral consisting of inventory not identified above.
5.Except as listed on Schedule 2(e) attached hereto and made a part hereof, Schedule 2(e) of the Prior Perfection Certificate sets forth the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper or inventory.
4.[Intentionally omitted].
5.[Intentionally omitted].
6.[Intentionally omitted].
7.[Intentionally omitted].
8.Schedule of Filings. Except as listed on Schedule 7 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements against each Company and (ii) any other actions required to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the Security Agreement) granted to the Administrative Agent pursuant to the applicable Security Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Administrative Agent pursuant to the applicable Security Documents.
9.[Intentionally omitted].
10.[Intentionally omitted].
11.[Intentionally omitted].
12.Instruments and Tangible Chattel Paper. Except as listed on Schedule 11 attached hereto and made a part hereof, Schedule 11 to the Prior Perfection Certificate is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness, held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies, in each case, to the extent continuity Collateral and to the extent in excess of $500,000 per item.
13.[Intentionally omitted].
14.Deposit Accounts, Securities Accounts, Futures Accounts and Commodity Accounts. Except as listed on Schedule 13 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account, other than the Excluded Accounts.
14.    Letter-of-Credit Rights. Except as listed on Schedule 14 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 14 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate Supplement as of the date first written above.

BORROWERS:
PBF HOLDING COMPANY LLC
By:________________________________
Name:    John E Luke
Title:    Treasurer
DELAWARE CITY REFINING COMPANY LLC
By:________________________________
Name:    John E Luke
Title:    Treasurer
PAULSBORO REFINING COMPANY LLC
By:________________________________
Name:    John E Luke
Title:    Treasurer
TOLEDO REFINING COMPANY LLC
By:________________________________
Name:    John E Luke
Title:    Treasurer

SUBSIDIARY GUARANTORS:
PBF INVESTMENTS LLC
By:________________________________
Name:    John E Luke
Title:    Treasurer
DELAWARE PIPELINE COMPANY LLC
By:________________________________
Name:    John E Luke
Title:    Treasurer
PBF POWER MARKETING LLC
By:________________________________
Name:    John E Luke
Title:    Treasurer
PAULSBORO NATURAL GAS PIPELINE COMPANY
By:________________________________
Name:    John E Luke
Title:    Treasurer
PBF FINANCE CORPORATION
By:________________________________
Name:    John E Luke
Title:    Treasurer
PBF SERVICES COMPANY LLC
By:________________________________
Name:    John E Luke
Title:    Treasurer

EXHIBIT N

[Form of]
OPINION OF COMPANY COUNSEL

[See attached.]

Exhibit N

[Form of]
Opinion of Company Counsel
August [___], 2014
To the Administrative Agent,
the other Agents (as defined in the ABL Credit Agreement referred to below), the Lenders, and the Issuing Bank (as defined in the ABL Credit Agreement referred to below), each as the date hereof (“Secured Parties”):

Re: Third Amended and Restated Revolving Credit Agreement dated as of the date hereof, by and among, PBF Holding Company LLC, a Delaware limited liability company (“Holdings”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City”), Paulsboro Refining Company LLC, a Delaware limited liability company (“Paulsboro”), Toledo Refining Company LLC (“Toledo”, and together with Holdings, Delaware City and Paulsboro, each a “Borrower,” and collectively, “Borrowers”), the Guarantors, the financial institutions from time to time party thereto as lenders (the “Lenders”), UBS AG, Stamford Branch, as an Issuing Bank, Administrative Agent and a Co-Collateral Agent (and in its capacity as such under the Security Agreement, the “UBS Agent”), Bank of America N.A., as a Co-Collateral Agent, Wells Fargo Bank N.A., as a Co-Collateral Agent, and UBS Securities LLC and others party thereto as Joint Lead Arrangers and Joint Lead Bookmanagers (such credit agreement herein referred to as the “ABL Credit Agreement”)

Ladies and Gentlemen:
We are issuing this opinion letter in our capacity as counsel to and at the request of the Borrowers and the parties identified as “Guarantors” on Schedule 1 hereto (each a “Guarantor” and collectively the “Guarantors”) in respect of the Credit Agreement. The Borrower and the Guarantors are collectively referred to herein as the “Credit Parties”.

The opinions expressed herein are being provided pursuant to Section 4.01(c) of the ABL Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the ABL Credit Agreement (with references herein to the ABL Credit Agreement and each document defined therein meaning the ABL Credit Agreement and each such document as executed and delivered on the date hereof). The Lenders, Issuing Bank, Administrative Agent and the other Agents are sometimes referred to in this opinion letter as “you”.

In connection with the preparation of this letter, we have, among other things, reviewed executed counterparts of:

a.	the ABL Credit Agreement;

b.	the Notes, dated as of the date hereof, executed by the Borrowers and delivered to the Lenders identified therein; and

c.	the Security Agreement;

We have also reviewed unfiled copies of UCC Form-1 Financing Statements naming each Credit Party, as debtor, and UBS Agent, as secured party, copies of which are attached hereto on Exhibit 1 (the “Delaware Financing Statements”) filed in the Uniform Commercial Code filing office of the Secretary of State of Delaware (the “Delaware UCC Filing Office”).

References in this opinion letter to the “New York UCC” mean the Uniform Commercial Code as in effect on the date hereof in the State of New York. For purposes hereof, the documents listed in items (a) through (c) above (each in the form reviewed by us for purposes of this opinion letter) are called the “Operative Documents”. The term “Organizational Documents” whenever used in the letter means the certificate or articles of incorporation (or the equivalent thereof), as applicable, of each Credit Party, and the by-laws or limited liability company agreement (or the equivalent thereof), as applicable, of each Credit Party, as in effect on the date hereof.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion letter, we advise you, and with respect to each legal issue addressed in this opinion letter, it is our opinion, that:

1.	Each of the Credit Parties (other than PBF Finance Corporation, a Delaware corporation
(“PBF Finance”)) (the “Delaware Limited Liability Credit Parties”) is a limited liability company existing and in good standing under the Delaware Limited Liability Company Act (“DLLCA”). PBF Finance is a corporation existing and in good standing under the General Corporation Law of the State of Delaware (“DGCL”). For purposes of this opinion, we have relied exclusively upon certificates issued by a governmental authority in the relevant jurisdiction, and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by those certificates.

2.
Each of the Credit Parties has the corporate or limited liability company power, as applicable and authority, to execute, deliver and perform its obligations under the Operative Documents to which it is a party.

3.
Each of the Credit Parties has taken the corporate or limited liability company action, as applicable, necessary to authorize its execution, delivery and performance of its obligations under the Operative Documents to which it is a party.

4.	Each Operative Document has been duly executed and delivered on behalf of each Credit Party that is a party thereto.

5.	Each of the Operative Documents is a valid and binding obligation of each Credit Party that is a party thereto and is enforceable against such Credit Party in accordance with its terms.

6.
The execution and delivery by any Credit Party of the Operative Documents to which it is a party, and the performance by any Credit Party of its obligations under the Operative Documents to which it is a party, and the granting of any security interests pursuant to the

Security Agreement, will not (i) constitute a violation of the Organizational Documents of such Credit Party, (ii) constitute a violation of any applicable provision of existing State of New York law or United States federal statutory law or published governmental regulation applicable to such Credit Party, in each case to the extent covered by this opinion letter, or with respect to the Delaware Limited Liability Credit Parties, of any applicable provision of the DLLCA, or with respect to PBF Finance, of any applicable provision of the DGCL, or (iii) result in a violation of, or result in the creation of (or obligation to create) any lien upon or security interest in any Credit Party’s properties pursuant to the terms of the Indenture dated as of February 9, 2012 by and among Holdings, PBF Finance, the guarantors listed on the signature pages thereto, Wilmington Trust, National Association, as trustee and Deutsche Bank Trust Company Americas, as paying agent, registrar, transfer agent, authenticating agent and collateral agent, with respect to the issuers 8.25% senior secured notes due 2020 (the “Indenture”), provided that we express no opinion with respect to breaches, violations or defaults under any cross-default provision or with respect to any financial covenants or tests in such Indenture.

7.
No consent, approval, authorization or order of, or filing with, any United States federal or New York governmental authority or body, or, with respect to the Delaware Limited Liability Credit Parties, any Delaware governmental agency or body acting pursuant to the DLLCA or, with respect to PBF Finance, any Delaware governmental agency or body acting pursuant to the DGCL, is required in order for any Credit Party to obtain the right to execute and deliver, or perform its obligations under, any Operative Document to which it is a party, except for (i) those obtained or made prior to the date hereof, (ii) filings required for the perfection of security interests granted under the Security Agreement or to release existing liens, (iii) consents, approvals, authorizations, orders or filings required in connection with the ordinary course of conduct by the Credit Parties of their respective businesses and ownership or operation by the Credit Parties of their respective assets in the ordinary course of business (as to which we express no opinion), (iv) those that may be required under federal securities laws and regulations or state “blue sky” laws and regulations (as to which we express no opinion) or any other laws, regulations or governmental requirements which are excluded from the coverage of this opinion letter and (v) consents, approvals, authorizations, orders or filings that may be required by any banking, insurance or other regulatory statutes to which you may be subject (as to which we express no opinion).

8.	No Credit Party is an “investment company” required to be registered as such under the Investment Company Act of 1940, as amended, or the rules and regulations thereunder.

9.
The Security Agreement creates a valid security interest in favor of UBS Agent, for the benefit of the Secured Parties in the “Pledged Collateral” (as defined in the Security Agreement) of each Credit Party which is a party thereto described therein in which a security interest may be created under Article 9 of the New York UCC (the “Code Collateral”).

10.	Upon the filing in the Delaware UCC Filing Office of the Delaware Financing Statements, together with the payment of all filing and recordation fees associated therewith, UBS Agent will have a perfected security interest (for the benefit of the Secured Parties) in that portion of the Code Collateral in which a security interest can be perfected by the filing of a Uniform Commercial Code financing statement in the Delaware UCC Filing Office.

11.
Assuming application of the proceeds of the Loans as contemplated by the ABL Credit Agreement and, for purposes of Regulation X of the Board of Governors of the Federal Reserve System, no Lender or Agent is subject to Regulation T of the Board of Governors of the Federal Reserve System, the execution and delivery of the ABL Credit Agreement by the Borrowers and the making of the Loans under the ABL Credit Agreement will not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

With your consent, we have assumed for purposes of this letter and the opinions herein:

a.
that each document we have reviewed for purposes of this letter is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, and that all natural persons who have signed any document have the legal capacity to do so;

b.
that each Operative Document and every other agreement we have examined for purposes of this letter has been duly authorized, executed and delivered by the parties thereto and constitutes a valid and binding obligation of each party to that document, enforceable against each such party in accordance with its respective terms and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement and that each party to any Operative Document is in good standing and duly incorporated or organized under the laws of its jurisdiction of organization (except that we make no such assumption in this paragraph (b) with respect to the Credit Parties);

c.
there are no agreements or understandings among the parties, written or oral (other than the Operative Documents), and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Operative Documents; and

d.
that the status of the Operative Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, provided that we make no such assumption to the extent we have opined as to such matters with respect to the Credit Parties herein.

In addition, for purposes of this letter and the opinions herein we have also assumed with your consent: (i) each Credit Party has the requisite rights to any Collateral existing on the date hereof and will have the requisite rights to each item of Collateral arising after the date hereof, (ii) value (as defined in Section 1-201(44) of the New York UCC) has been given by you to the

Credit Parties for the security interests and other rights in and assignments of Collateral described in or contemplated by the Operative Documents and (iii) all information regarding the secured party on the Delaware Financing Statements is accurate and complete in all respects.

In preparing this letter, we have relied without any independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Operative Documents; (iii) factual information provided to us in a support certificate signed by each of the Credit Parties; and (iv) factual information we have obtained from such other sources as we have deemed reasonable; and we have examined the originals or copies certified to our satisfaction, of such Organizational Documents and other corporate and limited liability company records of the Credit Parties as we deem necessary for or relevant to our opinions. We have assumed without investigation that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

The terms “knowledge,” “actual knowledge” and “aware” whenever used in this letter with respect to our firm mean conscious awareness at the time this letter is delivered on the date it bears by the lawyers with Kirkland & Ellis LLP at that time who spent substantial time representing the Credit Parties in connection with the Operative Documents (herein called our “Designated Transaction Lawyers”).

Each opinion (an “enforceability opinion”) in this letter that any particular contract is a valid and binding obligation, is enforceable in accordance with its terms or creates a security interest is subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) an implied covenant of good faith and fair dealing; and (iv) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. “General principles of equity” include but are not limited to: principles limiting the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defenses such as waiver, laches and estoppel.

Each enforceability opinion is also subject to the qualification that certain provisions of the Operative Documents may not be enforceable in whole or in part, although the inclusion of such provisions does not render the Operative Documents invalid, and the Operative Documents and the law of the State of New York contain adequate remedial provisions for the practical realization of the rights and benefits afforded thereby.

Each enforceability opinion is further subject to the effect of rules of law that may render guaranties or other similar instruments or agreements unenforceable under circumstances where your actions, failures to act or waivers, amendments or replacement of the Operative Document (i) so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between you and the Credit Parties which is substantially and materially different from that presently contemplated by the Operative Documents, (ii) release the primary obligor, or (iii) impair the guarantor’s recourse against the primary obligor.

We also express no opinion regarding the enforceability of Section 7.08 of the ABL Credit Agreement (the so-called “fraudulent conveyance or fraudulent transfer savings clauses”) and any similar provisions in any Operative Document, to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

We render no opinion regarding the validity, binding effect or enforceability of any Operative Document with respect to any Credit Party to the extent such Operative Document involves any obligation (including any guaranty) of such Credit Party with respect to any “swap” (as such term is defined in the Commodity Exchange Act) if such Credit Party is not an “eligible contract participant” (as such term is defined in the Commodity Exchange Act) at the time such obligation is incurred by such Credit Party.

We render no opinion with regard to usury or other laws limiting or regulating the maximum amount of interest that may be charged, collected, received or contracted for other than the internal laws of the State of New York, and without limiting the foregoing, we expressly disclaim any opinion as to the usury or other such laws of any other jurisdiction (including laws of other states made applicable through principles of Federal preemption or otherwise) which may be applicable to the transactions contemplated by the Operative Documents.

Our opinions regarding the creation and perfection of security interests are subject to the effect of (i) the limitations on the existence and perfection of security interests in proceeds resulting from the operation of Section 9-315 of the New York UCC and (ii) certain provisions of the Bankruptcy Code, including Section 547 with respect to preferential transfers and Section 552 with respect to any Collateral acquired by a Credit Party subsequent to the commencement of a case under the Bankruptcy Code with respect to such Credit Party.

We express no opinion (i) as to the priority of any security interest, (ii) as to what law governs perfection of the security interests granted in the Collateral, (iii) regarding the perfection of any security interest in money, letter of credit rights, Collateral of a type represented by a certificate of title, any property for which a federal statute or treaty provides for registration or specifies a place of filing different from that specified in Section 9-501 of any applicable

Uniform Commercial Code, commercial tort claims, crops, farm products, timber to be cut, as extracted collateral, or consumer goods and (iv) the effectiveness of any supergeneric description of the Collateral in any Security Agreement.

Nothing contained in this letter covers or otherwise addresses any of the following types of provisions which may be contained in the Operative Documents:
(i) provisions mandating contribution towards judgments or settlements among various parties;

(ii) waivers of benefits and rights to the extent they cannot be waived under applicable law;
(iii) provisions providing for penalties, liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges, interest upon interest, or increased interest rates upon default;
(iv) provisions which might require indemnification or contribution in violation of general principles of equity or public policy, including, without limitation, indemnification or contribution obligations which arise out of the failure to comply with applicable state or federal securities laws;
(v) agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal or subject matter jurisdiction), except to the extent such submission to the courts of the State of New York is made in compliance with the statutory laws of the State of New York; provisions restricting access to courts; waiver of service of process requirements which would otherwise be applicable; waiver of the right to a jury trial and provisions otherwise purporting to affect the jurisdiction and venue of courts;
(vi) choice-of-law provisions, except to the extent such choice of law of New York law as the governing law is made in compliance with the statutory laws of the State of New York;
(vii) provisions regarding arbitration;
(viii) covenants not to compete;
(ix) provisions that authorize you to set off and apply any deposits at any time held, and any other indebtedness at any time owing, by you to or for the account of the Company, or
(x) requirements in the Operative Documents specifying that provisions thereof may only be waived in writing.

Except as expressly otherwise set forth in this letter, our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York/or the Federal law of the United States which, in each case, in our experience is generally applicable both to general business organizations which are not engaged in regulated business activities and to transactions of the type contemplated in the Operative Documents between the Credit Parties, on the one hand, and you, on the other hand (but without our having made any special investigation as to any other laws), except that we express no opinion or advice as to any law or legal issue (a) which might be violated by any misrepresentation or omission or a fraudulent act, or (b) to which any Credit Party may be subject as a result of your legal or regulatory status, your sale or transfer of the Loans or interests therein or your involvement in the transactions contemplated by the Operative Documents.

Our opinions in paragraphs 9 and 10 are limited to Article 9 of the New York UCC, or Article 9 of the Uniform Commercial Code as adopted in Delaware, as the case may be.

For purposes of the opinions expressed in paragraph 10 with respect to the Credit Parties, we have reviewed the statutory provisions of the Uniform Commercial Code as adopted in Delaware, as set forth in the Commerce Clearing House, Inc. Secured Transactions Guide as supplemented through August [___], 2014 (the “Guide”) and, with respect to such Credit Parties, our opinions in such paragraph 10 are based solely on such review and on the assumption that such statutory provisions are given the same interpretation and application in Delaware as the corresponding provisions of the New York Uniform Commercial Code are given in New York.

For purposes of paragraphs 1 through 4, 6(i) and, to the extent provided therein, 7, our opinions are based on the DGCL or DLLCA as applicable (without regard to judicial interpretation thereof or rules or regulations promulgated thereunder), as published by Aspen Publishers, Inc., as supplemented through [_____], 2014, with respect to the DGCL and the DLLCA. We note however that we are not admitted to practice law in the State of Delaware, and without limiting the forgoing we expressly disclaim any opinions regarding Delaware contract law or general Delaware law that may be incorporated expressly or by operation of law into the DLLCA or into any Organizational Document entered into pursuant thereto.

None of the opinions or other advice contained in this letter considers or covers: (i) any federal or state securities (or “blue sky”) laws or regulations (other than our opinion in paragraph 8 regarding the Investment Company Act) or Federal Reserve Board margin regulations (other than our opinion in paragraph 11) or (ii) federal or state antitrust and unfair competition laws and regulations, pension and employee benefit laws and regulations, compliance with fiduciary duty requirements, federal and state environmental, land use and subdivision, tax, racketeering (e.g., RICO), health and safety (e.g., OSHA), and labor laws and regulations, federal and state laws, regulations and policies concerning national and local emergency, possible judicial deference to acts of sovereign states and criminal and civil forfeiture laws, and other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

We also express no opinion regarding any laws relating to terrorism or money laundering, including Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or any related enabling legislation or any other similar executive order (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International

Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

We express no opinion as to what law might be applied by any other courts to resolve any issue addressed in this letter. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.

You may rely upon this letter only for the purpose served by the provision in the ABL Credit Agreement cited in the second paragraph of this opinion letter in response to which it has been delivered. Without our written consent: (i) no person other than you may rely on this opinion letter for any purpose; (ii) this opinion letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this opinion letter may not be cited or quoted in any other document or communication which might encourage reliance upon this opinion letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this opinion letter may not be furnished to anyone for purposes of encouraging such reliance. Notwithstanding the foregoing, financial institutions which subsequently become Lenders in accordance with the terms of Section 10.04 of the ABL Credit Agreement may rely on this opinion letter as of the time of its delivery on the date hereof as if this letter were addressed to them.

Sincerely,

KIRKLAND & ELLIS LLP

SCHEDULE 1

Subsidiary Guarantors

1. PBF Services Company LLC, a Delaware limited liability company
2. PBF Investments LLC, a Delaware limited liability company
3. Delaware Pipeline Company LLC. a Delaware limited liability company
4. PBF Power Marketing LLC, a Delaware limited liability company
5. Paulsboro Natural Gas Pipeline Company LLC, a Delaware limited liability company
6. PBF Finance Corporation, a Delaware corporation

EXHIBIT 1
UCC Financing Statements

NOTES

EXHIBIT O
[Form of]
SOLVENCY CERTIFICATE
August [__], 2014
The undersigned, each an authorized representative of PBF Holding Company LLC, a Delaware limited liability company (“Holdings”), Paulsboro Refining Company LLC, a Delaware limited liability company (“Paulsboro”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City” ) and Toledo Refining Company LLC, a Delaware limited liability company (“Toledo”), DO HEREBY CERTIFY, to the best of my knowledge, on behalf of Borrowers, and not in any individual capacity, that:
1.    This Certificate is furnished pursuant to Section 4.01(d) of the Third Amended and Restated Revolving Credit Agreement dated as of [August __, 2014] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Holdings, Delaware City, Paulsboro, and Toledo (and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as a Co-Documentation Agent (the “UBS Co-Documentation Agent”) and a Co-Syndication Agent (the “UBS Co-Syndication Agent”), UBS SECURITIES LLC, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A., CITIBANK, N.A., NATIXIS, DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Joint Lead Arrangers (in such capacities, the “Joint Lead Arrangers”) and Joint Lead Bookmanagers, UBS AG, STAMFORD BRANCH, as, Administrative Agent (in such capacity, the “Agent”), a Co-Collateral Agent and as Swingline Lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as a Co-Collateral Agent and as a Co-Syndication Agent (the “BAML Co-Syndication Agent”), CITIBANK, N.A., as a Co-Syndication Agent (the “Citibank Co-Syndication Agent”, and together with the UBS Co-Syndication Agent and the BAML Co-Syndication Agent, the “Co-Syndication Agents”), WELLS FARGO BANK, N.A., as a Co-Collateral Agent and a Co-Documentation Agent (the “WF Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent (the “DB Co-Documentation Agent”), CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Co-Documentation Agent (the “CA Co-Documentation Agent” and together with the UBS Co-Documentation Agent, the WF Co-Documentation Agent and the DB Co-Documentation Agent, the “Co-Documentation Agents”).
2.    I am familiar with the historical and current financial condition of the Loan Parties on a consolidated basis as an authorized officer of such Loan Party. In preparing this certificate, I have made such investigations and inquiries as I deem necessary and prudent in connection with the matters set forth herein and have reviewed the terms of the Credit Agreement and the other Loan Documents.

3.    Based upon the foregoing, I have reached the conclusions that as of the date hereof, after giving effect to the Transactions (including the incurrence of the Loans) to be consummated on the date of this certificate:
a.     The sum of the present fair saleable value of the assets of the Loan Parties on a consolidated basis, on a going concern basis, is greater than the total amount of liabilities (including contingent and unliquidated) of the Loan Parties on a consolidated basis as they become absolute and matured. The amount of contingent or unliquidated liabilities having been computed at an amount that, in light of all of the facts and circumstances existing at the Third A&R Effective Date, represents the amount that can reasonably be expected to become an actual or matured liability.
b.    The Loan Parties do not, on a consolidated basis, have unreasonably small capital in relation to their business.
c.    The Loan Parties, on a consolidated basis, have not incurred, do not intend to incur, and do not believe they will incur, debts beyond their ability to pay such debts as such debts mature in the ordinary course of business
IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.
PBF HOLDING COMPANY, LLC
By:___________________________
Name:
Title:    [Financial Officer]
PAULSBORO REFINING COMPANY LLC
By:___________________________
Name:
Title:    [Financial Officer]
DELAWARE CITY REFINING COMPANY LLC
By:___________________________
Name:
Title:    [Financial Officer]
TOLEDO REFINING COMPANY LLC
By:___________________________
Name:
Title:    [Financial Officer]

EXHIBIT P
[Form of]
INTERCOMPANY NOTE
New York, New York
[date]
FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.
This note (“Note”) is an Intercompany Note referred to in the Third Amended and Restated Revolving Credit Agreement dated as of [August __, 2014] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PBF Holding Company LLC, a Delaware limited liability company (“Holdings”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City”), Paulsboro Refining Company LLC (f/k/a Valero Refining Company - New Jersey, a Delaware corporation), a Delaware limited liability company (“Paulsboro”), Toledo Refining Company LLC, a Delaware limited liability company (“Toledo” and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as a Co-Documentation Agent (the “UBS Co-Documentation Agent”) and a Co-Syndication Agent (the “UBS Co-Syndication Agent”), UBS SECURITIES LLC, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A., CITIBANK, N.A., NATIXIS, DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Joint Lead Arrangers (in such capacities, the “Joint Lead Arrangers”) and Joint Lead Bookmanagers, UBS AG, STAMFORD BRANCH, as, Administrative Agent (in such capacity, the “Agent”), a Co-Collateral Agent and as Swingline Lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as a Co-Collateral Agent and as a Co-Syndication Agent (the “BAML Co-Syndication Agent”), CITIBANK, N.A., as a Co-Syndication Agent (the “Citibank Co-Syndication Agent”, and together with the UBS Co-Syndication Agent and the BAML Co-Syndication Agent, the “Co-Syndication Agents”), WELLS FARGO BANK, N.A., as a Co-Collateral Agent and a Co-Documentation Agent (the “WF Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent (the “DB Co-Documentation Agent”), CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Co-Documentation Agent (the “CA Co-Documentation

Agent” and together with the UBS Co-Documentation Agent, the WF Co-Documentation Agent and the DB Co-Documentation Agent, the “Co-Documentation Agents”), and is subject to the terms of the Credit Agreement and shall be pledged by each Payee pursuant to the applicable Security Agreement, to the extent required pursuant to the terms thereof. Each Payee hereby acknowledges and agrees that the Agents may exercise all rights provided in the Credit Agreement and the applicable Security Agreement with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Loan Party to any Payee other than Borrowers shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor under the Credit Agreement, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations under the Credit Agreement (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):
(i)In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Unasserted Contingent Obligations) before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Unasserted Contingent Obligations (as defined in the applicable Credit Agreement)), any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;
(ii)if any event of default occurs and is continuing with respect to any Senior Indebtedness (including any Event of Default under the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and
(iii)if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash (other than Unasserted Contingent Obligations), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash (other than Unasserted Contingent Obligations).

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder.

Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Agents, the Issuing Bank and the Lenders and the Agents, the Issuing Bank and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Agents may, on their own behalf, the Issuing Bank and the Lenders, proceed to enforce the subordination provisions herein.
The indebtedness evidenced by this Note owed by any Payor that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.
Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.
Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.
Each Payor hereby waives (to the extent permitted by applicable law) presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
PBF HOLDING COMPANY LLC

By:	__________________________________
Name:
Title:
DELAWARE CITY REFINING COMPANY LLC

By:	__________________________________
Name:
Title:
PAULSBORO REFINING COMPANY LLC

By:	__________________________________
Name:
Title:

PBF POWER MARKETING, LLC

By:	__________________________________
Name:
Title:
DELAWARE PIPELINE COMPANY LLC

By:	__________________________________
Name:
Title:
PBF INVESTMENTS LLC

By:	__________________________________
Name:
Title:

PAULSBORO NATURAL GAS PIPELINE COMPANY LLC

By:	__________________________________
Name:
Title:
TOLEDO REFINING COMPANY LLC

By:	__________________________________
Name:
Title:
PBF FINANCE CORPORATION

By:	__________________________________
Name:
Title:
PBF SERVICES COMPANY LLC

By:	__________________________________
Name:
Title:

EXHIBIT Q
[Form of]
NON-BANK CERTIFICATE
Reference is made to the Third Amended and Restated Revolving Credit Agreement dated as of [August __, 2014] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PBF Holding Company LLC, a Delaware limited liability company (“Holdings”), Delaware City Refining Company LLC, a Delaware limited liability company (“Delaware City”), Paulsboro Refining Company LLC (f/k/a Valero Refining Company - New Jersey, a Delaware corporation), a Delaware limited liability company (“Paulsboro”), Toledo Refining Company LLC, a Delaware limited liability company (“Toledo” and together with Holdings, Delaware City and Paulsboro, “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as a Co-Documentation Agent (the “UBS Co-Documentation Agent”) and a Co-Syndication Agent (the “UBS Co-Syndication Agent”), UBS SECURITIES LLC, BANK OF AMERICA, N.A., WELLS FARGO BANK, N.A., CITIBANK, N.A., NATIXIS, DEUTSCHE BANK SECURITIES INC., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Joint Lead Arrangers (in such capacities, the “Joint Lead Arrangers”) and Joint Lead Bookmanagers, UBS AG, STAMFORD BRANCH, as, Administrative Agent (in such capacity, the “Agent”), a Co-Collateral Agent and as Swingline Lender (in such capacity, the “Swingline Lender”), BANK OF AMERICA, N.A., as a Co-Collateral Agent and as a Co-Syndication Agent (the “BAML Co-Syndication Agent”), CITIBANK, N.A., as a Co-Syndication Agent (the “Citibank Co-Syndication Agent”, and together with the UBS Co-Syndication Agent and the BAML Co-Syndication Agent, the “Co-Syndication Agents”), WELLS FARGO BANK, N.A., as a Co-Collateral Agent and a Co-Documentation Agent (the “WF Co-Documentation Agent”), DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent (the “DB Co-Documentation Agent”), CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Co-Documentation Agent (the “CA Co-Documentation Agent” and together with the UBS Co-Documentation Agent, the WF Co-Documentation Agent and the DB Co-Documentation Agent, the “Co-Documentation Agents”).
The undersigned is not (i) a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), (ii) a “10 percent shareholder” of a Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and no payments in connection with the Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrowers (or, in the case of a Participant, the Lender from which the Loan was purchased) with duly completed copies of its non-U.S. person status on Internal Revenue Service form W-8BEN (or any successor forms).

[NAME OF LENDER]

By:	____________________________________
Name:
Title:
[ADDRESS]

Dated:	______________________, 201__.

EXHIBIT R
[Form of]
BORROWING BASE CERTIFICATE

[See attached.]

EXHIBIT S

[Form of]
LETTER OF CREDIT

[See attached.]

FORM L (02/18/08) Crude Oil
PROFORMA LETTER OF CREDIT AND CONFIRMATION

I.	Instructions
BUYER shall obtain an Irrevocable Standby Letter of Credit issued, or confirmed, by a bank acceptable to SELLER. BUYER shall obtain SELLER's approval of BUYER's proposed issuing bank or confirming bank prior to opening the credit. The Letter of Credit must be in strict accordance with the following pro forma Letter of Credit, and if the credit is confirmed the confirmation must be in strict accordance with the following proforma confirmation. Except as SELLER may instruct BUYER otherwise in writing, the Letter of. Credit and any confirmation thereof must not expire sooner than fifteen (15) days after the final payment due date(s) for any cargo(s) for which the credit is applicable.

BUYER may establish a Letter of Credit for each individual cargo to be purchased from    SELLER or, at BUYER's discretion, BUYER may establish a Letter of Credit in an amount and with    an expiry date to cover multiple cargoes according to the criteria established below. In either case,    the amount of the Letter of Credit must be no less than one hundred ten percent (110%) of the    estimated value of the crude oil to be purchased from SELLER during the term of the Letter of Credit    based upon the grades, prices, differentials, and volumes specified in the Crude Oil Sales Agreement.

A Letter of Credit not requiring confirmation is to be sent direCtly and authentically (by either tested telex or swift) from the issuing bank to:
JPMorgan Chase Bank N.A., London, c/o Global Trade Solutions,
1 Chaseside, Bournemouth, Dorset BH7 7DA, United Kingdom,
Telex No.8954681 CMB G (Attention: Gareth Watts, Global Trade Solutions, queue DQlO); SWIFT Code CHASGB2L, with the preceding attention.

JPMorgan Chase Bank N.A.will then advise SELLER of the opening of the credit electronically via the bank's web site . A Letter of Credit which requires confirmation should be sent by the issuing bank to the confirming bank, and the confirming bank should send the credit, together with its confirmation, directly and authentically (by either tested telex or swift) to JPMorgan Chase Bank N.A., at the above address. However, if a bank in Saudi Arabia issues or confirms the Letter of Credit then such a Saudi bank or one of its local Saudi branches shall advise SELLER directly and authentically (by either tested telex or electro.nically) without going through JPMorgan Chase Bank N.A. SELLER will then advise BUYER of SELLER's acceptance or non-acceptance of the. Letter of Credit, and the confirmation if any, promptly following receipt thereof.

II.	Text ofProfonna Letter of Credit:

(Name and Address ofissuing Bank)
Date: ____________,200_
Addressee:     Saudi Arabian Oil Company (Saudi Aramco)
Box 5000
Dhahran, Saudi Arabia

Gentlemen:
At the request and on behalf of (name and address of BUYER) ("BUYER"), we (name and address of issuing bank) hereby establish our Irrevocable Standby Letter of Credit No. (number) dated (date) in your favor for an amount not to exceed in the aggregate U.S. Dollars (amount in words and figures), plus interest as provided herein, effective immediately and expiring with the close of business at the Place of Presentation (as defined below) on (__date__).

Funds under thls Letter of Credit are available to you against your draft(s) drawn at sight on us, mentioning thereon our Letter of Credit No. (number), accompanied _by your written drawing certification in the form attached hereto as Annex 1 and made a part hereof.

The amount which may be drawn by you under this Letter of Credit shall be automatically reduced by the amount of any drawing hereunder. Partial drawings are permitted.

We hereby engage with you that all drafts drawn on us and presented under and in compliance with the terms of this Letter of Credit will be duly honored by . us if presented together with your written drawing certification as provided above on or before expiry (1) at our office at (Issuing bank location where presentation may be made) or (2) at the office designated in the advice of confirmation of any bank that has confirmed this Letter of Credit (either of which is referred to herein as the "Place of Presentation''). Upon our receipt of a demand for payment made by you hereunder at least least three (3) business days prior to the date payment hereunder is expected, payment shall be made to you of the amount demanded in immediately available funds not later than 10:00 am local time at the Place of Presentation on the day for which payment is demanded. 'The term 'business day" shall mean a day on which banks are open for business in the city in which the Place of Presentation is located. We further engage with you that payments made against your draft(s) will include interest from the the date upon which BUYER's payment was due through the date of payment of your draft(s) at a rate equal to one percent (1%) above the one (1) month British Bankers Assoc. London Interbank offered rate (LIBOR), for U.S. Dollar deposits as shown on Reuters screen, reference page "LIBOR01" fixed at 11:00 am. London time, on the first banking day of the month in which payment was due.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credit
(2007 Revision, International.Chamber of Commerce Publication No.600).

(Name of lssuing Bank)
By:. _____________ _
(Authorized Signature)
Title:
NOTE: The issuing bank shall insert information called for in blank spaces and between parentheses prior to its issuance of the Letter of Credit.

Annex 1
DRAWING CERTIFICATION
Date: ____________,200_

(Name and Address of Issuing Bank)
Addressee: Saudi Arabian Oil Company (Saudi Aramco)
Box 5000
Dhahran, Saudi Arabia
Re: Letter of Credit No (_______)

Gentlemen:

Please be advised that we are hereby. drawing under the above referenced Letter of Credit and that:

1.
(BUYER's name and address) (BUYER") owes us as of the date hereof U.S. Dollars (amount in words and figures) in connection with our sale of Arabian Crude Oil to BUYER pursuant to a Crude Oil Sales Agreement effective as of(date).

2.
We have requested payment from BUYER per the· attached photocopy, facsimile or telex copy of the invoice in the amount of U.S. Dollars (an1ount in words and figures) and as of the date hereof BUYER has failed to pay us such amount.

3.
This drawing is in the amount of U.S. Dollars (amount in words and figures) which is not in excess of the amount for which payment ha,s been requested as set forth in paragraph 2. hereof, plus interest from (date BUYER's payment was due) through the date of your payment hereunder. Payment of the amount demanded hereunder, including interest, is requested to be made not later than 10:00 am local time at your (location corresponding to the above address) office within three (3) business days after the date of your receipt of this request.

Very truly yours,
SAUDI ARABIAN OIL COMPANY
By: ____________
Title: __________

NOTE: The Saudi Arabian Oil Company will insert information called for in blank spaces and between parentheses prior to presentation of the foregoing Drawing Certification.

III.	Text of Pro foma Confirmation:

(Date: ____________,200_

(Name and Address of Issuing Bank)
Addressee: Saudi Arabian Oil Company (Saudi Aramco)
Box 5000
Dhahran, Saudi Arabia

Gentlemen:

At the request and on behalf of (name and address of Issuing Bank) ("Issuer), we (name and addressee of    confirming bank) hereby confirm Issuer's Irrevocable Standby Letter of Credit No. (number) dated (date) ("Letter of Credit") in your favor for an amount not to exceed in the aggregate U.S. Dollars (amount in words and figures), plus interest as provided therein, expiring with the close of business at the Place of Presentation (as defined therein) on (date).

We hereby agree to pay all drafts drawn under and in compliance with the terms of the Letter of Credit if presented to us together with your written drawing certification as provided in the Letter of Credit at (name and location of confirming bank place of presentation) on or before expiry. For purposes of this confirmation and the Letter of Credit, such address shall be deemed a "Place of Presentation" (as such term is so defined in the Letter of Credit). We further agree to perform all of the payment and performance obligations of the Issuer under the Letter of Credit all on the terms and provisions set forth in such Letter of Credit and irrespective of the solvency of the Issuer.

Upon our receipt of a demand for payment made by you hereunder at least three (3) business days prior to the date payment hereunder is expected, payment shall be made to you of the amount demanded in immediately available funds no later than 10:00 am local time at our above-mentioned office on the day for which payment is demanded. The term "business day" shall mean a day on which banks are open for business in the city in which our above-mentioned office is located. We further engage with you that payments made against your draft(s) will include interest from the date upon which payment from the BUYER (as defined in Issuer's Letter of Credit) was due through the date of payment of your draft(s) at a rate equal to one percent (1%) above the one (1) month (LIBOR), for U.S. Dollar deposits as shown on Reuters screen, reference page "LIBOR0l" fixed at 11 :00 a.m. London time, on the first banking day of the month in which payment was due as set by ICE Benchmark Administration.

This confirmation is subject to the Uniform Customs and Practice For Documentary Credits (2007 Revision, International Chamber of Commerce Publication No.600).

(Name of Confirming Bank)
By: ____________
(Authorized Signature)
Title: __________

NOTE: The confirming bank shall insert information called for in blank spaces and between prior to its issuance of the confirmation.